UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §.240.14a-12

PFF BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, 0.01 par value

(2)	Aggregate number of securities to which transaction applies:

22,625,261 shares of PFF Bancorp common stock, which consists of (a) 22,624,961 shares of PFF Bancorp common stock, and (b) 300 shares of PFF Bancorp restricted stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $1,201 was calculated based upon the total number of shares of PFF Bancorp common stock (22,625,261) multiplied by $1.35. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $30,544,102, which is the sum of the amount set forth above, by 0.0000393.

(4)	Proposed fed maximum aggregate value of transaction:

$30,544,102

(5)	Total fee paid:

$1,201

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Parties:

(4)	Date Filed:

August 26, 2008

To Our Stockholders:

On June 16, 2008, PFF Bancorp, Inc. announced that we had entered into an agreement and plan of merger on June 13, 2008 with FBOP Corporation (“FBOP”) and California Madison Holdings, Inc. (“California Madison”), a wholly-owned subsidiary of FBOP, pursuant to which PFF Bancorp, Inc. will become a wholly-owned subsidiary of FBOP upon consummation of the transaction. Upon completion of the merger, you will be entitled to receive $1.35 in cash, without interest, for each share of our common stock that you own at the time of the merger.

Our board of directors, by a unanimous vote, (i) has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of, our company and our stockholders, (ii) has approved the merger agreement, and (iii) recommends that our stockholders approve the merger agreement.

The merger cannot be completed unless the stockholders of PFF Bancorp vote to adopt the merger agreement. A special meeting of our stockholders (the “special meeting”) will be held on September 25, 2008, at 9:30 a.m., local time, to vote on a proposal to adopt the merger agreement. The special meeting will be held at PFF Bancorp, Inc., 9337 Milliken Avenue, Rancho Cucamonga, California. Notice of the special meeting is enclosed. The enclosed proxy statement gives you detailed information about the special meeting and the merger and includes the merger agreement as Annex A. We encourage you to read the proxy statement and the merger agreement carefully and in their entirety.

Your vote is very important. We cannot complete the merger unless a majority in interest of all of our stockholders vote to adopt the merger agreement, which we sometimes refer to in the proxy statement as the merger proposal. Our board of directors recommends that you vote “FOR” approval of the merger proposal. The failure of any stockholder to vote on the merger proposal will have the same effect as a vote against the merger proposal.

Pursuant to a voting agreement, each of our directors and certain executive officers have agreed to vote all shares owned by them in favor of the merger proposal. This voting agreement applies to approximately 800,000 shares or 2.8% of the aggregate voting power of our capital stock. Additionally, FBOP beneficially owns 2,229,200 shares of our common stock and 1,000,000 shares of Series A preferred stock, or 27.8% of the aggregate voting power of our capital stock.

Whether or not you plan to attend the special meeting in person, please vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope. Returning the proxy card does not deprive you of your right to attend the special meeting and to vote your shares in person.

Our board of directors and management appreciate your continuing support of PFF Bancorp, and we hope you will vote in favor of this transaction.

Kevin McCarthy
President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 25, 2008

TO THE STOCKHOLDERS OF PFF BANCORP, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of PFF Bancorp, Inc., a Delaware corporation, will be held on September 25, 2008, 9:30 a.m., local time, at PFF Bancorp, Inc., 9337 Milliken Avenue, Rancho Cucamonga, California, for the following purposes:

•	Consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of June 13, 2008 by and among PFF Bancorp, FBOP Corporation, and California Madison Holdings, Inc.; and

•	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing matters are described in more detail in the enclosed proxy statement. The board of directors has fixed the close of business on August 22, 2008, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Accordingly, only stockholders of record as of that date will be entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. As of the close of business on August 22, 2008, there were outstanding and entitled to vote 22,625,561 shares of our common stock and 1,000,000 shares of our Series A preferred stock. A list of the stockholders entitled to vote at the special meeting will be available for inspection by any stockholder at the special meeting and for the ten days immediately prior to the special meeting at our corporate offices.

All stockholders of record are cordially invited to attend the meeting in person. We urge you to read the accompanying proxy statement carefully as it sets forth details of the merger proposal and other important information related to the merger. Whether or not you plan to attend the special meeting in person, to assure your representation at the special meeting, please fill in your vote, sign and mail the enclosed proxy card as soon as possible, following the instructions on the accompanying proxy or voting instruction card. Should you receive more than one proxy card, each proxy card should be signed and returned to assure that all of your shares will be voted. We have enclosed a return envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time prior to the special meeting. If you attend the special meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the special meeting will be counted. Your proxy is being solicited by the Board of Directors.

THE BOARD OF DIRECTORS OF PFF BANCORP, INC. UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER PROPOSAL.

By order of the Board of Directors,

Carole Olson
Corporate Secretary

Rancho Cucamonga, California

August 26, 2008

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CONTACT GEORGESON INC., 199 WATER STREET, 26TH FLOOR, NEW YORK, NY 10038, 1 (800) 491-3176 (TOLL FREE) OR 1 (212) 440-9800 (BANKS AND BROKERAGE FIRMS).

PROXY STATEMENT

FOR THE SPECIAL MEETING OF THE

STOCKHOLDERS OF

PFF BANCORP, INC.

The board of directors of PFF Bancorp, Inc. is providing this proxy statement to you to solicit your vote on the adoption of the merger proposal described herein. Pursuant to the merger agreement, the parties have agreed to merge California Madison Holdings, Inc., a wholly-owned subsidiary of FBOP Corporation (“FBOP”), with and into PFF Bancorp and PFF Bancorp will become a wholly-owned subsidiary of FBOP. If our stockholders adopt the merger proposal and the other conditions to the merger are satisfied, each stockholder will receive $1.35 in cash, without interest, per share of our common stock owned at the time of the merger.

The merger cannot occur unless a majority in interest of all stockholders of PFF Bancorp vote to adopt the merger proposal. A failure to vote is the same as voting your shares against the merger proposal. Pursuant to a voting agreement, each of our directors and certain of our executive officers have agreed to vote all shares owned by them in favor of the merger proposal. This voting agreement applies to approximately 800,000 shares or 2.8% of the aggregate voting power of our capital stock. Additionally, FBOP beneficially owns 2,229,200 shares of our common stock and 1,000,000 shares of Series A preferred stock, or 27.8% of the aggregate voting power of our capital stock.

The board of directors has scheduled a special meeting of stockholders to vote on the merger proposal at the time and place below:

September 25, 2008 at 9:30 a.m. (local time)

PFF Bancorp, Inc.

9337 Milliken Avenue

Rancho Cucamonga, California 91730

This document provides you with detailed information about the merger proposal. Please see “Where You Can Find More Information” on page 67 for additional information about PFF Bancorp, Inc. on file with the Securities and Exchange Commission.

This proxy statement and proxy card are being mailed to stockholders beginning on or about August 27, 2008.

No person has been authorized to give any information or make any representation other than those contained in this proxy statement, and, if given or made, such information or representation must not be relied upon as having been authorized. The information in this proxy statement may only be accurate on the date of this proxy statement.

We urge you to read and consider carefully this proxy statement in its entirety.

The date of this proxy statement is August 26, 2008.

Annex A	Agreement and Plan of Merger among PFF Bancorp, Inc., FBOP Corporation and California Madison Holdings, Inc. dated as of June 13, 2008
Annex B	Voting Agreement among FBOP Corporation and the stockholders party thereto dated as of June 13, 2008
Annex C	Opinion of Sandler O’Neill + Partners, L.P.
Annex D	Delaware General Corporation Law Section 262—Appraisal Rights

SUMMARY TERM SHEET

This summary term sheet summarizes the material information in the proxy statement, but does not contain all of the information that may be important to you. You should carefully read this entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. Unless the context otherwise indicates, the terms (i) the “Company,” “ “PFF Bancorp,” “we,” “us” or “our” refer to PFF Bancorp, Inc. and its subsidiaries, (ii) “Bank” refers to PFF Bank & Trust, (iii) “FBOP” refers to FBOP Corporation, (iv) California Madison refers to California Madison Holdings, Inc. and (v) Cal National refers to California National Bank. When we refer to shares of common stock in this proxy statement, we are referring to the shares of our common stock.

THE SPECIAL MEETING

DATE, PLACE AND TIME (see page 16):	The special meeting will be held at 9:30 a.m. local time on September 25, 2008, at the offices of PFF Bancorp, Inc., 9337 Milliken Avenue, Rancho Cucamonga, California 91730.

PURPOSE OF THE SPECIAL MEETING (see page 16):	At the special meeting, you will be asked to consider and vote on a proposal to adopt the agreement and plan of merger among us, FBOP and California Madison dated as of June 13, 2008 (the “merger agreement”), which we sometimes refer to in this proxy statement as the merger proposal, pursuant to which California Madison will merge with and into PFF Bancorp and PFF Bancorp will become a wholly-owned subsidiary of FBOP. If the merger is completed, you will have the right to receive $1.35 in cash, without interest, for each share of our common stock you hold at the time of the merger. A copy of the merger agreement is attached to this proxy statement as Annex A. We urge you to read this document carefully as it is the document that governs the merger.

RECORD DATE AND QUORUM REQUIREMENTS (see page 16):	Our board of directors has fixed the close of business on August 22, 2008, as the record date for the special meeting. Only holders of record of our common stock and our Series A preferred stock on the record date are entitled to vote at the special meeting. As of the close of business on August 22, 2008, there were outstanding and entitled to vote 22,625,561 shares of our common stock and 1,000,000 shares of Series A preferred stock. Each share of common stock is entitled to one vote and each share of Series A preferred stock is entitled to 5.621 votes on the matters to be voted on at the special meeting.

The presence in person or by proxy of stockholders holding a majority of the votes entitled to be cast on the merger proposal constitutes a quorum for the purpose of considering the merger proposal.

VOTE REQUIRED TO ADOPT THE MERGER AGREEMENT (see page 16):	The consummation of the merger requires the affirmative vote of a majority in interest of all of our stockholders. The holders of common stock and Series A preferred stock will vote together as a single class. Abstentions and “broker non-votes” will have the same effect as a vote against the merger proposal.

Pursuant to a voting agreement, each of our directors and certain executive officers have agreed to vote all shares owned by them in favor of the merger proposal. This voting agreement applies to approximately 800,000 shares or 2.8% of the aggregate voting power of our capital stock. For additional information about the voting agreement, see “The Voting Agreement” on page 59. A copy of the voting agreement is attached to this proxy statement as Annex B. In the event the merger agreement is terminated, the voting agreement will terminate as well.

Additionally, FBOP beneficially owns 2,229,200 shares of our common stock and 1,000,000 shares of our Series A preferred stock, or 27.8% of the aggregate voting power of our capital stock. Pursuant to the merger agreement, FBOP has agreed to vote, and to cause its affiliates to vote, all shares of PFF Bancorp beneficially owned by FBOP and its affiliates in favor of the merger proposal.

REVOCATION OF PROXIES (see page 17):	Until voted at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•

by delivering written notification to us at our principal executive offices at 9337 Milliken Avenue, Rancho Cucamonga, CA 91730 Attention: Corporate Secretary, before 5:00 p.m., local time, on September 24, 2008, or by following the instructions included on your proxy card;

•	by delivering a subsequent proxy card in the manner described in this proxy statement; or

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change or revoke your vote.

THE COMPANIES (see page 15)

PFF BANCORP, INC.:	PFF Bancorp is a diversified financial services company headquartered in Rancho Cucamonga, California with consolidated assets of $4.10 billion, consolidated net loans and leases of $3.51 billion and consolidated deposits of $2.6 billion as of June 30, 2008. PFF Bancorp is incorporated in Delaware. Our principal executive offices are located at 9337 Milliken Avenue, Rancho Cucamonga, CA 91730, and our telephone number is (909) 941-5400.

FBOP CORPORATION:	FBOP is a well-capitalized, $16.3 billion multi-bank holding company headquartered in Oak Park, Illinois, which owns banks in California, Illinois, Texas and Arizona, including California National Bank, headquartered in Los Angeles, California. Upon completion of the merger, FBOP will hold in excess of $20 billion in total assets. FBOP’s headquarters are located at 11 Madison Street, Oak Park, IL 60302, and its telephone number is (708) 386-5000.

CALIFORNIA MADISON HOLDINGS, INC.:	California Madison is a Delaware corporation formed for the purpose of merging with and into PFF Bancorp. California Madison is a wholly-owned subsidiary of FBOP. The executive offices of California Madison are located at c/o FBOP Corporation, 11 Madison Street, Oak Park, IL 60302, and its telephone number is (708) 386-5000.

CALIFORNIA NATIONAL BANK:	California National Bank is a well-capitalized national bank and wholly-owned subsidiary of FBOP. At June 30, 2008, Cal National had $6.7 billion in total assets and 68 branch offices located throughout Los Angeles, Orange, Ventura, San Bernardino and Riverside counties. Upon completion of the merger, FBOP intends to convert the Bank branches to Cal National branches which will increase the number of Cal National branches to 106 offices holding in excess of $10 billion in total assets in California.

THE MERGER AND RELATED TRANSACTIONS

OVERVIEW:	In accordance with the terms and conditions of the merger agreement, California Madison will be merged with and into PFF Bancorp with PFF Bancorp continuing as the surviving corporation.

As a result of the merger, PFF Bancorp will become a wholly-owned subsidiary of FBOP. If the merger is completed, at the effective time of the merger, you will have the right to receive $1.35 per share in cash, without interest, but you will no longer have any other rights as a PFF Bancorp stockholder and will have no rights as a shareholder of FBOP. However, holders of our common stock will have the right to exercise appraisal rights as described under “Appraisal Rights” on page 46. Shares of our common stock and our Series A preferred stock held directly or indirectly by FBOP will be cancelled at the effective time of the merger. See “The Merger—Merger Consideration.”

TREATMENT OF STOCK OPTIONS, RESTRICTED STOCK AND RESTRICTED STOCK UNITS (see page 40):	We have agreed to take all actions necessary to cause, at the effective time of the merger, each outstanding option, stock equivalent right or other right to acquire shares of our common stock granted under our option plans, whether or not then exercisable or vested, to become 100% exercisable and vested and to be cancelled.

In consideration of such cancellation, at the effective time of the merger, FBOP shall, or shall cause the surviving corporation to, pay to the holders of the options an amount in cash equal to the product of (x) the total number of shares of our common stock subject to the option multiplied by (y) the excess, if any, of $1.35 over the exercise price of each such option (such payment, if any, to be net of applicable withholding and excise taxes). There are no outstanding options having an exercise price of less than $1.35 per share, and consequently no payments are expected to be made pursuant to this provision of the merger agreement.

At the effective time of the merger, each of our restricted stock units issued under our option plans that is outstanding as of the date of the merger agreement, whether or not vested, will entitle the holder thereof to receive cash consideration of $1.35 per share. There are 4,500 restricted stock units held by a director that will accelerate and vest at the effective time of the merger.

RECOMMENDATION OF THE BOARD OF DIRECTORS (see page 29):	After careful consideration, our board of directors unanimously:

•	determined that entering into the merger agreement was advisable, fair to, and in the best interests of, PFF Bancorp and our stockholders;

•	approved the merger agreement; and

•	determined to recommend that our stockholders vote to adopt the merger agreement.

Our board of directors unanimously recommends that at the special meeting you vote “FOR” the merger proposal.

For a discussion of the material reasons considered by our board of directors in reaching its conclusions, see “The Merger—Reasons for the Merger.” Our board of directors did not assign relative weight to any of the reasons. In addition, our board of directors did not reach any specific conclusion on each reason considered, but conducted an overall analysis of these reasons. Individual members of our board of directors may have given different weight to different reasons. See “The Merger—Recommendation of Our Board of Directors.”

OPINION OF SANDLER O’NEILL + PARTNERS, L.P. (see page 31):	Sandler O’Neill + Partners, L.P., (“Sandler O’Neill”) served as our financial advisor in connection with the merger. Our board of directors received an opinion dated June 13, 2008 from Sandler O’Neill to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth in its opinion, the consideration of $1.35 per share in cash, without interest, to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders. The full text of Sandler O’Neill’s opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Sandler O’Neill in rendering its opinion, is attached to this proxy statement as Annex C.

We encourage our stockholders to read this opinion carefully and in its entirety. Sandler O’Neill’s opinion was provided to our board of directors in connection with its consideration of the merger and addresses only the fairness, from a financial point of view and as of the date of Sandler O’Neill’s opinion, of the consideration to be received by the holders of our common stock pursuant to the merger agreement and does not address any other aspect of the merger. Sandler O’Neill’s opinion does not constitute a recommendation as to how any holder of our common stock should vote on the merger or any matter related thereto.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (see page 40):	In considering the recommendation of our board of directors that you vote for the merger agreement, you should be aware that some of our executive officers and members of our board of directors have interests in the merger that may be in addition to or different from the interests of our stockholders generally. These interests include the following:

•

pursuant to employment agreements, in the event they terminate their employment with PFF Bancorp within 90 days following the merger or they are terminated following or in connection with the merger, Kevin McCarthy, our chief executive officer and president, and Gregory C. Talbott, our chief financial officer, will receive payments of approximately $2.4 million and $2.1 million, respectively;

•

pursuant to termination and change in control agreements, certain other executive and senior officers will receive payments of approximately $4.0 million in the aggregate in the event they terminate their employment with PFF Bancorp within 90 days following the merger or if they are terminated following or in connection with the consummation of the merger;

•

the vesting and exercisability and lapse of repurchase rights, as applicable, of options, restricted stock and restricted stock units to purchase our common stock held by our employees, including our executive officers, will be accelerated in connection with the merger;

•	the exercise price of each option held by our directors and executive officers exceeds $1.35 and therefore no payments will be made in connection with the cancellation of their options;

•	4,500 shares of restricted stock held by Larry Rinehart, one of our directors, will accelerate and vest in full at the effective time of the merger and he will receive $1.35 per share; and

•

indemnification and directors’ and officers’ liability insurance coverage of our directors and officers for matters occurring prior to the completion of the merger will, subject to certain limitations, be continued by FBOP after the merger is completed for a period of six years.

The members of our board of directors were aware of these interests and considered them at the time they approved and adopted the merger agreement and made their recommendation to our stockholders. See “The Merger—Interests of Directors and Executive Officers in the Merger.”

APPRAISAL RIGHTS (see page 46):	Under Delaware law, stockholders who file a written notice of objection with PFF Bancorp before the taking of the vote at the special meeting and whose shares of common stock are not voted in favor of the merger agreement will be entitled to exercise appraisal rights in connection with the merger. Holders of our common stock desiring to exercise appraisal rights will have the rights and duties, and must follow the procedures, as set forth in Section 262 of the Delaware General Corporation Law. The full text of Section 262 is attached to this proxy statement as Annex D. Holders of our common stock who wish to exercise appraisal rights must carefully follow the procedures required by law and are urged to read Annex D in its entirety. Failure to take any required step in connection with the exercise of such rights may result in termination or waiver of these rights.

EFFECTIVE TIME OF THE MERGER (see page 49):	The merger will become effective as of the date and time that the certificate of merger is filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law, which is expected to occur as soon as practicable following the approval of the merger proposal by our stockholders at the special meeting, the receipt of all required regulatory approvals, and the satisfaction or waiver of all other conditions, or at such other time as is agreed by the parties to the merger agreement.

EXCHANGE OF CERTIFICATES (see page 50):	If you hold your shares of our common stock in certificated form, you will receive the merger consideration after exchanging your stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to you shortly after the completion of the merger. If you hold your shares in book-entry form, you will automatically receive the merger consideration in exchange for your shares following the completion of the merger and you will not receive a letter of transmittal.

CONDITIONS TO THE MERGER (see page 54):	The parties’ respective obligations to complete the merger are subject to the following conditions:

•	the approval of the merger agreement by the holders of a majority in interest of our outstanding shares of capital stock entitled to vote at the special meeting;

•

to the extent required by applicable law or regulation, the Office of Thrift Supervision, or OTS, the Office of Comptroller of Currency, or OCC, the Federal Reserve Board, the FDIC and/or such other state or federal agencies whose approval of the merger and the other transactions contemplated by the merger are so required, shall have approved or authorized the merger and all the transactions contemplated by the merger and such approval shall not contain materially burdensome conditions (See “The Merger Agreement—Conditions to the Merger”);

•

all other statutory and regulatory requirements for the legal consummation of the merger shall have been satisfied and all other required governmental consents and approvals shall have been obtained; and

•	the consummation of the merger shall not have been restrained, enjoined or prohibited by any court or governmental authority of competent jurisdiction.

FBOP filed the applicable notification with the Federal Reserve Board on June 23, 2008 and such notice was approved on August 4, 2008.

In addition, each of PFF Bancorp and FBOP is subject to its own conditions and obligations. You are urged to read “The Merger Agreement—Conditions to the Merger” in its entirety.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEES (see page 56):	The parties can terminate the merger agreement under certain circumstances, as follows:

•	by mutual written consent of the boards of directors of PFF Bancorp and California Madison;

•

by us in the event of a failure by FBOP or California Madison to meet the conditions set forth under “The Merger Agreement—Conditions to the Merger—Conditions applicable to FBOP and California Madison” at the time such conditions are required to be completed and such failure is either incapable of being cured or has not been cured for 30 days (provided that this right to terminate will not be available to any party that has breached in any material respect its obligations under the merger agreement that caused such failure of the merger to be consummated);

•	by us if our board of directors has effected a change in recommendation in connection with the approval of a superior proposal;

•

by either us or California Madison in the event of a failure to meet the conditions set forth under “The Merger Agreement—Conditions to the Merger—Conditions applicable to PFF Bancorp, FBOP and California Madison” (provided that this right to terminate will not be available to any party that has breached in any material respect its obligations under the merger agreement that caused such failure of the merger to be consummated);

•

by either us or California Madison if the closing does not occur by December 31, 2008 unless the failure is due to the failure of the party seeking to terminate the merger agreement to perform or observe certain covenants and agreements (provided that FBOP may elect to extend this termination date for an additional three-month period in the event that the government approval condition has not been satisfied);

•	by either us or California Madison if the approval of a majority in interest of PFF Bancorp stockholders cannot be obtained;

•

by California Madison in the event of a failure by us to meet the conditions set forth under “The Merger Agreement—Conditions to the Merger—Conditions applicable to PFF Bancorp” at the time such conditions are required to be completed and such failure is either incapable of being cured or has not been cured for 30 days (provided that this right to terminate will not be available to any party that has breached in any material respect its obligations under the merger agreement that caused such failure of the merger to be consummated);

•

by California Madison if (i) our board of directors has failed to recommend the approval of the merger or has effected a change in recommendation, (ii) we have materially breached our obligations by failing to hold a stockholders meeting or (iii) we have materially breached our obligations regarding no solicitation and receipt of competing and/or superior proposals;

•	by California Madison if:

(1) PFF Bancorp: (x) pursuant to or within the meaning of any bankruptcy law: (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a custodian of it; or (D) makes a general assignment for the benefit of its creditors; or (y) takes, under any foreign laws relating to insolvency, any action comparable to the actions set forth in clause (x);

(2) a court of competent jurisdiction enters an order under any bankruptcy law that: (A) is for relief against PFF Bancorp or any of our subsidiaries in an involuntary case; (B) appoints a custodian of PFF Bancorp or any of our subsidiaries; or (C) orders the winding up or liquidation of PFF Bancorp or any of our subsidiaries; or (D) grants similar relief under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 days;

(3) (A) the OTS or the FDIC (or other competent governmental entity having regulatory authority over the Bank) appoints, under any applicable federal, state or local banking law or bankruptcy law, a custodian for the Bank or for all or substantially all of the assets of the Bank, or (B) the Bank files with the OTS or the FDIC (or other competent governmental entity having regulatory authority over the Bank) a notice of voluntary liquidation or other similar action under any applicable federal, state or local banking law, bankruptcy law or other similar law; or

•

by California Madison if the holders of more than 20% of our common stock have delivered and not withdrawn written notice of intent to demand payment of the fair value of their shares pursuant to Section 262 of the Delaware General Corporation Law, unless California Madison shall have consented to waive this condition.

You are urged to read “The Merger Agreement—Termination of the Merger Agreement” in its entirety.

Under certain termination situations, PFF Bancorp will be required to pay FBOP a termination fee of $5 million and/or reimburse FBOP for certain of its expenses incurred in connection with the transaction. Please see “The Merger Agreement—Termination Fees” for further details on those situations.

U.S. FEDERAL INCOME TAX CONSEQUENCES (see page 43):	The merger will be a taxable transaction for U.S. federal income tax purposes. As a result, assuming you are a U.S. Person (as defined in the Internal Revenue Code of 1986, as amended), you will recognize gain or loss for U.S. federal income tax purposes equal to the difference between (i) $1.35 per share and (ii) the adjusted tax basis of each of your shares of our common stock. You also may be taxed under applicable state, local and other tax laws. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your own tax adviser as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders.”

MARKET PRICE AND DIVIDEND DATA (see page 61):	Our common stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol PFFB. On June 13, 2008, the last full trading day prior to the public announcement of the merger, the closing price for our common stock was $1.18 per share. On August 25, 2008, the last full trading day prior to the date of this proxy statement, the closing price for our common stock was $1.14 per share. See “Market Price and Dividend Data.”

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting of stockholders to be held for the purpose of considering and voting on the merger proposal. These questions and answers do not address all questions that may be important to you as a PFF Bancorp stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q.	What is the proposed transaction?

A.	You are being asked to vote to adopt the merger agreement. Pursuant to the merger, California Madison, a wholly-owned subsidiary of FBOP, will merge with and into PFF Bancorp with PFF Bancorp being the surviving corporation and becoming a wholly-owned subsidiary of FBOP.

Q.	If the merger is completed, what will I receive for my shares of common stock?

A.	After completion of the merger, you will receive $1.35 in cash, without interest, for each share of our common stock you own, following surrender of your shares of our common stock. As a result of the merger, our common stock will cease to be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended.

Q.	Why is the board of directors recommending the approval of the merger proposal?

A.	Upon careful consideration, our board of directors unanimously believes that the merger proposal is advisable, fair to, and in the best interests of, PFF Bancorp and our stockholders. To review the reasons of our board of directors for recommending approval of the merger proposal, see page 29.

Q.	When is the merger expected to be completed?

A.	We and FBOP are working toward completing the merger as quickly as possible. We and FBOP expect to complete the merger promptly after all of the conditions to the merger described in the merger agreement are satisfied or waived, including the approval of the merger proposal by our stockholders at the special meeting and the receipt of all necessary regulatory approvals. We currently anticipate that the merger will be completed during the quarter ending September 30, 2008. See “The Merger Agreement—Conditions to the Merger.”

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of our common stock and our Series A preferred stock as of the close of business on August 22, 2008 are entitled to vote at the special meeting. Each outstanding share of common stock entitles the holder to one vote, and each outstanding share of Series A preferred stock entitles the holder to 5.621 votes. The holders of common stock and Series A preferred stock will vote together as a single class.

Q.	How many shares need to be represented at the meeting?

A.	The holders of a majority of the votes entitled to be cast at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. As of the close of business on August 22, 2008, there were 22,625,561 shares of common stock outstanding and 1,000,000 shares of Series A preferred stock outstanding, representing a total of 28,246,561 votes entitled to be cast at the special meeting. If you vote by proxy card or in person at the special meeting, you will be considered part of the quorum.

Q.	What vote is required for our stockholders to adopt the merger proposal?

A.	An affirmative vote of a majority in interest of all stockholders of PFF Bancorp is required to adopt the merger proposal. The holders of common stock and the Series A preferred stock will vote together as a single class. Abstentions and “broker non-votes” will have the same effect as a vote against the merger proposal.

Q.	Have any PFF Bancorp stockholders agreed to vote in favor of the merger proposal?

A.	Yes. Each of our directors and certain executive officers have signed irrevocable proxies to vote their shares in favor of the proposed merger. This voting agreement applies to approximately 800,000 shares or 2.8% of the aggregate voting power of our capital stock. Additionally, FBOP beneficially owns 2,229,200 shares of our common stock and 1,000,000 shares of Series A preferred stock, or 27.8% of the aggregate voting power of our capital stock. Pursuant to the merger agreement, FBOP has agreed to vote, and to cause its affiliates to vote, all shares of PFF Bancorp beneficially owned by FBOP or its affiliates in favor of the merger proposal.

Q.	Do I need to attend the special meeting in person?

A.	No. It is not necessary for you to attend the special meeting in person in order to vote your shares.

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of our common stock as soon as possible. Please vote your shares by returning the enclosed proxy card, even if you plan to attend the special meeting in person, to ensure that your shares are voted. Your proxy card includes detailed information on how to vote.

In order for your shares to be represented at the special meeting:

•	you can attend the special meeting in person; or

•	you can indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed, postage-paid envelope.

Your proxy card will instruct the persons named on the proxy card to vote your shares of our common stock at the special meeting as you direct. If you are a record holder of shares and you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the merger proposal. If you do not sign or send in your proxy card, or if you abstain, the effect will be a vote “AGAINST” the merger proposal. Your vote is very important, regardless of the number of shares that you own.

Q.	If my shares are held for me by my broker, will my broker vote those shares for me with respect to the merger proposal?

A.	Your broker will not have the power to vote your shares of our common stock with respect to the merger proposal unless you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares with respect to the merger proposal, using the instructions provided by your broker. If you fail to instruct your broker on how to vote, it will have the effect of a vote “AGAINST” the merger proposal.

Q.	May I vote in person?

A.	Yes. If your shares are not held in “street name” through a broker or bank you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must obtain a properly executed proxy card from your broker or bank in order to vote in person at the special meeting. Even if you plan to attend the special meeting in person you should still submit your proxy as soon as possible. You will still be able to vote in person if you choose to attend the special meeting.

Q.	What happens if I abstain from voting or do not return my proxy card?

A.	If you abstain from voting or do not vote (either in person or by proxy), it will have the same effect as a vote “AGAINST” the merger proposal. Brokers who hold shares of our common stock in “street name” for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers.

Q.	Can I change my vote after I have mailed my proxy card?

A.	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying us in writing at PFF Bancorp, Inc., 9337 Milliken Avenue, Rancho Cucamonga, CA 91730, Attention: Corporate Secretary, or by submitting a new proxy, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote. All properly submitted proxies received by us before the special meeting that are not revoked prior to being voted at the special meeting, will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” the merger proposal and the postponement or adjournment of the special meeting, if necessary.

Q.	What happens if I sell my shares of common stock before the special meeting?

A.	The record date for the special meeting is earlier than the expected date of the special meeting and the merger. If you own shares of our common stock on the record date, but transfer your shares after the record date but before the merger, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person to whom you transferred your shares.

Q.	Are appraisal rights available?

A.	Yes. Under Delaware law, stockholders who file a written notice of objection with PFF Bancorp before the taking of the vote at the special meeting and whose shares of common stock are not voted in favor of the merger proposal will be entitled to exercise appraisal rights in connection with the merger. Holders of our common stock desiring to exercise such appraisal rights will have the rights and duties and must follow the procedures set forth in Section 262 of the Delaware General Corporation Law. The full text of Section 262 is attached to this proxy statement as Annex D. Holders of our common stock who wish to exercise appraisal rights must carefully follow the procedures required by law and are urged to read Annex D in its entirety.

Q.	If I hold my shares in certificated form, should I send in my stock certificates now?

A.	No. After the merger is completed, you will be sent detailed written instructions for exchanging your stock certificates. You must return your stock certificates as described in those instructions to receive the merger consideration. If you hold shares of our common stock in book-entry form, you will automatically receive the merger consideration in exchange for your shares following the completion of the merger and you will not receive instructions for exchanging your shares for the merger consideration.

Q.	What other matters will be voted on at the special meeting?

A.	At the special meeting you may (1) vote in your discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date or time, including to solicit additional proxies in favor of the merger proposal, if there are not sufficient votes for approval of the merger proposal at the special meeting, and (2) consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q.	Where can I find more information about PFF Bancorp?

A.	PFF Bancorp files periodic reports and other information with the Securities and Exchange Commission, or the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please refer to “Where You Can Find More Information” on page 67 of this proxy statement.

Q.	Who can help answer my questions?

A.	If you would like additional copies, without charge, of this proxy statement or have questions about the merger after reading this proxy statement, including the procedures for voting your shares, please contact Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038, Telephone: 1 (800) 491-3176 (toll free) or 1 (212) 440-9800 (banks and brokerage firms).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements about PFF Bancorp. The Securities and Exchange Commission, or SEC, encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. These statements may be made directly in this proxy statement and they may also be made a part of this proxy statement by reference to other documents filed by us with the SEC, which is known as “incorporation by reference.”

Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook,” “objectives,” “strategies,” “goals” or similar expressions. These forward-looking statements cover, among other things, anticipated future plans and prospects of PFF Bancorp and any discussion of future operating or financial performance, or the acquisition of us by FBOP. Our forward-looking statements are based on management’s current views about future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Statements contained in this proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding expectations with respect to the proposed merger with FBOP, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those projected or implied in such forward-looking statements. Important factors that might affect actual results, performance or achievements include, among other things, effects of the announcement and pendency of the merger on our business, potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger, and the potential effect on our business and relations with customers, depositors and other stakeholders, whether or not the merger is consummated. PFF Bancorp’s actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the California real estate market, competitive conditions in the business and geographic areas in which PFF Bancorp conducts its business, regulatory actions or changes, actions by lenders and customers, the risk that the merger transaction is not consummated due to failure to receive regulatory approval, stockholder approval or due to other events, and other risks detailed in PFF Bancorp’s reports filed with the SEC, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and the Form 10-Q for the quarter ended June 30, 2008.

We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this proxy statement or the date of the document incorporated by reference in this proxy statement. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see our filings with the SEC as described under “Where You Can Find More Information” on page 67.

THE COMPANIES

PFF Bancorp

PFF Bancorp is a diversified financial services company headquartered in Rancho Cucamonga, California with consolidated assets of $4.10 billion, consolidated net loans and leases of $3.51 billion and consolidated deposits of $2.6 billion as of June 30, 2008.

We conduct our business principally through one wholly-owned subsidiary, PFF Bank & Trust, an institution with $4.06 billion in assets and 38 full service banking branch offices located throughout Southern California. Additionally, our business includes Glencrest Investment Advisors, Inc. (“Glencrest”), a registered investment advisor that provides wealth management and advisory services to high net worth individuals and businesses, and Diversified Builder Services, Inc. (“DBS”), a provider of financing and consulting services to home builders and land developers.

FBOP Corporation

FBOP Corporation is a well-capitalized, $16.3 billion multi-bank holding company headquartered in Oak Park, Illinois which owns banks in California, Illinois, Texas and Arizona, including California National Bank, headquartered in Los Angeles, California. Upon completion of the merger, FBOP will hold in excess of $20 billion in total assets.

California Madison Holdings, Inc.

California Madison Holdings, Inc. is a Delaware corporation formed for the purpose of merging with and into PFF Bancorp. California Madison is a wholly-owned subsidiary of FBOP.

California National Bank

California National Bank is a wholly-owned subsidiary of FBOP and maintains $6.7 billion in total assets and operates 68 branch offices located throughout Los Angeles, Orange, Ventura, San Bernardino and Riverside counties.

Upon completion of the merger, FBOP intends to convert the Bank branches to Cal National branches, which will increase the number of Cal National branches to 106 offices holding in excess of $10 billion in total assets in California.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with a special meeting of our stockholders, which we refer to in this proxy statement as the special meeting.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:	September 25, 2008
Time:	9:30 a.m., local time
Place:	PFF Bancorp, Inc.
9337 Milliken Avenue Rancho Cucamonga, California 91730

Proposals to be Considered at the Special Meeting

At the special meeting, you will consider and vote upon a proposal to adopt the merger agreement. In addition, you may (1) vote in your discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date or time, including to solicit additional proxies in favor of the merger proposal, if there are not sufficient votes for approval of the merger proposal at the special meeting and (2) consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date

Our board of directors has fixed the close of business on August 22, 2008 as the record date for the special meeting and only holders of record of our common stock and our Series A preferred stock on the record date are entitled to vote at the special meeting. As of the close of business on August 22, 2008, there were 22,625,561 shares of our common stock and 1,000,000 shares of Series A preferred stock issued and outstanding and entitled to cast a total of 28,246,561 votes at the special meeting.

Voting Rights; Quorum; Vote Required for Approval

Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting. Each share of Series A preferred stock entitles the holder to 5.621 votes. The holders of common stock and Series A preferred stock will vote together as a single class. The presence in person or representation by proxy of the holders of shares representing a majority of the votes entitled to be cast on the merger proposal constitutes a quorum for the purpose of considering the merger proposal. Shares of our common stock and Series A preferred stock represented at the special meeting but not voted, including shares of our common stock and Series A preferred stock for which proxies have been received but for which stockholders have abstained and “broker non-votes” (as described below), will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

If you hold your shares in an account in “street name” with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the merger proposal, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the merger proposal. This is called a “broker non-vote.” Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. If you hold shares of our common stock in “street name,” you must request a legal proxy from your broker or bank in order to vote in person at the special meeting.

Under Delaware law, approval of the merger agreement requires the affirmative vote of a majority in interest of all stockholders of PFF Bancorp to approve the merger proposal. The holders of common stock and the Series A preferred stock will vote together as a single class. Abstentions and “broker non-votes” will have the same effect as a vote “AGAINST” the merger proposal.

Pursuant to a voting agreement, each of our directors and certain executive officers have agreed to vote all shares owned by them in favor of the merger proposal. This voting agreement applies to approximately 800,000 shares or 2.8% of the aggregate voting power of our capital stock. Additionally, FBOP beneficially owns 2,229,200 shares of our common stock and 1,000,000 shares of our Series A preferred stock, or 27.8% of the aggregate voting power of our capital stock. Pursuant to the merger agreement, FBOP has agreed to vote, and to cause its affiliates to vote, all shares of PFF Bancorp beneficially owned by FBOP and its affiliates in favor of the merger proposal.

Voting and Revocation of Proxies

Stockholders of record may submit proxies by mail. Stockholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. Where no specification is indicated, the proxy will be voted “FOR” the merger proposal and the proposal to postpone or adjourn the special meeting, if necessary. No proxy voted against the merger proposal will be voted in favor of any adjournment or postponement.

If you hold your shares in certificated form, please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

Until your proxy is exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to us at our principal executive offices at 9337 Milliken Avenue, Rancho Cucamonga, California 91730, Attention: Corporate Secretary;

•	by delivering a subsequent proxy card in the manner described in this proxy statement; or

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

All properly submitted proxies received by us before the special meeting that are not revoked prior to being voted at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” the merger proposal.

Postponements and Adjournments

The special meeting may be postponed or adjourned for the purpose of soliciting additional proxies or for other reasons as determined in the sole discretion of the chairman of the meeting. Any proposal to postpone or adjourn the special meeting may be made without prior notice, including by an announcement made at the special meeting, by the chairman of the special meeting in his sole discretion. If a proposal for postponement or adjournment is properly presented at the special meeting, or any postponement or adjournment thereof, the persons named as proxies will vote the shares represented thereby in their discretion with respect to such postponement or adjournment if such specification is indicated by the proxy or if no specification is provided in the proxy. If no specification is provided by the proxy, the persons named as proxies will not, however, have discretion to vote in favor of any postponement or adjournment as to any shares of our common stock that have been voted against the merger proposal.

Solicitation of Proxies

We will bear the expenses in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by those persons, and we may reimburse them for their reasonable transaction and clerical expenses. Proxies may also be solicited in person, or by telephone, facsimile, email or other means of communication, by our officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services. We have engaged Georgeson Inc. to assist in the solicitation of proxies for a fee of approximately $15,000, plus out of pocket expenses.

Stockholder List

A list of the stockholders entitled to vote at the special meeting will be available for inspection by any stockholder at the special meeting and for the ten days prior to the special meeting, subject to compliance with applicable provisions of Delaware law, during usual business hours at our corporate offices located at 9337 Milliken Avenue, Rancho Cucamonga, California 91730.

Other Business

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. Under the Delaware General Corporation Law, business transacted at the special meeting is limited to matters within the purpose or purposes described in the notice of special meeting, which is provided at the beginning of this proxy statement.

When considering a motion to adjourn or postpone the special meeting to a later date or time for a reasonable business purpose (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting by the authority in the proxy generally will have discretion to vote on any adjournments or postponements using their best judgment. However, the persons named in the proxies will not use their discretionary authority to use proxies voting against the merger proposal to vote in favor of adjournments or postponements of the special meeting.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038, telephone: 1 (800) 491-3176 (toll free) or 1 (212) 440-9800 (banks and brokerage firms).

THE MERGER

This section of the proxy statement describes the material aspects of the merger proposal but does not purport to describe all of the terms of the merger agreement or the proposed transactions contemplated by the merger agreement. The following summary of the transaction is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement, and the opinion of Sandler O’Neill, which is attached as Annex C to this proxy statement, and are incorporated into this proxy statement by reference. We urge you to read the merger agreement and the opinion in their entirety.

Background of the Merger

In the normal course of its duties, our board of directors regularly evaluates our performance and prospects, both on an absolute basis and in light of current market and competitive conditions. Additionally, the board of directors periodically conducts longer-term strategic reviews with our executive management team and, occasionally, outside advisors. These strategic reviews focus on, among other things, general economic and market conditions, especially as they relate to financial institutions generally and the Company in particular, opportunities for growth and improvement of operating performance, and capital management alternatives, all with a view to enhancing stockholder value. From time to time, these reviews also include consideration of potential transactions with other financial institutions, and the potential benefits and risks of those transactions.

During 2007, softening residential housing markets and increasingly volatile and constrained secondary credit markets began affecting the mortgage industry. These issues first appeared in the subprime mortgage market, which subsequently extended to the homebuilding industry, as excess inventory of new homes and residential lots began to increase. A significant portion of our lending operations are focused on construction lending, particularly entry-level, residential tract construction lending in the Inland Empire (San Bernardino and Riverside counties) and, to a lesser extent, the Central Valley regions, of Southern California. As a result, during the fiscal quarters ended June 30, 2007 and September 30, 2007, we experienced deteriorating asset quality in the construction and land segment of our loan portfolio, resulting in significantly increased provisions for loan and lease losses and a net loss for the first six months of the fiscal year.

On August 6, 2007, Gregory Mitchell, chief executive officer of Cal National, a wholly-owned subsidiary of FBOP, telephoned Kevin McCarthy, our president and chief executive officer, to inform him that FBOP intended to submit an application to the Board of Governors of the Federal Reserve System (the “FRB”) for permission to acquire more than 5% but less than 10% of the outstanding shares of our common stock. FBOP submitted the application on August 10, 2007 and it was approved by the FRB on October 5, 2007. On October 18, 2007, Cottonwood Holdings, Inc. (“Cottonwood”), a wholly-owned subsidiary of FBOP, filed a Schedule 13G with the Securities and Exchange Commission (the “SEC”) disclosing that, as of October 8, 2007, it beneficially owned 1,300,000 shares, or approximately 5.67%, of our outstanding common stock.

At a regularly scheduled meeting held on October 24, 2007, our board of directors met with senior management and our legal and financial advisors to consider the various implications of the economic and market environment on our business, assets and liabilities, competitive position, regulatory status, and prospects. In particular, our board of directors was concerned about the continuing weakness in our residential construction and land loan portfolio and the potential implications to our business and stockholder value. Our board of directors discussed the fact that we had substantial amounts of debt outstanding, in the form of a secured line of credit with a commercial bank with a principal amount outstanding of approximately $49 million and trust preferred securities with a principal amount outstanding of approximately $88 million. The outstanding line of credit was a continuation of a series of line of credit facilities with the same commercial bank that were originally entered into in 2005. The line of credit was secured by a pledge of the capital stock of the Bank on September 28, 2007. Our board of directors also generally discussed the impact of deteriorating market conditions on the market for merger and acquisition transactions, potential partners for PFF Bancorp, and the potential short-term and long-term implications of FBOP’s investment in PFF Bancorp.

On October 26, 2007, Mr. Mitchell met with Mr. McCarthy to discuss FBOP’s investment in PFF Bancorp and Mr. Mitchell informed Mr. McCarthy that FBOP had increased its investment in PFF Bancorp to approximately 9.85% of our outstanding shares of common stock. On December 14, 2007, Mr. Mitchell informed Mr. McCarthy that FBOP intended to file an application with the FRB requesting approval to acquire up to 24.9% of our outstanding shares of common stock (the “Investment Application”). On December 18, 2007, Cottonwood and FBOP jointly filed a Schedule 13D with the SEC disclosing that they beneficially owned 2.23 million shares, or approximately 9.85%, of our outstanding common stock and that FBOP had filed the Investment Application with the FRB on December 7, 2007.

At a regularly scheduled meeting of our board of directors held on December 19, 2007, our board of directors discussed the growing imbalance between the number of homes available for sale and the number of qualified borrowers, which was creating significant downward pressure on home prices and lot values in our market area. Our board of directors and management began considering a range of options to address the potential impact of the deteriorating economic conditions on our business and operations, including our capital and liquidity needs. The range of options discussed included drawing down additional amounts available under the existing secured line of credit, reducing or suspending PFF Bancorp’s quarterly cash dividend, deferring interest payments under PFF Bancorp’s outstanding trust preferred securities as permitted pursuant to the terms of the indenture and the issuance of additional debt securities. As part of the discussion, management presented a revised strategic plan which called for, among other things, a shift in emphasis in lending from construction to commercial loan products, including the discontinuation of loan originations at DBS. Our board of directors also discussed the implications of potential increased provisions for loan losses in the event that economic conditions did not stabilize and various strategies to preserve or increase capital and liquidity.

At the December 19, 2007 meeting, management also advised our board of directors of FBOP’s filing of the Investment Application. Our board, together with our advisors, discussed the potential short-term and long-term implications of such an investment in PFF Bancorp and potential responses thereto. On December 20, 2007, at the direction of our board, Mr. McCarthy sent a letter to FBOP advising FBOP that our board of directors believed that any further increase in FBOP’s investment in PFF Bancorp would not be in the best interests of our other stockholders and requested that FBOP withdraw the Investment Application. Also on December 19, 2007, our board of directors approved the engagement of Wachtell, Lipton, Rosen & Katz (“WLRK”) as special counsel to PFF Bancorp. On December 21, 2007, FBOP responded to Mr. McCarthy that its intention was to remain a passive investor and that it would consider withdrawing the Investment Application.

Our board of directors held a special meeting on January 3, 2008 to discuss a range of potential strategic options, including the possibility of a strategic transaction with another financial institution. Sandler O’Neill + Partners, L.P., our financial advisor (“Sandler O’Neill”), reviewed current industry and market conditions, discussed the market for mergers and acquisitions generally, briefed our board of directors on how a sale process for PFF Bancorp might be structured, identified potential acquirors and discussed how valuations might be determined by potential acquirors. Our board of directors also discussed the status of FBOP’s Investment Application, including the effect of the non-control commitments included as part of the Investment Application, the permissibility of FBOP’s investment under applicable banking regulations, and the impact of provisions contained in our certificate of incorporation regarding the voting of shares by stockholders owning more than 10% of our outstanding shares of common stock. Our board of directors was advised of and expressed concern about the potential effect that such an investment might have on the interest of other third parties who might be interested in acquiring us, as well as the possibility that we might then be vulnerable to a potential hostile acquisition attempt by FBOP. Our board of directors concluded that if FBOP did not withdraw the Investment Application, PFF Bancorp would file an objection to the Investment Application with the FRB.

At a regular meeting held on January 23, 2008, senior management reviewed with our board of directors the impact of the on-going market downturn and economic conditions on us and our business, operations and financial condition and discussed the possibility that the OTS would impose restrictions on our operations. Our board of directors and management, together with our advisors, discussed again possible strategic alternatives, including the possibility of a strategic transaction with another financial institution or raising additional capital. Our board of directors also considered the possibility of an investment by a financial buyer such as a private equity firm. The board of directors discussed potential financial institutions that might be interested in acquiring PFF Bancorp, their potential willingness and capacity to undertake such a transaction in the current environment, the fact that a merger with another financial institution would likely provide opportunities for cost savings and a more stable business platform, which might result in greater value for stockholders, the impact of current market conditions for raising capital, the amount that might need to be raised, and the likelihood that any capital raising transaction would likely be extremely dilutive to existing stockholders. It was the consensus of the board of directors that we should explore the possibility of a strategic transaction with another financial institution and authorized Sandler O’Neill to begin to contact prospective partners and to enter into confidentiality agreements with interested parties on our behalf, with a view to receiving preliminary, non-binding indications of interest in a potential transaction. Our board of directors also directed Mr. McCarthy to contact FBOP to advise that if FBOP were to withdraw its Investment Application, we would be receptive to scheduling a meeting to discuss FBOP’s investment in PFF Bancorp.

Also at the January 23, 2008 meeting, the board of directors discussed that we had incurred a consolidated net loss of $7,547,000 in September 2007 and a consolidated net loss of $14,683,000 in December 2007. Additionally, our board of directors was informed by management that conversations were ongoing with the senior lender whereby PFF Bancorp’s secured line of credit would be capped at the amount then outstanding and additional paydowns would be required. Our board of directors was also informed by management that the OTS had begun discussions with management questioning the appropriateness of continuing the quarterly cash dividend payments and whether the Bank was in a position to upstream cash to PFF Bancorp, which would further constrain liquidity at PFF Bancorp. On January 28, 2008, our board of directors agreed by unanimous written consent to suspend our quarterly cash dividend.

Messrs. McCarthy and Talbott met with representatives of FBOP on January 28, 2008 to discuss FBOP’s Investment Application and FBOP’s investment in PFF Bancorp. In a subsequent telephone conversation on January 30, 2008, FBOP informed Mr. McCarthy that FBOP might be interested in pursuing discussions about a possible acquisition of PFF Bancorp and that FBOP would be withdrawing the Investment Application. By letter dated January 31, 2008 to the FRB, FBOP withdrew the Investment Application.

On January 29, 2008, we announced another substantial provision for loan and lease losses for the quarter ended December 31, 2007. As a result, we were in default of two covenants in our loan agreement ((i) the Bank and PFF Bancorp must show a net profit on a rolling four-quarter basis and (ii) the Bank and PFF Bancorp must maintain at all times a ratio of non-performing loans to total loans which is equal to or less than 6.00%, tested quarterly) and were working with the senior lender to restructure the loan or obtain a waiver of the covenants from the senior lender. On February 8, 2008, we announced in our Form 10-Q for the quarter ended December 31, 2007, that we had entered into an amended and restated agreement with our senior lender to restructure the covenants and extend the maturity date of the loan agreement to May 31, 2008.

On February 6, 2008, we retained Paul, Hastings, Janofsky & Walker (“PHJW”) as regulatory and corporate outside legal counsel.

On February 20, 2008, Mr. McCarthy and two of our directors met with representatives of FBOP to discuss market conditions, the complementary aspects of our businesses and the potential benefits of a strategic combination of FBOP and PFF Bancorp.

Representatives of Sandler O’Neill, with the assistance of our management and special counsel, assembled a confidential electronic data room containing non-public information related to PFF Bancorp. On or about February 6, 2008, Sandler O’Neill began contacting other potential interested parties. Sandler O’Neill contacted a total of 19 financial institutions in addition to FBOP. FBOP and two of these institutions executed confidentiality agreements and were provided access to the data room.

At a regular meeting of the board of directors on February 27, 2008, Sandler O’Neill updated our board of directors on the responses of the 19 financial institutions and management updated our board of directors on the status of discussions with FBOP. Sandler O’Neill and management provided an update on the economic and market environment and our board of directors discussed the potential implications of the continued deterioration of our business, financial condition, liquidity, capital and regulatory status, as well as the impact of several of the strategic options available to us. Our board of directors also discussed the decline in our stock price and an increased need for capital due to the continued deterioration in asset quality, and the likelihood that these factors would increase the cost and the potential dilutive effect on current stockholders of raising additional capital, thereby making capital raising activities significantly less attractive as a potential strategic option for us. Management also advised our board of directors that the OTS was considering formal or informal regulatory actions due to our deteriorating financial condition.

During the next month, the three prospective acquirors continued their due diligence review of PFF Bancorp. We also continued during this period to consider and work with our advisors regarding other alternatives, including the potential to conduct private or public capital raising activities or undertake financial or balance sheet restructuring initiatives. On March 24 and 25, 2008, Sandler O’Neill had discussions with each of the three parties performing due diligence regarding their interest in proceeding with a possible transaction. One of the parties had no interest in proceeding further, citing concerns regarding the credit quality of the loan portfolio. The second party (“Company X”) indicated that while they had some interest in an acquisition of PFF Bancorp, it was likely at a level substantially below then current market value and declined to make a specific proposal. FBOP indicated a potential interest in proceeding, but declined to make a specific proposal at that time, citing the need to do additional on-site due diligence on the loan portfolio.

At a regular meeting of the board of directors of the Bank held on March 26, 2008, representatives of the OTS reviewed with the board of directors the results of their annual examination of the Bank and PFF Bancorp, expressing concerns about our level of classified assets, and the resulting impact on earnings, capital and liquidity. The OTS also discussed with the board of directors of the Bank the potential for additional regulatory actions, including additional restrictions on the activities of PFF Bancorp and the Bank, such as our ability to incur debt, make payments on debt, or pay dividends to stockholders. The board of directors, at the request of the OTS, adopted certain resolutions requiring, among other things, that we obtain the OTS’s non-objection prior to declaring or paying any dividends or permitting us or certain of our subsidiaries (other than the Bank) to incur or rollover any debt, and to reduce the level of non-performing assets at DBS.

Also on March 26, 2008, management briefed our board on the proposed sale of substantially all of the DBS loan portfolio, and presented an updated analysis of liquidity, capital, asset quality and earnings, noting deterioration in each. Sandler O’Neill updated our board on the responses received from the potential strategic partners. There was a general consensus among the directors that pursuing a transaction with FBOP would be an attractive strategic and financial transaction in light of deteriorating conditions and the increasingly severe business, operating and regulatory environment in which we were operating. Our board instructed management and Sandler O’Neill to invite FBOP to commence on-site due diligence, to continue discussions with Company X, and to continue developing a recapitalization plan as an alternative to a merger with a strategic partner.

During the next three weeks, FBOP performed additional due diligence, including an on-site review of our loan portfolio. Concurrently, we began the preparation of our financial statements for the quarter and fiscal year ended March 31, 2008, including our analysis of the allowance for loan and lease losses. As part of our analysis, we requested updated appraisals on properties securing all previously identified problem assets if the most current appraisal had been performed prior to September 30, 2007. Although the review and appraisals were still in process and would not be completed for several more weeks, based upon preliminary results of the review, we announced in a press release on April 1, 2008, that we believed that the Bank’s provision for loan and lease losses for the quarter ended March 31, 2008, might exceed $120 million. The provision was attributable principally to the residential construction and land segments of the Bank’s portfolio, and reflected changes in the valuation allowances assigned to previously criticized or classified assets as a result of reductions in collateral values based upon updated appraisals, and to a lesser extent, the identification of additional problem credits and the migration of previously identified criticized or classified assets within classification categories. On April 1, 2008, we also announced the sale of substantially all of the DBS loan portfolio and a DBS loan loss provision for the quarter ended March 31, 2008 of approximately $48 million. The sale of substantially all of the DBS loan portfolio was made pursuant to a Loan Purchase and Sale Agreement entered into on March 31, 2008 by and among DBS, as the seller, PFF Bancorp, as the parent, and Diversified Pacific Opportunity Fund I, LLC, as the buyer. The aggregate purchase price was $13,262,379. Pursuant to the terms of the Loan Purchase and Sale Agreement, DBS received $1,500,000 of the aggregate purchase price in cash on March 31, 2008 and received a short-term note for the additional $11,762,379, with interest at 6.50% per annum accruing from March 31, 2008 and a maturity date of April 30, 2008. The note was paid in full, in cash, on April 30, 2008.

On April 22, 2008, representatives of Sandler O’Neill discussed separately with each of FBOP and Company X their respective interests in possible transactions. While FBOP indicated that it was still interested in considering a transaction, it remained very concerned about our credit and liquidity issues and had not yet formulated any specific proposal. Company X indicated that it would like to have an on-site due diligence meeting with senior management, but was unwilling to commit to a full on-site due diligence review until after that meeting.

At the April 23, 2008 meeting of our board, management presented its preliminary financial statements for the quarter ended March 31, 2008, and our board, together with its advisors, discussed the following issues:

•	due to the projected substantial loss for the quarter, the Bank would fall below the level necessary to be considered “well-capitalized” under applicable regulatory classifications;

•	all tax loss carrybacks had been utilized, therefore future losses would impact capital on a dollar-for-dollar basis;

•	projected operating revenues at the Bank might not be sufficient to cover current operating expenses or meet upcoming debt payments; and

•	the potential negative impact that would likely follow our earnings and other public announcements, including the prospect of significant deposit outflows from the Bank.

Our board discussed at length the liquidity risk facing us and potential responses thereto, including possible loan sales and/or securitizations, additional borrowings from the Federal Home Loan Bank, and deferral of interest payments on our outstanding trust preferred securities. The board directed management to proceed with all of these proposed actions.

At the same meeting, Sandler O’Neill reported to our board the status of discussions with FBOP and Company X and also led a detailed discussion on an alternative recapitalization strategy. Representatives of WLRK and PHJW discussed with our board of directors their legal duties, both to our stockholders and our creditors. Our board instructed management and its advisors to continue discussions with FBOP and Company X and to commence discussions with potential investors as to their interest in a recapitalization transaction.

While our April 23, 2008 board meeting was in recess, Messrs. Burwell and McCarthy were informed by the OTS that, in light of the Bank’s preliminary March results, the OTS had determined to preclude the Bank from accepting or renewing any brokered deposits absent a formal waiver from the FDIC. The OTS also advised the Bank that it was required to notify the OTS at least 30 days in advance of adding or replacing any member of its board of directors or adding, replacing or changing the responsibilities of any senior executive officer and limited the Bank’s and PFF Bancorp’s ability to make certain severance payments without regulatory approvals. The OTS also advised us that it was going to consider requesting that the Bank enter into a cease and desist order relating to its operations, capital and classified assets. Also on April 23, 2008, representatives of FBOP telephoned Sandler O’Neill to discuss a proposed transaction valued at $2.00 per share. The FBOP proposal included extending an immediate line of liquidity to the Bank upon execution of a definitive agreement and would have required that a definitive agreement for the transaction be signed by April 30, 2008 to minimize deposit outflow. On April 23, 2008, the closing price for our common stock was $3.75 per share.

When the board meeting reconvened, Mr. Burwell advised our board of the OTS’s communication and Sandler O’Neill informed our board of the terms of FBOP’s proposal. After discussion, our board instructed Sandler O’Neill to contact FBOP to inform them that our board would be willing to consider a transaction if the consideration to stockholders was increased and we were not precluded from soliciting alternative proposals for a period of time following announcement of the merger agreement. Sandler O’Neill contacted FBOP and relayed our board’s views and advised FBOP of the possibility of further regulatory action and restrictions. FBOP stated that it was unwilling to increase the consideration or to permit us to solicit offers subsequent to execution of the definitive agreement. Sandler O’Neill advised our board of FBOP’s position and following discussion among the participants at the meeting, our board directed management and its advisors to continue negotiations with FBOP.

Following the April 23, 2008 meeting and continuing through the remainder of the week, PFF Bancorp and FBOP and their respective counsel began drafting and negotiating the terms of a merger agreement and related transaction documents. In addition, both PFF Bancorp and FBOP had discussions with the OTS about the status of the proposed transaction and the effect that any adverse regulatory action could have on our franchise.

On the morning of April 27, 2008, a representative of FBOP contacted Mr. McCarthy and informed him that, given the ongoing regulatory concern, as well as the negative financial developments at PFF Bancorp, it did not believe it was in the best interest of FBOP to continue with the transaction and accordingly, FBOP withdrew its proposal. Mr. McCarthy reported FBOP’s withdrawal to our board at a special meeting on April 27, 2008. Our board and our advisors subsequently discussed at length our situation, including the fact that our expected loss for the March quarter was estimated to be in excess of $150 million, and that if this estimate was accurate, upon filing its quarterly thrift financial report on April 30, 2008, the Bank would no longer meet the “well capitalized” regulatory standard, which would be an event of default under our loan agreement with our senior lender. Our board instructed management and our advisors to continue to work on structuring a transaction that might be acceptable to FBOP, continue discussions with Company X and potential investors in a recapitalization, contact our senior lender to attempt to negotiate a waiver of the loan covenant defaults, and continue efforts to maximize liquidity at the Bank. Our board also determined to hold daily meetings to assure that the board remained updated on all developments in a timely manner.

During the next three days, our board resolved to defer any further interest payments on our outstanding trust preferred securities. On April 30, 2008, we negotiated with our senior lender a blanket waiver of all events of default on the term loan, which included a waiver of the covenant requiring the Bank to remain “well capitalized.” The Bank then filed its quarterly thrift financial report with the OTS, which resulted in the Bank being deemed to be “adequately capitalized,” and thereafter unable to accept or renew brokered deposits without prior FDIC approval. Also on April 30, 2008, the New York Stock Exchange (“NYSE”) halted trading in our stock pending our release of our expected quarterly loss, regulatory capital status and the additional events discussed above. Subsequent to the trading halt, the Bank began experiencing daily net outflows of deposits and our stock price experienced continued declines.

During this period, we also continued discussions with FBOP. After discussions with our senior lender and the OTS, FBOP proposed a transaction in which FBOP would acquire the outstanding stock of the Bank in a sale of collateral by the lender following a default by PFF Bancorp and the foreclosure on the collateral by the senior lender. Under this structure, PFF Bancorp would be left with insufficient assets to satisfy obligations with respect to our outstanding trust preferred securities and would likely need to be liquidated in a bankruptcy proceeding with no projected recovery for stockholders. In light of the possibility that the Bank might be unable to satisfy obligations to its depositors if deposit outflows continued, the board instructed management and its advisors to continue discussions with FBOP.

Subsequent to the April 27, 2008 board meeting, we entered into confidentiality agreements with a total of 32 private equity investors who indicated a preliminary interest in making an investment in PFF Bancorp. We also entered into a revised engagement letter with Sandler O’Neill providing for its expanded services in connection with a recapitalization transaction intended to return the Bank to “well-capitalized” levels.

At a special meeting of our board held on May 9, 2008, Sandler O’Neill reported that five private equity investors had submitted indications of interest in pursuing an investment in PFF Bancorp subject to the completion of due diligence. Of the five indications, none contemplated more than a nominal or residual value for stockholders. One of the parties (“Investor A”) had indicated an interest in acquiring 100% of the outstanding shares of PFF Bancorp. A second party (“Investor B”) contemplated a lead investor/management role in a transaction, but was also considering partnering with Investor A. The remaining parties were interested in participating in a transaction, but not acting as the sole or primary investor. Our board authorized management and our advisors to continue to work with Investors A and B in refining their proposals.

On May 15, 2008, the senior lender informed us that it was not prepared to proceed with a foreclosure and subsequent collateral sale and we continued negotiations to restructure the terms of the loan agreement. Also on or about that date, Company X notified Sandler O’Neill that they were not interested in pursuing an acquisition of PFF Bancorp, but might be interested in acquiring the Bank’s branches and deposits. Following discussion, Company X and Sandler O’Neill agreed that such a transaction would not likely be feasible.

Also, on May 15, 2008, Investor A submitted a revised proposal that contemplated the acquisition of PFF Bancorp with a proposed consideration of $0.50 per share and a subsequent capital investment in PFF Bancorp of up to $450 million. Our board invited Investor A to commence on-site loan due diligence and Investor A commenced its due diligence May 17, 2008. On May 19, 2008, Investor A notified Sandler O’Neill that the discussions with Investor A’s identified management team had broken down and consequently they were halting their due diligence and would be unable to proceed with the transaction.

On May 20, 2008, Investor B advised Sandler O’Neill that it was still interested in pursuing a transaction. Sandler O’Neill requested that Investor B prepare and submit a proposal for our board’s immediate consideration. On May 22, 2008, Investor B submitted a written proposal, subsequently supplemented on May 25, 2008, pursuant to which 100% of our outstanding common stock would be acquired in a transaction led by Investor B. The proposal contemplated consideration for our stockholders of approximately $0.25 per share, the exact amount and form to be determined after loan due diligence, and a subsequent capital investment in the Company of $450 million to $500 million. Of particular concern to our board was determining the willingness of Investor B to make a capital infusion into PFF Bancorp prior to the completion of the transaction in order to restore the Bank to “well-capitalized” status, as it was likely that the acquisition transaction would not close for several months due to required stockholder and regulatory approvals. Investor B indicated to our board a willingness to consider such a capital infusion.

On May 21 and 22, 2008, our board discussed a proposal from an investment banking firm regarding the possibility of a recapitalization transaction intended to return the Bank to above “well-capitalized” levels through a private offering of securities to accredited investors, or the “private placement.” On May 23, 2008, our board determined to engage the investment banking firm to complete a due diligence review of PFF Bancorp to determine if such an offering would be feasible, given that it was estimated that the Bank required at least $400 million to return to above “well-capitalized” levels, while also reducing its level of classified assets on an expedited basis to satisfy regulatory concerns and paying off the $44 million outstanding on the secured term loan.

During the next few days, our board continued to discuss both Investor B’s proposal and the private placement. At a special meeting held on May 27, 2008, after considerable discussion of each alternative and giving due consideration to the OTS’s view that we should diligently pursue all available alternatives, our board determined to proceed on parallel paths and invite Investor B to commence due diligence as soon as possible and authorize management to commence work on a private placement memorandum.

Also on May 27, 2008, an additional private equity investor (“Investor C”) expressed interest in acquiring PFF Bancorp and commenced data room due diligence. During the next week, Investor B and Investor C continued their due diligence review and our management worked to finalize the terms of the private placement and the private placement memorandum, including the engagement of the investment banking firm as a placement agent. On May 30, 2008, we entered into an agreement with our senior lender modifying and extending the maturity date of our term loan to June 16, 2008.

On June 1, 2008, the OTS also advised our board that the OTS was again considering requiring us to enter into a cease and desist order, and requested a meeting of our board to discuss the matter further.

During the week of June 2, 2008, management continued to finalize our annual financial statements. In the course of their review, management determined that certain additional loans might need to be classified as non-performing under applicable accounting rules and also that further additions might need to be made to the provision for loan losses based on additional appraisals that had been received. The net effect of these changes would be to increase the loss for the March quarter and further reduce capital, which would result in the Bank becoming “under-capitalized” under OTS regulations, which would put us in default of the covenants contained in the renegotiated loan agreement with our senior lender. Our auditor had also advised us that their opinion on the March 31, 2008 financial statements might include a “going concern” qualification. Our board discussed the likelihood that the above adverse consequences would further exacerbate the stress on our business and operations and the adverse market perceptions about our capital, liquidity and business prospects, and the Bank’s ability to withstand additional deposit outflows.

On June 5, 2008, we announced our intention to commence a private placement, an offering of units consisting of short-term convertible senior secured notes and shares of our common stock, that would have raised up to $460 million. This offering, if successful, would have permitted PFF Bancorp to extinguish the secured term loan as well as return the Bank to above “well-capitalized” regulatory status. Our placement agent for the offering advised our board that the expected price range of the common stock in the offering was $0.25 to $0.75 per share. Based upon that price range, current stockholders would have retained only an approximately 1.4% to 4.1% ownership interest in PFF Bancorp. Changes in senior management and members of the board of directors would be made in connection with the consummation of the offering. While the issuance of the securities generally would have been subject to prior approval by our stockholders pursuant to the rules of the NYSE, we sought and received permission to obtain an exception to the NYSE’s rules in reliance on the judgment of the audit committee of our board that a delay in securing stockholder approval would seriously jeopardize our financial viability.

Also on June 5, 2008, we received a letter from FBOP proposing a transaction whereby FBOP would acquire 100% of our outstanding shares of common stock for cash consideration equal to $2.00 per share less the per share value of all fees and expenses incurred by us in connection with the proposed merger transaction. FBOP also required that a definitive agreement for the transaction be executed no later than 5:00 p.m. on June 6, 2008, and that we immediately terminate the private placement. On the same day, Sandler O’Neill was notified by Investor C that they were no longer interested in pursuing a transaction based on continuing credit quality concerns.

At a special meeting held on June 5, 2008, our board considered the new proposal from FBOP, and a representative from PHJW reviewed with our board their fiduciary duties related to their consideration of the proposal, particularly in the context of the ongoing private placement. Our board considered the fact that the proposed transaction with FBOP would likely provide greater value to stockholders; however, the value of the proposal was not certain, the proposal did not address the need to provide immediate capital for the Bank, FBOP had not completed updated due diligence, transaction documents had not been negotiated, and our board was uncertain as to FBOP’s commitment to closing the transaction. Following discussion, our board determined to continue with the private placement, but authorized management and its advisors to continue discussions with FBOP in an effort to resolve the board’s concerns.

Subsequent to our board’s June 5, 2008 meeting, our management and our legal and financial advisors communicated the board’s concerns to FBOP’s representatives, and both parties worked toward resolving the concerns, including work on a definitive agreement for the transaction. At a special meeting of our board held on

June 6, 2008, the board was updated on the progress that had been made. In particular, FBOP had modified its proposal to provide for cash consideration of $2.00 per share without a deduction for fees and expenses and the parties were discussing the possibility of a $50 million capital infusion by FBOP upon signing of the definitive agreement in the form of a note secured by the stock of the Bank, with the proceeds being used to pay off our senior note currently outstanding and the remainder contributed to the Bank to provide the Bank with sufficient capital to have been deemed to be “adequately capitalized” as of March 31, 2008. Following discussion, our board authorized management and our advisors to continue negotiations with FBOP with the goal of presenting a final agreement to the board of directors for its consideration at a special meeting to be held on June 8, 2008. On June 6, 2008, management was advised by a representative of FBOP that, because we did not terminate the private placement and the transaction had not been completed in the timeframe required by FBOP, their proposal had been withdrawn. Also subsequent to the meeting, Sandler O’Neill was advised by Investor B that, based upon the results of their due diligence, they were withdrawing their acquisition proposal. Also on June 6, 2008, our board of directors met with OTS representatives to discuss possible regulatory actions, including a cease and desist order.

During the week of June 9, 2008, our chief financial officer and placement agent continued with the marketing efforts for the private placement, including meetings and discussions with potential investors. Based on the expected timing of the closing of the private placement, we also commenced discussions with our senior lender regarding a further extension of the maturity date of the term loan. Also, Investor B contacted Sandler O’Neill to propose a different transaction in the event that we were unsuccessful in our private placement effort. Under the revised proposal, Investor B would acquire, through a newly-created entity, a majority of the deposits and some of the assets of the Bank, paying a premium for the deposits acquired. The remaining assets would then be liquidated for the benefit of our creditors and, to the extent of any excess proceeds, stockholders. The board had substantial concerns about the feasibility of this proposal from a structural and regulatory perspective, given the potential impact on depositors. The board noted that Investor B’s revised proposal did not include any consideration to stockholders other than the possibility of contingent consideration and that the FBOP proposal offered greater consideration to our stockholders.

Also during that week, senior management and Sandler O’Neill continued to have discussions with representatives of FBOP. At a special meeting of our board held on June 11, 2008, the board considered the outline of a revised proposal in which FBOP would acquire all of the outstanding shares of our common stock for $1.50 per share and would agree to contribute $6 million to $8 million in capital to us in order to maintain the Bank’s “adequately capitalized” regulatory status in exchange for a secured note convertible into preferred stock of PFF Bancorp with voting rights equivalent to 19.9% of our outstanding voting stock. As part of the proposal, our senior lender would extend the due date of the term loan for one year and enter into an agreement with FBOP pursuant to which FBOP could buy our note from the lender at any time within the year and the lender could require FBOP to buy the note upon maturity if it were not repaid. If FBOP did purchase the note, they would agree not to foreclose on the stock of the Bank securing the note for a minimum of six months. Following discussion, our board directed management and our advisors to negotiate a definitive agreement reflecting such terms for the board’s consideration.

On June 12, 2008, management also discussed the final terms of the merger transaction with representatives of the OTS. At a special meeting of the board held on the morning of June 12, 2008, the board reviewed and discussed the recent sequence of events, including the status of our outstanding term loan, the necessity of regulatory clearance for any of the proposed transactions, and whether our auditor’s opinion on our financial statements for the year ended March 31, 2008 would contain a “going concern” qualification. The board also discussed the factors that might cause the Bank to become “under-capitalized” for regulatory purposes and considered the two options available to us, the merger transaction and private placement, that might return the Bank to “adequately capitalized” if that were to happen. Mr. McCarthy confirmed to the board that as of that time we had a proposal from FBOP of $1.50 per share; however, he also informed the board that FBOP had communicated the requirement of a decision immediately following a scheduled board meeting later that afternoon.

At the afternoon board meeting on June 12, 2008, Mr. McCarthy updated our board on the status of the private placement transaction and discussed with our board the placement agent’s estimate of the likelihood that the transaction would be consummated. The placement agent indicated that the private placement agreements would not be executed on or prior to June 16, 2008, the maturity date of our secured term loan. Our board also discussed the June 16, 2008 meeting with the OTS which was scheduled to discuss the terms of a cease and desist order. Our board was also informed by management that FBOP had agreed to extend its deadline for signing a definitive merger agreement until June 13, 2008. Our board then reviewed again the likelihood of receiving a “going concern” qualification from our auditors. Additionally, Mr. McCarthy reported to the board that the OTS was considering issuing an informal order in the form of a memorandum of understanding. Following these discussions, representatives of Richards Layton & Finger presented a brief overview of our board’s obligations and responsibilities in considering the FBOP transaction versus the private placement. Our board was advised that it should seek the transaction that will result in the highest value to stockholders and to take into account the likelihood of closing for each of the proposed transactions.

On the morning of June 13, 2008, we provided FBOP with a schedule of our anticipated expenses in connection with the transaction, including the expenses of terminating the private placement. In view of the fact that we had been pursuing multiple strategies, our accumulated expenses were substantial. After reviewing the expenses, FBOP reduced its proposed merger consideration by $0.15 per share, to $1.35 per share.

At a special meeting of our board later that morning, the board engaged in a lengthy discussion of the two options available to us, considering how each would affect our stockholders, depositors, creditors, and employees. The discussion included, among other things, the value achieved for stockholders, certainty of closing, short-term and long-term liquidity considerations, safety and survival of the franchise and other considerations. Also during the meeting, our board of directors concluded that the merger agreement with FBOP was the only transaction which could be executed on or prior to June 16, 2008, the maturity date of our secured term loan, and further that FBOP agreed to provide a guarantee of the secured term loan, which would permit an extension of the maturity date. Our board of directors also discussed the fact that the OTS would not require the execution of a cease and desist order if the merger agreement was executed prior to June 16, 2008. Representatives of our board’s counsel, WLRK, PHJW and Richards Layton & Finger, reviewed our board’s fiduciary duties to stockholders and creditors as well as the legal standards applicable to its decisions and actions with respect to its evaluation of the proposed transactions. In addition, representatives of PHJW provided an updated report on the status of various regulatory matters. The meeting was then adjourned until the afternoon.

The meeting was reconvened and representatives of WLRK reviewed the legal terms of the merger agreement and the related agreements. Representatives of PHJW discussed with our board the stockholder and regulatory approvals that would be required to complete the transaction, and the possible timeframe for receiving such approvals, and WLRK reviewed with the board of directors a set of draft resolutions relating to the proposed transaction. Sandler O’Neill then reviewed with our board of directors the financial terms of the proposed transaction, and financial information regarding PFF Bancorp, FBOP and the transaction, and rendered to our board of directors its oral opinion (subsequently confirmed in writing), that, as of the date of the meeting, and based upon and subject to the factors and assumptions set forth in its opinion, the $1.35 per share consideration to be received pursuant to the merger agreement was fair from a financial point of view to our stockholders.

Following these presentations, and extensive review and discussion among the directors, including a report from the placement agent and our chief financial officer on the status of the private placement and consideration of the factors described under “—Reasons for the Merger; Recommendation of Our Board of Directors,” our board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement were advisable and in the best interests of PFF Bancorp and our stockholders, and our directors voted unanimously to approve the merger and to approve and adopt the merger agreement. Thereafter the parties executed the merger agreement. The transaction was publicly announced on the morning of June 16, 2008.

In connection with the execution of the merger agreement, PFF Bancorp issued a convertible promissory note to FBOP. On August 21, 2008, FBOP converted the note into 1,000,000 shares of our Series A preferred stock, representing 100% of that class of stock.

Recommendation of Our Board of Directors

After careful consideration, at a meeting held on June 13, 2008, our board of directors unanimously approved and authorized in all respects the merger agreement and the transactions contemplated thereby, including the merger. Furthermore, in light of its consideration of, and subject to, the terms and conditions set forth in the merger agreement, and after the discussions and deliberations more fully described above, our board:

•	determined that the merger proposal is advisable, fair to, and in the best interests of, us and our stockholders;

•	approved the merger agreement; and

•	determined to recommend that our stockholders vote to adopt the merger agreement.

Our board of directors recommends that you vote “FOR” the merger proposal at the special meeting.

Reasons for the Merger

In unanimously determining that the merger proposal is advisable, fair to, and in the best interests of, PFF Bancorp and our stockholders, our board of directors relied on its knowledge of our business and information provided by our officers, consulted with our financial advisors and legal counsel, and considered our and our stockholders’ short-term and long-term interests and prospects. In making its recommendation and in approving the merger agreement, our board of directors considered a number of factors, including, but not limited to, those described below.

Financial Considerations. Our board of directors considered the following financial factors:

•

the value of the consideration to be received by our stockholders in the merger, and the historical trading prices of our common stock, including the fact that the per share cash merger consideration of $1.35 represented a premium over the market price of our common stock (which closed at $1.18 per share on June 13, 2008, the last trading day before the public announcement of the merger agreement);

•	the form of consideration to be paid to our stockholders under the merger agreement is cash, which will provide liquidity and certainty of value to our stockholders;

•

our board’s understanding of and familiarity with, and discussions with our management regarding, our business, operations, management, financial condition, earnings and future business prospects (as well as the risks involved in achieving those prospects and the risks and benefits of remaining independent, including those risks described below);

•	the fact that our auditors had informed management that they were likely to issue a “going concern” qualification to their opinion on the March 31, 2008 financial statements;

•	the opinion of our financial advisor that the consideration of $1.35 per share in cash to be received by our stockholders pursuant to the merger agreement was fair, from a financial point of view;

•

FBOP’s willingness, upon execution of the merger agreement, to immediately loan $7 million to us in exchange for a secured convertible note and pledge agreement to maintain the Bank’s “adequately capitalized” regulatory status and our senior lender’s agreement to extend the maturity of our secured loan to May 31, 2009;

•	the maturity date of our term loan with our senior lender and our inability to repay the loan at that date;

•

FBOP’s willingness, upon execution of the merger agreement, to acquire the right to, and under certain circumstances be obligated to, purchase our term loan from our senior lender pursuant to an agreement with our senior lender;

•

current financial market conditions and historical market prices and volatility with respect to our common stock, including the possibility that if we remained a publicly owned company, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the per share cash price to be paid in the merger;

•	the number of previous contacts with other potential partners and investors that were ultimately unsuccessful; and

•

the assessment of our board of directors of the likelihood of the private placement being successfully completed, the expected timing of the offering, the anticipated ownership dilution to current stockholders, and the fact that the proposed merger consideration represented superior value to current stockholders.

Other Transaction Considerations. Our board of directors also considered certain transaction-related factors:

•

the terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the rights of each party to terminate the merger agreement;

•

the provisions in the merger agreement permitting us under certain circumstances specified in the merger agreement to provide non-public information to, and engage in discussions with, any third party that proposes an alternative transaction and to terminate the merger agreement prior to the vote of our stockholders at the special meeting of the stockholders to accept a superior proposal, and the provisions in the merger agreement permitting our board of directors, in the exercise of its fiduciary duties to us and our stockholders under applicable Delaware law, to terminate the merger agreement in favor of a superior proposal, provided that following such termination, we must pay FBOP a termination fee of $5 million;

•

the consideration by our board of directors, after consultation with counsel, of the likelihood that the merger would be approved by the requisite regulatory authorities, without the imposition of material conditions that would prevent or materially delay the merger or cause either party to exercise its right to terminate the merger agreement and of the required efforts of the parties to obtain such approvals;

•	the consideration by our board of directors of how each of the merger agreement and the private placement would affect our stockholders, depositors, creditors, and employees; and

•

the willingness of Gregory Talbott, Robert Burwell, Larry Rinehart, Royce Stutzman, Jil Stark, Curtis Morris, Stephen Morgan, Richard Crean and Kevin McCarthy to grant FBOP a proxy to vote their shares in favor of adoption of the merger agreement.

Business Considerations. Our board of directors also considered the following business factors:

•

historical and current information concerning our business, including our financial performance and condition, operations, management and competitive position and current industry and economic conditions;

•	our board of directors’ view of our future business prospects and future value as an independent publicly traded company;

•	the significant deposit outflows of $519.4 million experienced by the Bank between March 31, 2008 and June 13, 2008;

•

the OTS’ willingness to permit us and the Bank to each enter into a memorandum of understanding in lieu of entering into a cease and desist order in connection with the execution of the merger agreement; and

•	the views expressed by our management regarding, among other things:

•	our financial performance, including results of operations, business and prospects and the uncertainties facing us if we were to remain independent;

•	the uncertainty of achieving maximum long-term value on a stand-alone basis; and

•	the strategic alternatives available to us and the associated advantages and disadvantages.

In its deliberations, our board of directors also recognized the following considerations associated with the merger:

•	that we will no longer exist as an independent company and our stockholders will no longer participate in our potential growth;

•	that certain provisions of the merger agreement may have the effect of discouraging proposals by third parties for alternative transactions with us, including, without limitation:

•	the restriction on our ability to solicit (as opposed to respond to) proposals for alternative transactions;

•

the requirement that we provide FBOP the right to obtain information with respect to proposals for alternative transactions and a five business day negotiating period after receipt by us of a superior proposal before our board of directors may terminate the merger agreement and accept the superior proposal, withdraw its recommendation of the merger proposal or recommend the superior proposal; and

•	FBOP’s ownership of our Series A preferred stock;

•

the fact that the merger agreement obligates us to pay to FBOP a termination fee of $5 million if we terminate the merger agreement to accept a superior proposal, which may deter others from proposing an alternative transaction that may be more advantageous to our stockholders;

•	the fact that an all-cash transaction will be a taxable transaction to our stockholders for U.S. federal income tax purposes;

•	the circumstances under which FBOP has the right to terminate the merger agreement;

•

the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to the completion of the merger or termination of the merger agreement; and

•

the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on our business and relations with customers, service providers and other stakeholders, whether or not the merger is consummated.

During its consideration of the merger described above, our board of directors was also aware that some of our directors and executive officers may have interests in the merger that are different from or in addition to those of our stockholders generally, described under “The Merger—Interests of Directors and Executive Officers in the Merger.”

This discussion of the information and reasons considered and given weight by our board of directors is not intended to be exhaustive, but is believed to address the material information and reasons considered by our board of directors. In view of the number and variety of these reasons, our board of directors did not find it practicable to make specific assessments of, or otherwise assign relative weights to, the specific reasons and analyses considered in reaching its determination. Rather, the determination to approve the merger proposal was made after consideration of all of the reasons and analyses as a whole. In addition, individual members of our board of directors may have given different relative weights to different factors.

Opinion of Our Financial Advisor

Under the terms of a letter agreement dated March 21, 1997 between PFF Bancorp and Sandler O’Neill, Sandler O’Neill provided general financial advisory services to PFF Bancorp, including in connection with the

Company’s consideration of possible business combinations. Pursuant to that engagement, PFF Bancorp’s board of directors and executive management have met periodically with representatives of Sandler O’Neill to discuss the overall economic environment and industry and market conditions, as well as PFF Bancorp’s franchise performance, strategies and prospects. By letter dated as of April 27, 2008, the March 21, 1997 letter was terminated and PFF Bancorp retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination or recapitalization of the Company. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to PFF Bancorp in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the definitive merger agreement. At the June 13, 2008 meeting at which PFF Bancorp’s board of directors considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to the holders of PFF Bancorp’s common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex C to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of PFF Bancorp’s common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion and was necessarily based upon financial, economic, market and other conditions as they existed, and could be evaluated, on that date. Events occurring after that date could materially affect their opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion. The opinion was directed to our board of directors and speaks only to the fairness of the merger consideration to holders of our common stock from a financial point of view. It does not address the underlying business decision of PFF Bancorp to engage in the merger or any other aspect of the merger and is not a recommendation to any PFF Bancorp stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

(1)	the merger agreement and the other agreements entered into in connection with the transaction, including the convertible promissory note issued to FBOP, the related pledge agreement and forbearance letter, and the letter agreement between FBOP and PFF Bancorp’s senior lender;

(2)	certain financial statements and other historical financial information of PFF Bancorp, the Bank and PFF Bancorp’s other subsidiaries that were publicly available or provided by PFF Bancorp that Sandler O’Neill deemed relevant;

(3)	certain financial statements and other historical financial information of FBOP and Cal National that were publicly available or provided by FBOP that Sandler O’Neill deemed relevant, and the views of certain members of senior management of FBOP and Cal National regarding the business, financial condition, results of operations and prospects of FBOP and Cal National;

(4)	internal financial projections for PFF Bancorp for the fiscal year ending March 31, 2009, as provided by and reviewed with senior management of PFF Bancorp, which were reviewed and considered, but not relied upon by Sandler O’Neill due to the constant changing of the financial condition of PFF Bancorp;

(5)	a comparison of certain financial information for PFF Bancorp with similar publicly available information for certain other companies that Sandler O’Neill considered relevant;

(6)	the publicly reported historical price and trading activity for PFF Bancorp’s common stock;

(7)	the private placement memorandum prepared in connection with PFF Bancorp’s proposed private placement and the proposed pricing for the units;

(8)	the current economic environment generally and the banking environment in particular, including the significant impact of the distressed real estate market on financial institutions, particularly in California; and

(9)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of PFF Bancorp’s senior management the business, financial condition, results of operations, liquidity position, regulatory status and prospects of PFF Bancorp and its subsidiaries. In the course of those discussions, management advised Sandler O’Neill that:

(1)	subsequent to the NYSE trading halt of PFF Bancorp’s common stock on April 30, 2008 and the Company’s announcement that day of its expected results of operations for the quarter ended March 31, 2008 and resulting “adequately capitalized” regulatory status, the Bank had experienced a substantial outflow of customer deposits and a reduction in available liquidity;

(2)	following certain subsequent adjustments to earnings and capital made by PFF Bancorp in finalizing its March 31, 2008 financial statements, the Bank would be “under-capitalized” as of March 31, 2008 for regulatory purposes if directed by the OTS to amend its March 31, 2008 regulatory report;

(3)	PFF Bancorp did not have sufficient funds to repay its secured term loan due June 16, 2008 and the lender had indicated an unwillingness to extend the term more than 7 to 10 days;

(4)	PFF Bancorp had exercised its right to defer the payment of interest on its outstanding subordinated debt obligations underlying the Company’s trust preferred securities;

(5)	current operations were not producing positive cash flows and given the Bank’s capital and liquidity status, the Bank’s ability to continue to originate loans or borrow any additional funds was severely constrained;

(6)	PFF Bancorp’s independent accountants had informed management that they were likely to issue a “going concern” qualification to their opinion on the March 31, 2008 financial statements;

(7)	the OTS had informed us that it was considering requiring PFF Bancorp to enter into a cease and desist order requiring the Bank to increase capital, liquidity and earnings and reduce classified assets; and

(8)	the disclosure of all of the above in PFF Bancorp’s annual report on Form 10-K would likely result in further substantial outflows of deposits and the Bank might not have sufficient remaining sources of liquidity to fund such outflows.

With respect to the internal financial projections provided by PFF Bancorp’s management, management confirmed that they reflected the best currently available estimates and judgment of such management regarding the future financial performance of PFF Bancorp; however, in view of the current financial and regulatory condition of PFF Bancorp and economic conditions in PFF Bancorp’s market, management could give no assurance that such financial performances would be achieved. In particular, management advised Sandler O’Neill that additional sources of capital would be required for PFF Bancorp to continue operations through fiscal 2009 and that the amount of capital raised and costs associated with raising it would significantly impact the projections. Management also advised Sandler O’Neill that additional sales of classified assets would likely be required to reduce the Bank’s overall level of classified assets. While management believed that PFF Bancorp’s allowance for loan and lease losses was adequate as of the date of the most recent financial statements available, management also advised Sandler O’Neill that, given current economic conditions, there was substantial risk that further provisions for loan losses would be necessary and that any sale of loans in the current market environment undertaken to increase liquidity or reduce classified assets would likely result in losses in excess of the related allowance for losses on such loans.

In performing its review and analyses, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources or that was provided by PFF Bancorp or FBOP and assumed such accuracy and completeness for purposes of rendering their opinion. Sandler O’Neill further relied on the assurances of management of PFF Bancorp and FBOP that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent valuation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of PFF Bancorp or any of its subsidiaries, or the collectibility of any such assets, nor was Sandler O’Neill furnished with any such valuations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of PFF Bancorp and its subsidiaries, nor did it review any individual credit files relating to PFF Bancorp or any of its subsidiaries. Except as noted in the two preceding paragraphs, Sandler O’Neill assumed that there had been no material change in PFF Bancorp’s assets, financial condition, results of operations, business, regulatory status or prospects since the date of the most recent financial statements made available to them. Sandler O’Neill assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the merger agreement will not be waived. Finally, with PFF Bancorp’s consent, Sandler O’Neill relied upon the advice PFF Bancorp has received from its legal, accounting and tax advisors as to all legal, regulatory, accounting and tax matters relating to PFF Bancorp, the merger and the other transactions contemplated by the merger agreement.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to PFF Bancorp’s board of directors, but is instead a summary of the material analyses prepared and presented by Sandler O’Neill. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to PFF Bancorp. Accordingly, an analysis of comparable companies involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect their public trading values or merger transaction values. The process, therefore, is not necessarily susceptible to a partial analysis or summary description.

In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather it made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all their analyses taken as a whole. Accordingly, Sandler O’Neill believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute complete descriptions of the financial analyses presented in such tables.

In performing its analyses, Sandler O’Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of PFF Bancorp, FBOP and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of PFF Bancorp common stock or the prices at which PFF Bancorp common stock may be sold at any time.

Sandler O’Neill prepared its analyses solely for the purpose of rendering its opinion and provided such analyses to PFF Bancorp’s board of directors at the June 13, 2008 board meeting. Sandler O’Neill’s analyses and opinion were among a number of factors taken into consideration by PFF Bancorp’s board of directors in making its determination to adopt the merger agreement and the analyses described below should not be viewed as determinative of the decision of PFF Bancorp’s board or management with respect to the fairness of the merger.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Pursuant to the merger agreement, each share of PFF Bancorp common stock, other than certain shares specified in the merger agreement, will be converted into the right to receive $1.35 in cash. Based upon 22,624,961 shares of common stock outstanding as of May 31, 2008, Sandler O’Neill calculated the aggregate transaction value to be $30.5 million. Based upon financial information for PFF Bancorp as of and for the twelve months ended March 31, 2008, Sandler O’Neill calculated the following transaction ratios:

Transaction Ratios

Transaction value/Last twelve months’ net income	— (1)
Transaction value/Tangible book value(2)	24.8%
Premium over current market price(3)	14.4%

(1)	Due to PFF Bancorp’s net loss for the last twelve months, this ratio is not meaningful.
(2)	Tangible book value per share as of March 31, 2008 was $5.44.
(3)	Based on market price of $1.18 on June 13, 2008.

Sandler O’Neill noted that, in addition to the aggregate transaction value, FBOP had agreed to immediately purchase a $7 million secured promissory note from PFF Bancorp which, subject to applicable regulatory approvals, would be convertible into shares of preferred stock of PFF Bancorp having voting rights equivalent to 19.9% of the outstanding voting stock of PFF Bancorp, the proceeds of which would be contributed to the Bank to provide the Bank with sufficient capital to have been deemed “adequately capitalized” as of March 31, 2008. FBOP also agreed to provide up to $300 million of liquidity to the Bank during the pendency of the transaction to fund deposit outflow, if necessary.

Also in connection with the transaction, PFF Bancorp’s senior lender has agreed to extend the term of PFF Bancorp’s outstanding term loan (the “Senior Loan”), which is secured by a pledge of 100% of the outstanding stock of the Bank, from June 16, 2008 to June 16, 2009 and to remove certain covenants and events of default from the loan agreement. The lender also agreed to grant FBOP the option to purchase the Senior Loan at any time prior to June 16, 2009 and the lender has the right to cause FBOP to purchase the Senior Loan in the event PFF Bancorp fails to perform under the terms of the amended loan agreement. In the event FBOP purchases the Senior Loan from the lender, FBOP will, absent certain circumstances, be prohibited from exercising its rights to foreclose on the collateral until after December 16, 2008. PFF Bancorp’s outstanding subordinated debt obligations underlying the Company’s trust preferred securities would be assumed by FBOP upon consummation of the merger.

Stock Trading History. Sandler O’Neill reviewed the history of the publicly reported trading prices of PFF Bancorp common stock for the one-year period ended June 11, 2008. Sandler O’Neill then compared the relative performance of PFF Bancorp’s common stock with the Standard & Poor’s 500 Index, the NASDAQ Bank Index and the Standard & Poor’s Bank Index. During the period, PFF Bancorp common stock significantly underperformed the various indices to which it was compared.

PFF Bancorp’s One-Year Stock Performance

	Beginning Index Value June 11, 2007	Ending Index Value June 11, 2008
PFF Bancorp	100.0%	4.02%
NASDAQ Bank Index	100.0	72.56
S&P Bank Index	100.0	57.78
S&P 500 Index	100.0	90.02

Comparable Company Analysis. Sandler O’Neill used publicly available information and financial statements provided by PFF Bancorp to perform a comparison of selected financial and market trading information for PFF Bancorp with similar data for various peer groups selected by Sandler O’Neill. The California peer group consisted of the following publicly traded commercial banks and thrifts headquartered in California with total assets between $1.5 billion and $10 billion:

Capital Corp of the West	Pacific Capital Bancorp
CVB Financial Corp.	PacWest Bancorp
Exchange Bank	Provident Financial Holdings
F&M Bank of Long Beach	SVB Financial Group
Farmers & Merchants Bancorp	TriCo Bancshares
First Regional Bancorp	Vineyard National Bancorp
FirstFed Financial Corp.	Westamerica Bancorp.
Mechanics Bank

The distressed peer group consisted of the following publicly traded commercial banks and thrifts with total assets greater than $500 million and a ratio of non-performing assets/assets of greater than 4%:

1st Centennial Bancorp	Habersham Bancorp
Alliance Bancshares California	Henry County Bancshares Inc.
AmTrust Financial Corporation	IndyMac Bancorp, Inc.
BankUnited Financial Corp.	Integrity Bancshares Inc.
Baylake Corp.	Intervest Bancshares Corp.
Beach Community Bancshares Inc	Peoples Community Bancorp Inc.
Capital Corp of the West	Security Bank Corp.
CapitalSouth Bancorp	Silver State Bancorp
City Bank	Temecula Valley Bancorp Inc.
Community Central Bank Corp.	TierOne Corp.
Corus Bankshares Inc.	United Community Financial Corp.
Doral Financial Corp.	United Security Bancshares
Downey Financial Corp.	Vineyard National Bancorp
Federal Trust Corp.	West Coast Bancorp
First Federal Bancshares of AR	WGNB Corp.
FirstFed Financial Corp.	WSB Financial Group Inc.

The table below sets forth estimated data for PFF Bancorp as of and for the twelve months ended March 31, 2008 (as provided to Sandler O’Neill in June 2008 prior to the filing of PFF Bancorp’s annual report on Form 10-K for the year ended March 31, 2008) and the median data for the California and distressed peer groups as of and for the twelve months ended March 31, 2008 if available, otherwise as of and for the most recently reported twelve month period, with pricing data as of June 12, 2008.

Comparable Group Analysis

	PFF Bancorp	California Peer Group Median	California Peer Group High	California Peer Group Low
Total assets (in millions)	$4,102	$2,706	$7,399	$1,568
Tangible equity / Tangible assets	3.00%	7.94%	19.94%	3.90%
Non-performing assets/Assets	18.96%	0.50%	6.21%	0
Loan loss reserves/Loans	3.76%	1.53%	3.77%	1.02%
Return on average assets	(5.10%)	1.08%	2.03%	(4.10%)
Return on average equity	(66.5%)	10.7%	23.2%	(39.0%)
Net interest margin	3.25%	4.61%	6.99%	2.47%
Efficiency ratio	73.3%	52.6%	107.1%	32.3%
Price / Tangible book value	22%	121%	585%	27%

	PFF Bancorp	Distressed Peer Group Median	Distressed Peer Group High	Distressed Peer Group Low
Total assets (in millions)	$4,102	$1,343	$32,305	$504
Tangible equity / Tangible assets	3.00%	7.54%	16.61%	2.60%
Non-performing assets/Assets	18.96%	5.58%	14.34%	4.00%
Loan loss reserves/Loans	3.76%	1.77%	6.35%	0.66%
Return on average assets	(5.10%)	0.20%	3.45%	(3.66%)
Return on average equity	(66.5%)	2.3%	19.1%	(47.5%)
Net interest margin	3.25%	3.23%	6.9%	1.62%
Efficiency ratio	73.3%	64.3%	239.8%	22.2%
Price / Tangible book value	22%	46%	140%	6

The above operating ratios were selected to assess comparative capital levels, asset quality, and operating performance. The valuation metric of price to tangible book value was chosen to assess relative market valuation. Price to earnings multiples were not considered meaningful given PFF Bancorp’s recent losses.

Credit Quality Analysis. Based on information provided by PFF Bancorp, Sandler O’Neill compiled a comparison of selected credit quality metrics for PFF Bancorp over the past six quarters.

Quarter	NPAs	Classified Assets	Criticized Assets	Total Assets	NPAs / Assets	Classified Assets / Assets	Criticized Assets / Assets
Dec 2006	$2	$24	$95	$4,615	0.03%	0.53%	2.06%
Mar 2007	$11	$66	$103	$4,554	0.25%	1.45%	2.27%
Jun 2007	$102	$245	$289	$4,469	2.27%	5.47%	6.46%
Sep 2007	$229	$330	$557	$4,451	5.14%	7.42%	12.52%
Dec 2007	$236	$502	$790	$4,374	5.40%	11.48%	18.06%
Mar 2008	$778	$919	$1,208	$4,102	18.96%	22.39%	29.46%

Deposit Analysis. Based on information provided by PFF Bancorp, Sandler O’Neill compiled a comparison of deposit flows for PFF Bancorp from May 1, 2008 through June 6, 2008.

Week Ended	Passbook	Money Market	NOW	Demand	Certificates of Deposit	Total
May 2	$956	$(65,808)	$11,112	$7,006	$(59,120)	$(105,855)
May 9	(2,703)	(52,410)	(13,547)	(14,716)	(76,644)	(160,019)
May 16	(196)	(6,897)	(8,722)	(6,934)	(29,840)	(52,586)
May 23	(999)	(204)	(3,515)	(10,733)	(16,334)	(31,787)
May 30	173	(2,048)	7,937	(6,290)	(13,002)	(12,235)
June 6	(681)	(3,657)	3,270	1,432	(12,947)	(12,582)

Recapitalization Analysis. Sandler O’Neill analyzed the potential ownership and financial impact of the private placement on PFF Bancorp’s current stockholders, assuming that $400 million of Units were issued by PFF Bancorp, issuance costs were equal to 7% of the proceeds raised, and that the price of the common stock issued in the transaction (and the conversion price of the notes) was $0.50, the midpoint of the proposed pricing range. Sandler O’Neill performed a similar analysis assuming the transaction was priced at $0.25, the minimum of the proposed pricing range. Given market conditions and preliminary price discussions with potential investors, Sandler O’Neill did not analyze the impact of the private placement at offering prices above $0.50.

Sandler O’Neill calculated the impact of the private placement on the ownership interest of existing stockholders. On a fully diluted basis, Sandler O’Neill calculated that the ownership interests of current stockholders would be diluted from 100% to 2.8% assuming an offering price of $0.50 per share, and from 100% to approximately 1.4% assuming an offering price of $0.25 per share.

Sandler O’Neill calculated the impact of the private placement on book value per share. On a fully diluted basis, Sandler O’Neill calculated that the pro forma book value per share would be $0.61 assuming an offering price of $0.50 per share, and $0.31 assuming an offering price of $0.25 per share. In light of the directive of the OTS that PFF Bancorp must reduce the level of its classified assets, Sandler O’Neill also calculated a pro forma adjusted book value per share, assuming (i) a range of losses on the disposition of classified loans ranging from 10% to 40% of the total committed balance of classified loans at March 31, 2008, (ii) the first $100 million of such losses was absorbed through the allowance for loan losses, and (iii) no tax benefit was received on the disposition. The analysis indicated a range of adjusted book values per share of $0.61 to $0.25 assuming an offering price of $0.50 per share and $0.31 to $0.13 assuming an offering price of $0.25 per share.

To illustrate a range of potential values of PFF Bancorp common stock at April 30, 2008, Sandler O’Neill applied multiples of adjusted book value ranging from 100% to 200%. As illustrated in the following table, the analysis indicated an imputed range of values per share for PFF Bancorp common stock of $0.25 to $1.22 when applying multiples of adjusted book value assuming an offering price of $0.50 per share.

Adjusted Book Value Per Share Multiples

Estimated Loan Losses as a % of Classified Loans	100%	125%	150%	175%	200%
10%	$0.61	$0.76	$0.91	$1.06	$1.22
15%	$0.55	$0.69	$0.82	$0.96	$1.10
20%	$0.49	$0.61	$0.73	$0.85	$0.98
25%	$0.43	$0.54	$0.64	$0.75	$0.86
30%	$0.37	$0.46	$0.55	$0.65	$0.74
35%	$0.31	$0.39	$0.46	$0.54	$0.62
40%	$0.25	$0.31	$0.37	$0.44	$0.50

Sandler O’Neill performed a similar analysis assuming the offering was priced at $0.25, the minimum of the proposed pricing range. As illustrated in the following table, the analysis indicated an imputed range of values per share for PFF Bancorp common stock of $0.13 to $0.62.

Adjusted Book Value Per Share Multiples

Estimated Loan Losses as a % of Classified Loans	100%	125%	150%	175%	200%
10%	$0.31	$0.39	$0.46	$0.54	$0.62
15%	$0.28	$0.35	$0.42	$0.49	$0.56
20%	$0.25	$0.31	$0.37	$0.43	$0.50
25%	$0.22	$0.27	$0.33	$0.38	$0.43
30%	$0.19	$0.23	$0.28	$0.33	$0.37
35%	$0.16	$0.20	$0.24	$0.27	$0.31
40%	$0.13	$0.16	$0.19	$0.22	$0.25

Liquidation Analysis. Sandler O’Neill considered the potential value to stockholders in an orderly liquidation of PFF Bancorp’s assets. Sandler O’Neill noted that PFF Bancorp’s ability to conduct an orderly liquidation of its assets was very doubtful given the asset mix of the Company, as those parties interested in assuming the deposit liabilities of the Bank had indicated an unwillingness to acquire the Bank’s loans and the Bank did not have other assets sufficient to fund such a transaction. Thus, the ability to consummate such a transaction would be largely dependent on the Bank’s ability to sell loans at or near net book value in the current distressed market.

Miscellaneous. PFF Bancorp has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of $1.635 million, of which $250,000 became due when Sandler O’Neill rendered its opinion, $635,000 became due when the merger agreement and related agreements were executed, and the balance of which is contingent, and payable, upon closing of the merger. PFF Bancorp also paid Sandler O’ Neill a retainer fee of $250,000 in connection with the execution of the April 27, 2008 engagement letter and has agreed to reimburse Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under the securities laws. The Bank also engaged an affiliate of Sandler O’Neill to assist the Bank in the securitization of certain loans, and a fee of $153,250 for such services was paid to such affiliate in connection with the Bank’s determination to discontinue the securitization as a result of the execution of the merger agreement.

Sandler O’Neill has provided other investment banking services to PFF Bancorp in the past and received compensation for such services. In the ordinary course of its business as a broker/dealer, Sandler O’Neill may purchase securities from and sell securities to PFF Bancorp and its affiliates and FBOP and its affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of PFF Bancorp or its affiliates for its own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Legal Proceedings

On June 18, 2008, an alleged stockholder of PFF Bancorp filed a purported class action lawsuit in Los Angeles Superior Court against us, our board of directors, including one of our officers, and FBOP. Among other things, this action alleges that the individual defendants breached their fiduciary duties and obligations to our stockholders by agreeing to the proposed merger. The complaint primarily seeks to enjoin the merger, as well as other ancillary remedies. While the Company believes that the action has no merit, on or around August 8, 2008, the parties entered into a Memorandum of Understanding to resolve the case on a class-wide basis. The Memorandum of Understanding outlines a proposed settlement that will be subject to court approval and is not expected to delay the merger. The proposed settlement will not have a material effect on the financial position or results of operations of the Company.

On August 12, 2008, a purported class action was filed in United States District Court for the Central District of California against PFF Bancorp, the Bank, the Employee Compensation and Benefits Committee, the Administrative Committee of the ESOP and certain current and former officers and directors of the Company. The complaint asserts claims under the Employee Retirement Income Security Act of 1974 (“ERISA”), and seeks to recover alleged losses incurred by certain employee stock plans and stock plan participants and beneficiaries of these plans arising out of their investments in PFF Bancorp’s stock. The complaint also seeks certain equitable relief under ERISA. The complaint does not seek any relief to enjoin or to otherwise affect the merger. We dispute the allegations in the complaint, and intend to vigorously defend the matter.

Certain other lawsuits and claims arising in the ordinary course of business have been filed or are pending against us or our affiliates. Based upon information available to us, our review of such claims to date and consultation with our outside legal counsel, management believes the liability relating to these actions, if any, will not have a material adverse effect on our liquidity, consolidated financial position, and/or results of operations. However, it is possible that an unfavorable resolution of one or more such proceedings could in the future materially affect our future liquidity, consolidated financial position and/or results of operations.

Merger Consideration

Each share of our common stock issued and outstanding immediately before the merger (other than treasury shares and shares held by stockholders who have properly exercised their statutory appraisal rights) will be automatically cancelled and converted into the right to receive $1.35 in cash per share, without interest.

Effect of the Merger on Awards Outstanding under Our Stock Plans

At the effective time of the merger, each option granted under our option plans that is outstanding immediately prior to the effective time of the merger, whether or not then exercisable or vested, will automatically be cancelled and entitle the holder thereof to receive an amount equal to (x) the total number of shares of our common stock multiplied by (y) the excess, if any, of $1.35 over the exercise price of each such option subject to such option (such payment, if any, to be net of applicable withholding and excise taxes). There are no outstanding options having an exercise price of less than $1.35 per share, and consequently no payments are expected to be made pursuant to this provision of the merger agreement.

At the effective time of the merger, each of our restricted stock units issued under our option plans that is outstanding as of the date of the merger agreement, whether or not vested, will entitle the holder thereof to receive cash consideration of $1.35 per share.

Interests of Directors and Executive Officers in the Merger

Members of our board of directors and certain of our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of our stockholders generally. You should keep this in mind when considering the recommendation of our board of directors for the approval of the merger proposal. The members of our board of directors were aware of these interests and considered them at the time they approved the merger proposal. These interests include the following:

Stock Options, Restricted Stock and Restricted Stock Units

All outstanding options, whether or not then exercisable or vested, will automatically be cancelled and entitle the holder thereof to receive an amount equal to (x) the total number of shares of our common stock underlying such option, multiplied by (y) the excess, if any, of $1.35 over the exercise price of each such option.

In the case of each member of our board of directors and our executive officers, the exercise price of each option held by such individuals exceeds $1.35. Therefore, the members of our board of directors and our executive officers will not be receiving payments in connection with the cancellation of their options. Larry Rinehart, one of our directors, holds 4,500 shares of restricted stock which will accelerate and vest in full at the effective time of the merger and he will receive $1.35 per share. No other member of the board of directors or any of our executive officers currently own any shares of restricted stock or restricted stock units, and thus will not be receiving any consideration in connection with the cancellation of such equity awards.

Employment Agreements

The Company and the Bank have had employment agreements with certain members of senior management since 1996. Effective as of May 25, 2005, we entered into amended and restated employment agreements with Kevin McCarthy and Gregory C. Talbott, our chief executive officer and chief operating and financial officer, respectively, and these employment agreements were further amended and restated as of September 11, 2007 to reflect changes necessary to be in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to the employment agreements, if a voluntary or involuntary termination, other than for cause, follows a change in control of the Bank or PFF Bancorp (as defined in the employment agreements) within ninety days of such change in control, the executive or, in the event of the executive’s death, his beneficiary, would be entitled to a severance payment equal to three times the average of the three preceding taxable years’ annual compensation of such executive (as defined in the employment agreements). We would also continue, and pay for, the executive’s life, health, and disability coverage for thirty-six months following the date of termination. The preceding payments for each of Mr. McCarthy and Mr. Talbott equal approximately $2.4 million and $2.1 million, respectively.

Payments under the employment agreements made in connection with a change in control may constitute an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) for each of the executives, resulting in the imposition of a 20% excise tax on such recipient and denial of the deduction for such excess amounts to the Bank and PFF Bancorp. Therefore, under each employment agreement, PFF Bancorp agreed to (i) reimburse the executive for the amount of any such excise tax, and (ii) provide the executive with an additional gross-up payment so that, in each case, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the executive will retain approximately the same net-after tax amounts under the change in control agreement that he would have retained if there were no 20% excise tax. The effect of this provision is that PFF Bancorp, rather than the officer, would bear the financial cost of the excise tax. Neither PFF Bancorp nor the Bank could claim a federal income tax deduction for any such excess parachute payment, excise tax reimbursement payment or gross-up payment. It is not anticipated at this time that any excise tax reimbursement payment or gross-up payment would be made to either Mr. McCarthy or Mr. Talbott in connection with this merger.

Termination and Change in Control Agreements

The Company and the Bank have had termination and change in control agreements with certain members of senior management since 1996. Effective as of May 25, 2005, we entered into parallel two-year termination and change in control agreements with Robert L. Golish, Lynda Scullin and two other officers of the Bank, PFF Bancorp and their affiliates and a one-year change in control agreement with one other such officer. These agreements were amended and restated as of September 11, 2007 to reflect changes necessary to be in compliance with Section 409A the Code. We entered into similar parallel two-year termination and change-in-control agreements with William (Greg) Standlea and Jill Casselman on September 11, 2007 and December 19, 2007, respectively. The change in control agreements provide that in the event a voluntary or involuntary termination, other than for cause, follows a change in control of the Bank or PFF Bancorp, the officer or, in the event of death, his beneficiary, would be entitled to receive a severance payment equal to two times (one times in the case of the officer with a one-year change in control agreement) such officer’s average annual compensation (as defined in the termination and change of control agreements) for the three years preceding such termination.

We would also continue, and pay for, such officer’s life, health and disability coverage for a period of 24 months from the date of termination. Payments to the officer under the change in control agreements will be guaranteed by PFF Bancorp in the event that payments or benefits are not paid by the Bank. The value of the preceding described payments is approximately $4.0 million in the aggregate and for each of the named executive officers is approximately: Mr. Golish, $890,000; Mr. Standlea, $419,000; Ms. Scullin, $872,000; and Ms. Casselman, $518,000.

Payments under the change in control agreements made in connection with a change in control may constitute an excess parachute payment under Section 280G of the Code for each of the executives, resulting in the imposition of a 20% excise tax on such recipient and denial of the deduction for such excess amounts to the Bank and PFF Bancorp. As such, under each change in control agreement, PFF Bancorp agreed to (i) reimburse the executive for the amount of any such excise tax, and (ii) provide the executive with an additional gross-up payment so that, in each case, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the executive will retain approximately the same net-after tax amounts under the employment agreement that he would have retained if there were no 20% excise tax. The effect of this provision is that PFF Bancorp, rather than the executive, would bear the financial cost of the excise tax, if any. Neither PFF Bancorp nor the Bank could claim a federal income tax deduction for any such excess parachute payment, excise tax reimbursement payment or gross-up payment. It is not anticipated at this time that any excise tax reimbursement payment or gross-up payment would be made to any of these individuals.

New Management Agreements

As of the date of this proxy statement, none of our executive officers has entered into any amendments or modifications to existing employment agreements or any new agreements with us or with California Madison or FBOP. FBOP has informed us that it may retain certain executive officers with the surviving corporation after the merger is completed. Although certain executive officers may agree to or enter into new arrangements with California Madison or FBOP, no terms or conditions have been agreed to or finalized.

Severance Plan

On February 1, 2008, PFF Bancorp adopted the PFF Bancorp, Inc., PFF Bank & Trust and Affiliates Employee Severance Compensation Plan (Effective February 1, 2008). This action revised and renewed a severance plan that had been in effect for approximately 10 years which expired in November 2006. Neither members of our board of directors nor any of our executive officers will be eligible to receive payments under this plan.

Indemnification and Insurance

Pursuant to the employment agreements and change in control agreements described above, all reasonable costs and legal fees paid or incurred by any executive pursuant to any dispute or question of interpretation relating to the such agreement shall be paid by the Bank or PFF Bancorp, respectively, if the executive is successful pursuant to a legal judgment, arbitration or settlement. Additionally, the employment agreements and the change in control agreements also provide that the Bank and PFF Bancorp shall indemnify the executive to the fullest extent allowable under federal and Delaware law, respectively.

FBOP has agreed to provide indemnification for our present and former directors and officers and any of our subsidiaries. Such indemnification survives the merger and continues in full force and effect for a period of six years. FBOP or the surviving corporation will maintain our existing officers’ and directors’ liability insurance for a period of not less than six years after the merger; provided, however, that FBOP may substitute therefor policies of substantially equivalent coverage and amounts containing provisions no less favorable to such former directors and officers provided, further, that FBOP shall not be required to pay aggregate annual premiums in excess of 200% of the premiums paid by us for the previous fiscal year.

Financing of the Merger

The merger is not conditioned upon any financing arrangements.

Effects of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, California Madison will be merged with and into PFF Bancorp, and PFF Bancorp will survive the merger as a wholly-owned subsidiary of FBOP and will continue its corporate existence under Delaware law.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of certain material U.S. federal income tax consequences of the merger that are relevant to beneficial holders of PFF Bancorp common stock whose shares will be converted to cash in the merger. The following discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to beneficial holders of PFF Bancorp common stock. The discussion is based on current provisions of the Code, existing, proposed, and temporary regulations promulgated under the Code, and rulings, administrative pronouncements, and judicial decisions as in effect on the date of this proxy statement, changes to which could materially affect the tax consequences described below and could be made on a retroactive basis. The discussion applies only to beneficial holders of PFF Bancorp common stock in whose hands the shares are capital assets within the meaning of Section 1221 of the Code and may not apply to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with PFF Bancorp or who hold their shares as part of a hedge, straddle, conversion, or other risk reduction transaction or who are subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, other financial institutions, regulated investment companies, and tax-exempt entities). In addition, this discussion does not consider the effect of any state, local, or foreign tax laws.

U.S. Treasury Circular 230 Notice

The tax discussion contained in this proxy statement was not intended or written by us to be relied upon, and cannot be relied upon by holders for the purpose of avoiding United States federal tax penalties that may be imposed on holders under the United States Internal Revenue Code. Investors should seek advice based on their particular circumstances from an independent tax advisor.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of PFF Bancorp common stock that is, for U.S. federal income tax purposes: a citizen or individual resident of the United States; a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in or under the laws of the United Sates or of any state (including the District of Columbia); an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of PFF Bancorp common stock that is not a U.S. holder.

U.S. Holders.

The receipt of cash in exchange for PFF Bancorp common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same price per share in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year at the time of consummation of the merger. The maximum federal income tax rate on net long-term capital gain recognized by individuals is 15% under current law. Deduction of capital losses may be subject to certain limitations.

Non-U.S. Holders.

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized pursuant to the merger unless one of the following applies:

•

The gain is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States and, if a tax treaty applies, the gain is attributable to a non-U.S. holder’s U.S. permanent establishment. In such case, the non-U.S. holder will, unless an applicable tax treaty provides otherwise, generally be taxed on its net gain derived from the merger at regular graduated U.S. federal income tax rates, and in the case of a foreign corporation, may also be subject to the branch profits tax; or

•

A non-U.S. holder who is an individual holds PFF Bancorp common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the merger, and certain other conditions are met. In such a case, the non-U.S. holder will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by certain U.S. capital losses.

Information Reporting and Backup Withholding.

Cash payments made pursuant to the merger will be reported to the recipients and the Internal Revenue Service to the extent required by the Code and applicable Treasury regulations. In addition, certain non-corporate beneficial owners may be subject to backup withholding at a 28% rate on cash payments received in connection with the merger. Backup withholding will not apply, however, to a beneficial owner who (1) furnishes a correct taxpayer identification number and certifies that he, she, or it is not subject to backup withholding on the Form W-9 or successor form, (2) provides a certification of foreign status on Form W-8 or successor form, or (3) is otherwise exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The discussion set forth above is included for general information only. Each beneficial owner of shares of PFF Bancorp` common stock should consult his, her, or its own tax advisor with respect to the specific tax consequences of the merger to him, her, or it, including the application and effect of state, local, and foreign tax laws.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Deregistration of Our Common Stock

If the merger is completed, our common stock will cease to be publicly traded or quoted on the OTC Bulletin Board and will be deregistered under the Exchange Act.

REQUIRED REGULATORY APPROVALS

The merger is subject to approval by the Board of Governors of the Federal Reserve Board System (the “Federal Reserve Board”) pursuant to Section 4 of the Bank Holding Company Act of 1956, as amended, and Federal Reserve Board regulations promulgated thereunder. FBOP filed the required notification with the Federal Reserve Board for approval of the merger on June 23, 2008 and the notice was approved on August 4, 2008 and did not prohibit the completion of the merger or require changes to the terms of the merger. The Federal Reserve Board determined that the merger can reasonably be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. As part of its evaluation of a proposal under these public interest factors, the Federal Reserve Board reviewed the financial and managerial resources of FBOP and PFF Bancorp, the effect of the proposal on competition in the relevant markets, the record of the insured depository institution subsidiaries of FBOP and PFF Bancorp under the Community Reinvestment Act and other public interest factors. Each of the depository institution subsidiaries of FBOP and PFF Bancorp has received either an outstanding or a satisfactory rating in its most recent Community Reinvestment Act performance evaluation from its federal regulator.

The Federal Reserve Board furnished a copy of the notification for approval of the merger to the Office of Thrift Supervision, which had 30 days to submit its views and recommendations to the Federal Reserve Board. A copy of the notice also was provided to the United States Department of Justice, or DOJ, and the Federal Trade Commission, or FTC, which reviewed the merger for adverse effects on competition. Furthermore, the Bank Holding Company Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the notification submitted by FBOP for approval of merger and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. The Federal Reserve Board published notification in the Federal Register. The Federal Reserve Board did not hold a public hearing on the notification submitted by FBOP for approval of the acquisition.

APPRAISAL RIGHTS

Under Delaware law, a stockholder who does not wish to accept the cash payment provided for in the merger agreement has the right to dissent from the merger and to receive payment in cash for the fair value of such stockholder’s common stock of PFF Bancorp, exclusive of any element of value arising from the accomplishment or expectation of the merger. Holders of our common stock electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. PFF Bancorp will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which is set forth in Annex D to this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days prior to the meeting at which the proposed merger is submitted for approval. A copy of Section 262 must be included with such notice. This proxy statement constitutes notice to PFF Bancorp’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. A stockholder considering whether to exercise appraisal rights should carefully review the text of Section 262 contained in Annex D to this proxy statement, since failure to timely and properly comply with the requirements of Section 262 will result in the loss of appraisal rights under Delaware law.

A stockholder who elects to demand appraisal of such stockholder’s common stock of PFF Bancorp must deliver to PFF Bancorp a written demand for appraisal prior to the vote by our stockholders on the merger at the special meeting. This written demand for appraisal must be in addition to and separate from any vote against, or abstention from voting for, the adoption of the merger agreement. Voting against, or abstaining from voting for, the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 and will not be deemed to satisfy any notice requirements under Delaware law. Failure to vote against the adoption of the merger agreement will not constitute a waiver of a stockholder’s appraisal rights. However, voting in favor of the merger will result in a loss of appraisal rights. If a stockholder fails to comply with any of these conditions and the merger is completed, such stockholder will be entitled to receive the cash payment for such stockholder’s common stock as provided for in the merger agreement, but will have no appraisal rights with respect to such common stock.

All demands for appraisal should be addressed to Investor Relations, PFF Bancorp, Inc., 9337 Milliken Avenue, Rancho Cucamonga, CA 91730, and should be executed by, or on behalf of, the record holder of the common stock.

The written demand must reasonably inform PFF Bancorp of the identity of the stockholder and the intention of the stockholder to demand appraisal of such stockholder’s common stock.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on such stockholder’s stock certificates and cannot be made by the beneficial holder if such beneficial holder does not also hold the common stock of record. The beneficial holder must, in such cases, have the registered holder submit the required demand in respect of those shares of common stock.

If shares of common stock are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of common stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint holders. An authorized agent, including an authorized agent for two or more joint holders, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder or holders. A record holder, such as a broker, who holds shares of common stock as a nominee for others, may exercise rights of appraisal with respect to the shares of common stock held for one or more beneficial holders, while not exercising this right for other beneficial holders. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record holder.

Stockholders who hold shares of common stock in a brokerage account or in other nominee form who wish to exercise appraisal rights should consult with their broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

On or within 10 days after the effective date of the merger, PFF Bancorp must give written notice that the merger has become effective to all of PFF Bancorp’s stockholders who have delivered to PFF Bancorp, before the taking of the vote on the adoption of the merger agreement, a written demand for appraisal in accordance with Section 262 and who have not voted in favor of adoption of the merger agreement. At any time within 60 days after the effective date of the merger, any stockholder that has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for such stockholder’s shares of common stock. Within 120 days after the effective date of the merger, either PFF Bancorp or any stockholder that complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of fair value of the shares of common stock held by all stockholders entitled to appraisal. PFF Bancorp has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of any stockholder to file such a petition within the period specified could nullify previously made written demands for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to PFF Bancorp, we will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom an agreement as to the value of their shares has not been reached. After notice to dissenting stockholders, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares of common stock and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares of common stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of their stock certificates.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. Stockholders should be aware that the fair value of their shares of common stock as determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

Costs of the appraisal proceeding may be imposed upon PFF Bancorp and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to grant a consent in respect of or vote the shares of common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of common stock, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.

At any time within 60 days after the effective date of the merger, any stockholder who has demanded appraisal but has not commenced an appraisal proceeding or joined a proceeding as a named party, has the right to withdraw the demand and accept the terms offered pursuant to the merger agreement. Any attempt by a holder of shares of our common stock to withdraw his, her or its appraisal demand more than 60 days after the effective date of the merger will require our written approval. If no petition for appraisal is filed within 120 days after the effective date of the merger, stockholders’ rights to appraisal (if available) will cease.

In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

STOCKHOLDERS WHO WISH TO EXERCISE APPRAISAL RIGHTS MUST NOT VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT AND MUST STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW. FAILURE TO TAKE ANY REQUIRED STEP IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS WILL RESULT IN THE TERMINATION OR WAIVER OF THESE RIGHTS.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the merger agreement in its entirety because it is the primary legal document that governs the merger.

The merger agreement has been included to provide information regarding the terms of the merger. Except for its status as the contractual document that establishes and governs the legal relations among us, FBOP and California Madison with respect to the merger, the merger agreement is not intended to be a source of factual, business or operational information about us, FBOP or California Madison.

The merger agreement contains representations and warranties that we, on the one hand, and FBOP and California Madison, on the other hand, made to each other as of the date of the merger agreement or other specific dates, and such representations and warranties should not be relied upon by any other person. The assertions embodied in those representations and warranties were made solely for purposes of the contract among us, FBOP and California Madison and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the merger agreement. Accordingly, you should not rely on the representations and warranties as accurate or complete or characterizations of the actual state of facts as of any specified date since they are modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

The Merger

The merger agreement provides for the merger of California Madison with and into PFF Bancorp upon the terms and subject to the conditions of the merger agreement. As the surviving corporation, we will survive the merger and continue as a wholly-owned subsidiary of FBOP. The separate corporate existence of California Madison will terminate as of the effective time of the merger. The merger will be effective upon the issuance of a certificate of merger by the Secretary of State of Delaware, or at such later time reflected in the certificate of merger as agreed to by the parties. We expect to complete the merger as promptly as practicable after our stockholders approve the merger agreement, and we receive the required regulatory approvals for the merger.

California Madison or we may terminate the merger agreement before the completion of the merger in certain circumstances, whether before or after the adoption of the merger agreement by our stockholders. Additional details on the termination of the merger agreement are described under “Termination of the Merger Agreement.”

Effect of the Merger on PFF Bancorp Stock Options and Restricted Share Awards

At the effective time of the merger, each option granted under our option plans that is outstanding immediately prior to the effective time of the merger, whether or not then exercisable or vested, will automatically be cancelled and entitle the holder thereof to receive an amount equal to (x) the number of shares of our common stock subject to such option multiplied by (y) the excess, if any, of $1.35 over the exercise price of each such option (such payment, if any, to be net of applicable withholding and excise taxes).

In the case of each member of our board of directors and our executive officers, the exercise price of each option held by such individuals exceeds $1.35. Therefore, the members of our board of directors and our executive officers will not be receiving payments in connection with the cancellation of their options.

At the effective time of the merger, each of our restricted stock units issued under our option plans that are outstanding as of the date of the merger agreement, whether or not vested, will entitle the holder thereof to receive cash consideration of $1.35 per share. Larry Rinehart, one of our directors, holds 4,500 shares of restricted stock which will accelerate and vest in full at the effective time of the merger and he will receive $1.35 per share. No other member of the board of directors or any of our executive officers currently own any shares of restricted stock units, and thus will not be receiving any consideration in connection with the cancellation of such equity awards.

Appraisal Rights

Under Delaware law, stockholders who file a written notice of objection with PFF Bancorp before the taking of the vote at the special meeting and whose shares of common stock are not voted in favor of the merger proposal will be entitled to exercise appraisal rights in connection with the merger. Holders of our common stock desiring to exercise such appraisal rights will have the rights and duties and must follow the procedures set forth in Section 262 of the Delaware General Corporation Law. The full text of Section 262 is attached to this proxy statement as Annex D. Stockholders who wish to exercise appraisal rights must carefully follow the procedures required by law and are urged to read Annex D in its entirety. We have agreed that FBOP shall have the right to control all negotiations and proceedings with respect to any stockholders seeking appraisal rights.

Directors and Officers

The directors and officers of California Madison at the effective time of the merger shall be, from and after the effective time, the directors and officers of PFF Bancorp to serve in accordance with our certificate of incorporation and bylaws of PFF Bancorp, until their successors shall have been elected and shall qualify.

Payment for the Shares

FBOP will designate a paying agent and FBOP and California Madison will deposit with the paying agent funds sufficient to pay the merger consideration to our stockholders (other than with respect to dissenting shares).

At the effective time of the merger, we will close our stock transfer books. After that time, there will be no further transfer of shares of common stock.

Within three business days following the effective time of the merger, California Madison will send or cause to be sent to you, as a record holder, a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will send you your merger consideration promptly after you have (i) surrendered your certificates to the paying agent and (ii) provided the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The paying agent will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY. If you hold shares registered in our stock transfer books, but for which no certificates have been issued, you will automatically receive the merger consideration in exchange for your shares following the completion of the merger, and you will not receive a letter of transmittal.

If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your certificates properly endorsed or accompanied by appropriate stock powers or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer to the paying agent or establish to the paying agent’s satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by FBOP or the surviving corporation, post a bond in an amount that FBOP or the surviving corporation, as the case may be, reasonably directs as indemnity against any claim that may be made against them in respect of the certificate.

Representations and Warranties

In the merger agreement, we, FBOP and California Madison each made representations and warranties relating to, among other things:

•	corporate organization and standing;

•	power and authority to enter into the merger agreement and consummate transactions contemplated by the merger agreement;

•	board of directors’ authorization of the merger agreement;

•	consents and approvals;

•	the absence of conflicts with or defaults under organizational documents, debt instruments, material agreements, other contracts and applicable laws and judgments; and

•	accuracy of information supplied for inclusion in this proxy statement.

In the merger agreement, FBOP and California Madison each made representations and warranties relating to, among other things:

•	the availability of funds to enable the completion of the merger; and

•	finders and brokerage fees related to the merger.

We also made representations and warranties relating to, among other things:

•	our capitalization;

•	required consents and approvals;

•

the accuracy of documents filed with the SEC since January 1, 2003, disclosure controls and procedures, and internal control over financial reporting and that certain financial statements fairly present the consolidated financial position of the company;

•	absence of undisclosed liabilities;

•	the accuracy and compliance of all required regulatory reports and filings;

•

the absence of certain material adverse changes since March 31, 2008, and the absence of any change, issuance, transfer, or purchase of the company’s capital stock, payment of any stock or cash dividends, or disposal or distribution of a material portion of company’s assets;

•	certain contracts and arrangements;

•	the absence of any material litigation;

•	permits and compliance with applicable laws;

•	affiliated transactions;

•	employee benefit matters and labor relations;

•	compliance with the Community Reinvestment Act;

•	deposit accounts;

•	the enforceability and compliance of all loans with applicable regulations;

•	computation of loan loss reserves;

•	the absence of any restriction or investigation relating to the conduct of its business by any regulatory agency;

•	the accuracy of information supplied for regulatory approvals;

•	the absence of governmental restrictions on the merger;

•	the absence of discussion with any third party regarding a merger or sale;

•	transaction expenses;

•	change in control payments;

•	the accuracy of financial records; and

•	takeover statutes or provisions in our charter documents and the absence of any stockholder rights plan.

Conduct of Business Pending the Merger

We have agreed in the merger agreement that, until the effective time of the merger, unless contemplated or permitted by the merger agreement or as contemplated by law, we will, and will cause our subsidiaries to, operate our business in the ordinary course and in a manner consistent with past practice and to use commercially reasonable efforts to preserve intact our business organization assets, properties and all material insurance, to maintain branches in a condition substantially the same and to maintain compliance in all material respect with all laws, regulatory requirements and agreements. In addition, we have agreed that we will not, and will cause our subsidiaries not to, among other things:

•	fail to comply in all material respects with all applicable laws, regulations, orders and directives;

•

make, renew or modify the terms of any (i) consumer loan or one-to-four family residential real estate loan in excess of $250,000 or (ii) any other loan in excess of $100,000 or in the case of loans or commitments to directors or officers in excess of $10,000;

•

except for the terminations of certain benefit agreements agreed to with FBOP or as required by law (i) enter into, adopt, renew, amend or terminate employee benefit agreements or other arrangements for the benefit or welfare of any director, officer or employee or (ii) make any discretionary contributions to any of the foregoing;

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except as required by law or by the terms of any employee benefit plan, hire any employee or enter into, amend or renew any employment agreement, grant any pay raise, authorize or pay any bonus, increase the compensation or fringe benefits of any director, officer or employee, pay any benefit not required by an existing plan or arrangement or voluntarily accelerate the vesting of any compensation or benefit other than in the ordinary course;

•	enter into or amend any contract or commitment which provides for the receipt or payment of amounts, in the aggregate, in excess of $10,000;

•	sell, transfer, convey, assign or otherwise dispose of any of our assets or properties, or sell loans in bulk;

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except as set forth in the merger agreement, authorize or make any expenditures for assets in excess of $5,000 for any item, or $20,000 in the aggregate, or lease or encumber any assets outside the ordinary course of business or make any capital expenditures or commitments for capital expenditures in excess of $5,000 individually or $20,000 in the aggregate;

•	authorize or make any amendment to our charter, bylaws or other similar governing documents;

•	fail to use reasonable efforts to keep in force all insurance policies presently in effect, including insurance of deposit accounts with the FDIC;

•	do any act which, or omit to do any act the omission of which, could reasonably be expected to cause a material breach of any material contract, commitment or obligation;

•	make any borrowing or incur any debt other than in the ordinary course;

•

fail to maintain deposit rates substantially in accordance with average prevailing rates of competing financial institutions in the local Riverside/San Bernardino area market (provided that the interest rate payable on our deposits will not exceed by more than 0.25 percent the average interest rate being paid on similar deposits by savings banks and savings and loan associations in the local Riverside/San Bernardino area market);

•	waive, release or cancel any claims in excess of $100,000 against third parties or debts owing to us, or any rights which have any value in excess of $100,000;

•	make any changes in our accounting systems, policies, principles or practices, except as required by changes in laws or regulations or generally accepted accounting principles;

•	enter into, authorize, or permit any transaction, except as now existing and disclosed to California Madison or FBOP, with any affiliate of PFF Bancorp or any subsidiary;

•	materially change or amend our schedules and policies relating to service charges or service fees to depositors;

•

fail to use our reasonable best efforts to (i) preserve the present business organizations intact, (ii) keep available the services of our present officers and employees or (iii) preserve our present business relationships;

•

fail to maintain, consistent with our past practices, a reserve for possible loan and lease losses which is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable);

•	make any material change in any lease of real property or open, relocate or close any branch or make any application to do any of the foregoing;

•	fail to file in a timely manner in any material respect all required filings with all proper regulatory authorities and fail to cause such filings to be true and correct in all material respects;

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amend or modify any savings institution policies or any of our promotional, deposit account or account loan practices, other than amendments or modifications in the ordinary course of business and consistent with past practice;

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(i) make any change in our authorized or issued capital stock, (ii) grant or amend any stock options, warrants, calls, subscriptions, or other rights or similar agreements, (iii) declare or pay any stock dividend or make any reclassification in respect of our outstanding shares of capital stock, (iv) except for the issuance of common stock upon exercise of any stock options or the delivery of common stock in satisfaction of any performance share awards, issue, sell, exchange or deliver any shares of our capital stock, (v) purchase or otherwise acquire for consideration any outstanding shares of our capital stock or securities convertible into or exchangeable for any shares of our capital stock, (vi) liquidate, sell, transfer, assign, encumber or otherwise dispose of any shares of capital stock of any subsidiary, or (vii) declare, pay or set apart in respect of our capital stock any dividends or other distributions or payments; or

•

except in the ordinary course of business consistent with past practice, amend any material tax return, settle or compromise any material tax liability, or make, change or revoke any material tax election, except as required by applicable law.

Efforts to Complete the Merger

The merger agreement contains additional agreements by us relating to, among other things:

•	calling and holding this special meeting;

•	obtaining the required consents, waiver, approvals, and authorizations;

•	providing copies of all SEC and regulatory reports;

•	issuing to FBOP all required notifications;

•	keeping FBOP advised on all material regulatory matters and proceedings;

•

cooperating and assisting the other party to effect the merger, including making any necessary filings, obtaining regulatory and other third-party approvals and making the appropriate supplemental disclosures; and

•	using our best efforts to effect the resignations of certain directors and officers.

The merger agreement also contains a number of additional agreements by FBOP and California Madison relating to, among other things:

•	make all initial applications to the applicable governmental authorities as soon as practicable;

•	cooperate and assist the other party to effect the merger, including executing the appropriate documents and obtaining all necessary governmental or regulatory approvals;

•

indemnify each present and former director and officer of PFF Bancorp or any of its subsidiaries against any losses, claims, damages, and liabilities to the extent permitted by law or required by their respective organizational documents;

•

obtain and pay for the current directors’ and officers’ liability insurance with a claim period for up to six years from the effective time, with benefits and levels of coverage at least as favorable as their existing coverage, subject to limitations on the amount of aggregate premiums that FBOP may be required to pay;

•	keep us advised on all material regulatory matters and proceedings;

•

recognize the service of employees for the purposes of eligibility, participation, vesting in all employee benefit plans; waive any condition, limitations or eligibility periods to the extent that such limitation would have been waived or satisfied under the employees’ previous plans with PFF Bancorp; and

•	cause each stock-owning subsidiary to vote or consent to all of its shares to approve the merger.

Conditions to the Merger

Conditions applicable to PFF Bancorp, FBOP and California Madison. The parties’ respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	approval of the merger by the holders of a majority of our outstanding shares of stock;

•

to the extent required by applicable law or regulation, the OTS, the OCC, the Federal Reserve Board, the FDIC and/or such other state or federal agencies whose approval of the merger and the other transactions contemplated by the merger are so required, shall have approved or authorized the merger and all the transactions contemplated by the merger and such approval shall not contain materially burdensome conditions;

•

all other statutory and regulatory requirements for the legal consummation of the merger shall have been satisfied and all other required governmental consents and approvals shall have been obtained; and

•	the consummation of the merger shall not have been restrained, enjoined or prohibited by any court or governmental authority of competent jurisdiction.

Conditions applicable to PFF Bancorp. FBOP’s and California Madison’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•

representations and warranties made by us in the merger agreement must be true and correct as of the date of the closing of the merger, other than where the failure individually or in the aggregate could not be reasonably likely to have a material adverse effect;

•	all necessary consents, waivers, approvals, authorizations or orders must be obtained by us;

•	we must perform, in all material respects, the obligations required to be performed by us in the merger agreement at or prior to the closing of the merger;

•

holders of not more than 20% of our issued and outstanding stock shall have delivered and not withdrawn written notice of intent to exercise their appraisal rights and demand payment of fair value of their shares;

•	there shall not have been any material adverse effect on us or the Bank since March 31, 2008;

•	no material litigation or administrative proceeding seeking to prevent the completion of the merger shall be pending which has a reasonable likelihood of success; and

•	the previously announced private placement must have been terminated immediately upon execution of the merger agreement.

Conditions applicable to FBOP and California Madison. Our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	representations and warranties made in the merger agreement by FBOP and California Madison must be true and correct as of the date of the closing of the merger;

•	all necessary consents, waivers, approvals, authorizations or orders must be obtained by FBOP and California Madison;

•	FBOP and California Madison must perform, in all material respects, the obligations required to be performed by them in the merger agreement at or prior to the closing; and

•	they must make available the funds to the paying agent.

Indemnification and Insurance

FBOP has agreed to provide indemnification for our present and former directors and officers and any of our subsidiaries. Such indemnification survives the merger and continues in full force and effect for a period of six years. FBOP or the surviving corporation will maintain our existing officers’ and directors’ liability insurance for a period of not less than six years after the merger; provided, however, that FBOP may substitute therefor policies of substantially equivalent coverage and amounts containing provisions no less favorable to such former directors and officers, and provided, further, that FBOP shall not be required to pay aggregate annual premiums in excess of 200% of the premiums paid by us for the previous fiscal year.

No Solicitation of Other Offers

The merger agreement provides that neither we nor any of our subsidiaries will:

•	solicit, initiate, facilitate or encourage any inquiries, proposals, or offers with respect to the making or completion of a competing proposal;

•	engage or participate in the negotiations of a competing proposal; or

•	approve, endorse or recommend any competing proposal.

Notwithstanding the foregoing restrictions, we may provide information and engage in discussions with a third party in response to an unsolicited competing proposal provided that:

•	the board of directors determines in good faith, after consultation with outside legal and financial advisors, that the proposal is reasonably expected to be a superior proposal;

•	we are not in breach of the foregoing restrictions;

•	we provide prompt notice to FBOP of the receipt and consideration of any superior proposal; and

•	we enter into a confidentiality agreement which is no less restrictive and no more favorable to the third party than the agreement between us and FBOP.

If the board approves a superior proposal and effects a change in recommendation in favor of the superior proposal and pays any required termination fees, then we may enter into a binding written agreement for the superior proposal.

Upon notice of a superior proposal, FBOP will have the right to propose any changes to the merger agreement for a period of five business days after receipt of notice. If, after such five day business period, the competing proposal continues to be superior to the FBOP agreement, then the board may effect such change in recommendation.

Termination of the Merger Agreement

The merger agreement can be terminated by:

•	mutual written consent of the boards of directors of PFF Bancorp and California Madison;

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California Madison in the event of a failure by us to meet the conditions set forth above under “—Conditions to the Merger—Conditions applicable to PFF Bancorp” and such failure is either incapable of being cured or has been continued without cure for 30 days provided that such right to terminate shall not be available to any party that has breached in any material respect its obligation under the merger agreement that shall have caused such failure of the merger to be consummated;

•

us in the event of a failure by FBOP or California Madison to meet the conditions set forth above under “—Conditions to the Merger—Conditions applicable to FBOP and California Madison” and such failure is either incapable of being cured or has been continued without cure for 30 days provided that such right to terminate shall not be available to any party that has breached in any material respect its obligation under the merger agreement that shall have caused such failure of the merger to be consummated;

•

either us or California Madison in the event of a failure to meet the conditions set forth above under “—Conditions to the Merger—Conditions applicable to PFF Bancorp, FBOP and California Madison” provided that such right to terminate shall not be available to any party that has breached in any material respect its obligation under the merger agreement that shall have caused such failure of the merger to be consummated;

•

either us or California Madison if the closing shall not have occurred by December 31, 2008 unless the failure is due to the failure of the party seeking to terminate the merger agreement to perform or observe certain covenants and agreements, provided that FBOP may elect to extend the termination date for an additional three-month period in the event that the government approval condition has not been satisfied;

•	either us or California Madison if the approval of a majority of our stockholders cannot be obtained;

•

California Madison if (i) our board of directors has failed to recommend the approval of the merger or has effected a change in recommendation, (ii) we have materially breached our obligations by failing to hold a stockholders meeting or (iii) we have materially breached our obligations regarding no solicitation and receipt of competing and/or superior proposals;

•	us if our board of directors has effected a change in recommendation in connection with the approval of a superior proposal; and

•	California Madison if:

(1) PFF Bancorp: (x) pursuant to or within the meaning of any bankruptcy law: (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a custodian of it; or (D) makes a general assignment for the benefit of its creditors; or (y) takes, under any foreign laws relating to insolvency, any action comparable to the actions set forth in clause (x);

(2) a court of competent jurisdiction enters an order under any bankruptcy law that: (A) is for relief against PFF Bancorp or any of our subsidiaries in an involuntary case; (B) appoints a custodian of PFF Bancorp or any of our subsidiaries; or (C) orders the winding up or liquidation of PFF Bancorp or any of our subsidiaries; or (D) grants similar relief under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 days; or

(3)(A) the OTS or the FDIC (or other competent governmental entity having regulatory authority over the Bank) appoints, under any applicable federal, state or local banking law or bankruptcy law, a custodian for the Bank or for all or substantially all of the assets of the Bank, or (B) the Bank files with the OTS or the FDIC (or other competent governmental entity having regulatory authority over the Bank) a notice of voluntary liquidation or other similar action under any applicable federal, state or local banking law, bankruptcy law or other similar law.

Termination Fees

We will pay a $5 million termination fee and reimburse FBOP, in an amount not to exceed $5 million, for all expenses reasonably incurred if the merger is terminated for any of the following reasons:

•	failure of our board of directors to recommend the approval of the merger in the proxy statement;

•	failure of our board of directors to hold a stockholders meeting to consider the merger proposal; or

•	willful or material breach of our obligations regarding solicitation and receipt of competing and/or superior proposals.

We will reimburse FBOP, in an amount not to exceed $5 million, for all expenses reasonably incurred if the merger agreement is terminated for the following reasons:

•

if we voluntarily commence bankruptcy proceedings, a court enters an order for relief against us in any involuntary bankruptcy case, or a regulatory authority appoints a custodian for the Bank or a notice of voluntary liquidation is filed; or

•	any other termination when the merger is terminable pursuant to the reasons listed above.

We will also pay a $5 million termination fee if we terminate the merger agreement to enter into a binding written agreement with another party constituting a superior proposal.

Amendment, Modification, Extension and Waiver

Prior to the merger, the parties may by written agreement extend the time for the performance of any obligations, waive any inaccuracies in the representations or warranties, waive compliance with any covenants or agreements, or make any other modification approved by each party’s respective board of directors.

Material Adverse Effect

Many of the representations and warranties in the merger agreement and FBOP’s obligations to complete the merger are qualified by reference to whether the item in question will have a “material adverse effect” or a “material adverse change” on us, which when used in connection with any person, is defined as any effect or change that (a) is or would reasonably be expected to be material and adverse to the financial condition, results of operations or business, assets, liabilities, capital or properties of such person and its subsidiaries taken as a whole or (b) materially impairs the ability of such person to consummate the transactions contemplated by the merger agreement; provided, however, that it shall not be deemed to include the impact of changes, in the case of PFF Bancorp, to the extent resulting from:

•	actions taken or to be taken by us upon the written request of FBOP and/or California Madison pursuant to the merger agreement;

•	public disclosure of the merger agreement or the transactions contemplated by the merger agreement;

•	certain matters previously disclosed to FBOP on the disclosure schedules of the merger agreement; or

•

changes in the market price or trading volume of our common stock (it being understood, however, that the underlying cause of any decline in the price of our common stock and its impact on the financial condition, results of operations or business, assets, liabilities, capital or properties of our common stock and our subsidiaries, taken as a whole, may be considered in determining whether there has been a material adverse effect).

THE VOTING AGREEMENT

This section of the proxy statement describes the material provisions of the voting agreement but does not purport to describe all of the terms of the voting agreement. The following summary is qualified in its entirety by reference to the complete text of the voting agreement, which is attached as Annex C to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the voting agreement in its entirety.

Introduction

In connection with the merger agreement, FBOP entered into a voting agreement with each of our directors and certain executive officers, who are also stockholders of our company, consisting of Gregory Talbott, Robert Burwell, Larry Rinehart, Royce Stutzman, Jil Stark, Curtis Morris, Stephen Morgan, Richard Crean and Kevin McCarthy. Collectively, these shares represent approximately 2.8% of the aggregate voting power of our outstanding capital stock, as of the record date for the special meeting.

Agreement to Vote

Pursuant to the voting agreement, each of these stockholders agreed that, during the time the voting agreement is in effect, at the special meeting held in connection with the merger agreement or for purposes of any other vote taken in connection with the merger agreement, he, she or it would:

•

vote or execute consents in respect of such stockholder’s shares, or cause such stockholder’s shares to be voted or consents to be executed in respect thereof, in favor of the approval of the merger agreement; and

•

vote all of his, hers or its shares against, and not provide consents to, any and all competing transactions (as such term is defined in the merger agreement) and agreements providing for competing transactions or any proposal or nomination for a competing transaction.

No Solicitation

Under the voting agreement, each of the stockholders agreed that it will not, while the voting agreement is in effect, directly or indirectly:

•

solicit, initiate, propose or knowingly encourage or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any competing transaction;

•	agree to, approve, endorse or recommend any competing transaction;

•	execute or enter into any agreement or arrangement with respect to any competing transaction;

•

enter into, continue, participate, engage or knowingly assist in any manner in negotiations or discussions with, or provide any non-public information or data to, any person (other than FBOP or any of its affiliates or representatives) relating to any competing transaction; or

•	authorize any of such stockholder’s representatives to take any of the foregoing actions.

Transfer Restrictions

Under the voting agreement, each of the stockholders agreed that, without the written consent of FBOP, such stockholder will not directly or indirectly:

•	sell, assign, transfer, pledge, encumber, assign or otherwise dispose of any of such stockholder’s shares;

•

deposit any of such stockholder’s shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such stockholder’s shares or grant or agree to grant any proxy or power of attorney with respect thereto which is inconsistent with the voting agreement; or

•	enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect transfer of any of such stockholder’s shares.

Irrevocable Proxy

Under the voting agreement, each of these stockholders appointed FBOP, and any individual designated in writing by it, and each of them individually, as such stockholder’s proxy and attorney-in-fact, to vote for such stockholder with respect to the items described in “Agreement to Vote.” The irrevocable proxy was given in connection with the execution of the merger agreement and such irrevocable proxy was given to secure the performance of the duties of the stockholders under the voting agreement. The irrevocable proxy is coupled with an interest and is intended to be irrevocable under applicable Delaware Law. The irrevocable proxy will be terminated automatically upon termination of the voting agreement.

Termination

The voting agreement will terminate immediately upon the earlier of: (a) the consummation of the merger or (b) termination of the merger agreement in accordance with the terms thereof.

MARKET PRICE AND DIVIDEND DATA

Prior to July 28, 2008, our common stock was traded on the New York Stock Exchange under the symbol “PFB.” On July 15, 2008, we announced that we had determined to delist our common stock on the New York Stock Exchange and our common stock was delisted as of the close of business on July 25, 2008. Our common stock is currently trading in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “PFFB.” The table below sets forth for the periods indicated the high, low and closing sale prices of our common stock. As of May 15, 2008, there were approximately 33,000 holders of our common stock, which includes those holding shares in street name.

	High	Low	Closing
Year Ending March 31, 2009
First Quarter	$8.48	$1.08	$1.08
Second Quarter (through August 25, 2008)	1.15	0.76	1.14

Year Ended March 31, 2008
First Quarter	$30.91	27.39	27.93
Second Quarter	28.14	14.53	15.34
Third Quarter	16.17	7.12	12.04
Fourth Quarter	13.42	5.95	8.32

Year Ended March 31, 2007
First Quarter	$35.51	32.54	33.16
Second Quarter	39.49	32.50	37.04
Third Quarter	36.40	30.87	34.51
Fourth Quarter	35.36	29.01	30.33

If the merger is consummated, each share of our common stock will be converted into the right to receive $1.35 in cash, without interest, and there will be no further public market for shares of our common stock.

Cash dividend activity during the fiscal years ended March 31, 2008 and March 31, 2007 was as follows:

Record Date	Payment Date	Amount per Share
June 15, 2007	June 29, 2007	$.19
September 14, 2007	September 28, 2007	$.19
December 13, 2007	December 27, 2007	$.19

June 16, 2006	June 30, 2006	$.17
September 15, 2006	September 29, 2006	$.17
December 15, 2006	December 29, 2006	$.17
March 16, 2007	March 30, 2007	$.19

Effective January 2008, our board of directors suspended the quarterly cash dividend to stockholders.

On March 26, 2003, our board of directors adopted a share repurchase program, with the shares purchased in open market transactions based on market conditions; the timing, volume and price of such purchases were contingent upon our discretion and overall financial condition. Given the uncertainty associated with the current credit conditions and our desire to preserve both capital and liquidity, however, we suspended our repurchase program in August 2007.

During fiscal 2007, we retired 428,500 shares of common stock that had been repurchased in fiscal 2007. During fiscal 2008, we retired 1,659,975 shares of common stock that had been repurchased during fiscal 2008 and 2007. Common stock repurchases during the three months ended June 30, 2008 were as follows:

	Common Stock Repurchased(1)
	Total Number of Shares purchased	Average Price Per Share	Total Shares Purchased Under Repurchase Program	Shares Remaining Under Repurchase Program
April 1, 2008 through April 30, 2008	—	$—	—	865,835
May 1, 2008 through May 31, 2008	—	—	—	865,835
June 1, 2008 through June 30, 2008	—	—	—	865,835

(1)	During fiscal years 2008, 2007, and 2006, we repurchased 1,611,975, 476,500 and 783,960 of our common shares, respectively at weighted average prices of $23.03, $30.85 and $29.79, respectively.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables show how much common stock and Series A preferred stock (i) each director, (ii) our chief executive officer and other executive officers, (iii) all executive officers and directors as a group and (iv) certain stockholders known by us to be the beneficial owner of more than 5% of our outstanding common stock, owned on August 15, 2008.

Principal Stockholders of PFF Bancorp

The following table sets forth, as of August 15, 2008, certain information concerning persons owning in excess of 5% of the outstanding shares of our common stock or Series A preferred stock. We know of no person, except as listed below, who beneficially owned more than 5% of our outstanding shares of common stock or Series A preferred stock as of August 15, 2008. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission and with PFF Bancorp pursuant to the Securities Exchange Act of 1934, as amended, and on information presented to management. Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications.

For purposes of the table below, and the “Security Ownership of Management” table following, in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of any shares of common stock or Series A preferred stock (1) over which he or she has or shares, directly or indirectly, voting or investment power; or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after August 15, 2008. As used in this proxy statement, “voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(7)
Common Stock, $0.01 par value	PFF Bank & Trust Employee Stock Ownership Plan 9337 Milliken Avenue Rancho Cucamonga, CA 91729-2759	2,469,218	(1)	10.91

	FBOP Corporation 11 Madison Street Oak Park, IL 60302	2,229,200	(2)	9.85

	Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 99105	1,859,169	(3)	8.22

	Luxor Capital Partners, LP LCG Select, LLC Luxor Capital Partners Offshore, Ltd. LCG Select Offshore, Ltd. Luxor Capital Group, LP LCG Holdings, LLC Luxor Management, LLC Christian Leone 767 Fifth Avenue, 19th Floor New York, NY 10153	1,704,693	(4)	7.53

	Putnam, LLC One Post Office Square Boston, MA 02109	1,211,668	(5)	5.36

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(7)

	Tontine Financial Partners, L.P. Tontine Management, L.L.C. Tontine Overseas Associates, L.L.C. Jeffrey L. Gendell 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830	1,818,800	(6)	8.04

Series A Preferred Stock, $0.01 par value	FBOP Corporation 11 Madison Street Oak Park, IL 60302	1,000,000	(2)	100.00

(1)	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008, including beneficial ownership as of December 31, 2007. The PFF Bank & Trust Employee Stock Ownership Plan (“ESOP”) is administered by the Employee Compensation and Benefits Committee of the Board of Directors. The ESOP’s assets are held in a trust (the “ESOP Trust”). The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participants.
(2)	As reported on a Schedule 13D/A filed with the Securities and Exchange Commission on June 20, 2008, including beneficial ownership as of June 13, 2008. Cottonwood Holding, Inc. is a wholly-owned subsidiary of FBOP Corporation. Michael E. Kelly is the controlling common stockholder and Chairman of FBOP Corporation. Cottonwood Holdings, Inc. owns 2,229,200 shares of common stock of PFF Bancorp. In connection with the execution of the merger agreement, PFF Bancorp issued a convertible promissory note to FBOP. On August 21, 2008, FBOP converted the note into 1,000,000 shares of Series A preferred stock, representing 100% of that class of stock.
(3)	As reported on a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2008, including beneficial ownership as of December 31, 2007. Of the 1,859,169 shares, Barclays Global Investors, NA reported shared ownership of 709,010 shares and Barclays Global Fund Advisors reported shared ownership of 1,150,159 shares.
(4)	As reported by Luxor Capital Group LP (“Luxor Capital Group”) on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008, indicating beneficial ownership as of December 31, 2007. Luxor Capital Group, as the investment manager of Luxor Capital Partners, LP, LCG Select, LLC, Luxor Capital Partners Offshore, Ltd. and LCG Select Offshore Ltd. may be deemed to beneficially own 1,560,327 shares held by them and 144,366 shares held in accounts it separately manages. Luxor Management, LLC, the general partner of Luxor Capital Group, and Christian Leone, the managing member of Luxor Management, may each be deemed to be the beneficial owners of the shares held by Luxor Capital Group.
(5)	As reported on a Schedule 13G filed with the Securities and Exchange Commission on February 1, 2008, including beneficial ownership as of December 31, 2007. Putnam, LLC wholly owns two registered investment advisers: Putnam Investment Management, LLC and the Putnam Advisory Company, LLC. Of the 1,211,668 shares reported, Putnam, LLC reported shared ownership of 1,211,668 shares, Putnam Investment Management, LLC reported shared ownership of 691,364 shares and The Putnam Advisory Company, LLC reported shared ownership of 520,304 shares.
(6)	As reported on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2008, indicating beneficial ownership as of December 31, 2007. Tontine Management, L.L.C. is the general partner of Tontine Financial Partners, L.P. Jeffrey L. Gendell is the managing member of Tontine Management and Tontine Overseas Associates, L.L.C. Of the 1,818,800 shares reported, Mr. Gendell reported shared ownership of 1,818,800 shares, Tontine Management reported shared ownership of 1,145,574 shares, Tontine Financial Partners reported shared ownership of 1,145,574 shares and Tontine Overseas Associates reported shared ownership of 673,226 shares.
(7)	Percentage of common stock outstanding with respect to each person or group of persons have been calculated based upon 22,625,261 shares of common stock, the number of shares outstanding as of August 15, 2008.

Security Ownership of Management

The following table sets forth information about the shares of common stock beneficially owned by each director of the Company, by each of our named executive officers, and by all of our directors and executive officers, including the executive officers of our wholly owned subsidiaries, the Bank, Glencrest and DBS, as a group as of August 15, 2008. The shares owned include options vested at August 15, 2008, options vesting within 60 days thereafter and options vesting upon completion of the merger. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock indicated.

Name	Position With PFF Bancorp	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Common Stock, $.01 par value Outstanding(3)
Robert W. Burwell(4)	Chairman of the Board	136,722	*

Jill Casselman	Executive Vice President and Chief Commercial Banking Officer	—	*

Richard P. Crean	Director	16,500	*

Robert L. Golish(5)	Executive Vice President, Chief Administrative Officer, Chief Information Officer and General Counsel	96,683	*

Kevin McCarthy(6)	Director, President and Chief Executive Officer	318,539	1.4%

Stephen C. Morgan(7)	Director	61,725	*

Curtis W. Morris(8)	Vice Chairman of the Board	113,059	*

Larry M. Rinehart(9)	Director	111,372	*

Lynda Scullin(10)	Executive Vice President and Chief Banking Administrator	100,956	*

William Standlea(11)	Executive Vice President and Chief Lending Officer	36,265	*

Jil H. Stark(12)	Director	114,962	*

Royce A. Stutzman(13)	Director	66,680	*

Gregory C. Talbott(14)	Senior Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer	306,478	1.3%

All directors and executive officers as a group (13 persons)(15)		1,479,941	6.5%

*	Less than one percent
(1)	See above for a definition of “beneficial ownership.”
(2)	Amounts include 4,500 shares of time restricted stock for Mr. Rinehart.
(3)	Percentages with respect to each person or group of persons have been calculated based on 22,624,961 shares of common stock, the total number of shares of common stock outstanding as of August 15, 2008 plus shares of common stock that such person or group of persons has the right to acquire within 60 days of June 30, 2008 by the exercise of stock options.
(4)	Includes 28,566 shares in plan trusts related to the 1996 Incentive Plan and options to purchase 50,625 shares.
(5)	Includes 9,461 shares held by the Supplemental Executive Retirement Plan (“SERP”), 31,577 shares allocated to Mr. Golish’s account under the ESOP, 5,206 shares held in the 401(k) Plan trust, and 1,410 shares held as trustee for his daughter.

(6)	Includes 19,462 shares held by the SERP trust, 37,336 shares allocated to Mr. McCarthy’s account under the ESOP, 9,358 shares held in the 401(k) Plan trust and options to purchase 116,541 shares.
(7)	Includes options to purchase 50,625 shares.
(8)	Includes 2,925 shares held by spouse, 3,655 shares held in an IRA, 27,522 shares vested but deferred as to which Mr. Morris has voting power and options to purchase 50,622 shares.
(9)	Includes 51,902 shares held by the SERP trust.
(10)	Includes 910 shares held in the 401(k) Plan trust and 31,632 shares allocated to Ms. Scullin’s account under the ESOP and 1,000 shares in spouse’s IRA.
(11)	Includes 22,131 shares held by the 401(k) Plan trust, 11,552 shares allocated to Mr. Standlea’s account under the ESOP and 750 shares held by spouse.
(12)	Includes options to purchase 50,625 shares.
(13)	Includes 367 shares held in a SEP-IRA, 8,235 shares in a deferred compensation plan, 88 shares held by Mr. Stutzman’s spouse, 15 shares held as trustee for his grandchild and options to purchase 50,625 shares.
(14)	Includes 29,036 shares held by the SERP trust, 41,291 shares allocated to Mr. Talbott’s account under the ESOP and options to purchase 71,721 shares.
(15)	The amount of shares for all directors and executive officers as a group includes -0- shares held by the ESOP Trust that have not been allocated to eligible participants as of June 30, 2008, over which the Employee Compensation and Benefits Committee (consisting of Messrs. Burwell, Crean, Morgan and Morris) may be deemed to have sole investment power, except in limited circumstances, thereby causing each committee member to be a beneficial owner of such shares. Each member of this committee disclaims beneficial ownership of such shares and accordingly, such shares are not attributed to the members of this committee individually. As of June 30, 2008, 2,402,602 shares were allocated to participants pursuant to the ESOP.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

When considering a motion to adjourn or postpone the special meeting to a later date or time for a reasonable business purpose (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting by the authority in the proxy generally will have discretion to vote on any adjournments or postponements using their best judgment. However, the persons named in the proxies will not use their discretionary authority to use proxies voting against the merger proposal to vote in favor of adjournments or postponements of the special meeting.

STOCKHOLDER PROPOSALS

If the merger is completed, we do not expect to hold a 2008 annual meeting of stockholders. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings. Under applicable law, our board of directors need not include any otherwise appropriate stockholder proposals in our proxy statement or form of proxy for the 2008 annual meeting of stockholders unless the proposal is received by the Secretary of PFF Bancorp at our principal place of business at 9337 Milliken Avenue, Rancho Cucamonga, CA 91730 not less than 90 days prior to the date of the annual meeting of stockholders. In the event we give less than 100 days notice of the annual meeting date to stockholders, the stockholder must give notice of the proposal within ten days after the mailing of notice or announcement of the annual meeting date. Stockholders should refer to the rules of the SEC, which set standards for eligibility and specify the types of proposals that are not appropriate for inclusion in the proxy statement.

HOUSEHOLDING OF PROXY STATEMENT

In accordance with Rule 14a-3(e)(l) under the Securities Exchange Act of 1934, as amended, one proxy statement will be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to PFF Bancorp, Inc., Attention: Corporate Secretary, 9337 Milliken Avenue, Rancho Cucamonga, CA 91730.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

The charters for our Audit Committee, Employee Compensation and Benefits Committee and Nominating and Corporate Governance Committee, and our Code of Ethics applicable to our directors, officers and employees are available on our website at www.pffbank.com under the “Investor Relations” link. Once you are in the “Investor Relations” section of our website, click the “Corporate Governance” link. These documents are also available in print to stockholders upon request.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the SEC, prior to the closing of the merger, will automatically update and supercede the previously filed information and be incorporated by reference into this proxy statement.

We incorporate by reference into this proxy statement the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this proxy statement and prior to the date of the special meeting:

•	Our Annual Report on Form 10-K for our fiscal year ended March 31, 2008, as filed with the SEC on June 19, 2008.

•	Our Current Reports on Form 8-K as filed with the SEC on July 16, 2008 and July 25, 2008.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed with the SEC on August 11, 2008.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

PFF BANCORP, INC.

FBOP CORPORATION

AND

CALIFORNIA MADISON HOLDINGS, INC.

As of June 13, 2008

SCHEDULES:

Schedule 2(c)	-	Subsidiaries, Joint Ventures, etc.
Schedule 2(d)	-	Voting Agreement, Options, Restricted Shares, etc.
Schedule 2(g)	-	Governmental Consents
Schedule 2(h)	-	Consents
Schedule 2(i)	-	Undisclosed Liabilities; March 31, 2008 Balance Sheet
Schedule 2(k)	-	Changes Since March 31, 2008
Schedule 2(l)(i)	-	Real Property
Schedule 2(l)(ii)	-	Investments
Schedule 2(l)(iii)	-	Title Exceptions
Schedule 2(m)	-	Environmental Exceptions
Schedule 2(n)	-	Proprietary Rights
Schedule 2(o)	-	Contracts
Schedule 2(p)	-	Litigation
Schedule 2(q)	-	Compliance with Laws Exceptions; Securities Exchanges
Schedule 2(r)	-	Taxes
Schedule 2(r)(iii)	-	Power of Attorney Exceptions
Schedule 2(s)	-	Related Party Transactions
Schedule 2(t)(i)	-	Benefit Plans
Schedule 2(t)(ii)	-	Defined Benefit Plans
Schedule 2(t)(iii)	-	Nonqualified Deferred Compensation Plans
Schedule 2(t)(v)	-	Claims
Schedule 2(t)(vi)	-	Post-Retirement Medical Benefits
Schedule 2(t)(xi)	-	Value
Schedule 2(t)(xii)	-	Acceleration, Forfeiture
Schedule 2(v)	-	Insurance
Schedule 2(x)	-	Deposits
Schedule 2(y)	-	Loans
Schedule 2(z)	-	Loan Loss Increases
Schedule 2(aa)	-	Regulatory Agreements
Schedule 2(gg)	-	Transaction Expenses
Schedule 2(ii)	-	Change in Control, Severance and Other Payments
Schedule 5(a)	-	Ordinary Course Exceptions
Schedule 5(a)(5)	-	Termination of Benefit Agreements
Schedule 5(a)(9)	-	Expenditures
Schedule 5(a)(14)	-	Deposit Rates
Schedule 7(b)	-	Required Consents
Schedule 8(b)	-	FBOP Required Consents

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into as of this 13th day of June, 2008, by and among PFF Bancorp, Inc., a savings and loan holding company organized under the laws of the State of Delaware (“Holding Company”), FBOP Corporation, a bank holding company organized under the laws of the State of Illinois (“FBOP”), and California Madison Holdings, Inc., a corporation organized under the laws of the State of Delaware (“Acquisition”). Holding Company and Acquisition are sometimes referred to herein as the “Constituent Corporations.”

W I T N E S S E T H:

WHEREAS, Acquisition is a wholly-owned subsidiary of FBOP;

WHEREAS, the parties desire that Holding Company be acquired by FBOP through the merger of Acquisition with and into Holding Company upon the terms and conditions contained herein and in accordance with applicable laws (the “Merger” or the “Transaction”);

WHEREAS, the Board of Directors of Holding Company deems the Merger to be advisable and in the best interests of Holding Company and its stockholders and has adopted resolutions approving this Agreement and directing that this Agreement be submitted for consideration at a meeting of its stockholders;

WHEREAS, the Boards of Directors of FBOP and Acquisition deem the Merger to be advisable and in the best interests of their respective stockholders and each has adopted resolutions approving this Agreement;

WHEREAS, PFF Bank & Trust is a federally-chartered stock savings institution and wholly-owned subsidiary of Holding Company (the “Savings Institution”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Acquisition’s willingness to enter into this Agreement, certain holders (Gregory Talbott, Robert Burwell, Larry Rinehart, Royce Stutzman, Jil Stark, Curtis Morris, Stephen Morgan, Richard Crean and Kevin McCarthy) of shares of common stock, $0.01 par value per share, of Holding Company (the “Common Stock”) are granting Acquisition irrevocable proxies, in the form attached hereto as Exhibit A (the “Proxies”), to vote such shares of Common Stock;

WHEREAS, concurrently with the execution and delivery of this Agreement, FBOP is making a secured loan in an amount of $7,000,000 to Holding Company and Holding Company is delivering a note and pledge agreement to FBOP in respect of such amount;

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and in the Proxies, for the purpose of prescribing the terms and conditions of the Merger, the manner of converting the Common Stock of Holding Company into cash, and such other details and provisions as are deemed desirable in connection with the Merger, the parties, intending to be bound, hereby agree as follows:

ARTICLE I

MERGER

(a) Merger. In accordance with the provisions of this Agreement and the Delaware General Corporation Law (“GCL”), at the Effective Time (as herein defined), Acquisition shall be merged with and into Holding Company and the separate existence of Acquisition thereupon shall cease. Following the Merger, Holding Company shall continue as the surviving corporation (“Surviving Corporation”). At FBOP’s option, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, the Merger may be structured so that Holding Company merges into another direct or indirect wholly-owned subsidiary of FBOP (such entity, if any, to be included in the definition of “Acquisition”); provided, however, that (i) Acquisition shall assign to such entity, and such entity shall assume, all rights and obligations of Acquisition under this Agreement and (ii) the occurrence of the Effective Time shall not be materially delayed or impeded as a result thereof and the consideration to be paid to the holders of Holding Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification or the taxation of any amounts to be received by the holders of Holding Company Common Stock is not altered.

(b) Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article X, the parties hereto will file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of Delaware and make all other filings or recordings required by the GCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such later time as is specified in the Certificate of Merger (the “Effective Time”).

(c) Effects of the Merger. The Merger shall have the effects set forth in the GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchise of the Constituent Corporations shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Constituent Corporations shall become the debts, liabilities and duties of the Surviving Corporation.

(d) Prior Approvals. The parties hereto acknowledge that the requisite approvals for the Transaction must be received from or notices must be given to certain federal governmental bodies and agencies including, but not limited to: (i) the Office of Thrift Supervision of the Department of the Treasury (the “OTS”); (ii) the Federal Deposit Insurance Corporation (the “FDIC”); (iii) the Board of Governors of the Federal Reserve System (“Federal Reserve Board”); (iv) the Office of the Comptroller of the Currency (“OCC”); and (v) any other regulatory authorities having jurisdiction, which approvals or notices shall not contain conditions or requirements of a regulatory authority, that in the reasonable judgment of FBOP are materially burdensome (a “Materially Burdensome Condition”). The governmental bodies and agencies referred to in items (i)-(v) above are referred to herein as the “Applicable Governmental Authorities.”

(e) Certificate of Incorporation. The Certificate of Incorporation of Acquisition in effect at the time of the Merger shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided thereunder and in the GCL.

(f) Bylaws. The Bylaws of Acquisition in effect at the time of the Merger shall be the Bylaws of the Surviving Corporation until altered, amended or repealed, as provided thereunder and in the Certificate of Incorporation and the GCL.

(g) Directors and Officers. The directors and officers of Acquisition at the time of the Merger shall be the directors and officers of the Surviving Corporation, in each case to serve, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, until their successors shall have been elected and shall qualify. If at the Effective Time a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by the Bylaws of the Surviving Corporation.

(h) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to best perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of Acquisition acquired or to be acquired by reason of, or as a result of, the Merger or (b) otherwise to carry out the purposes of this Agreement, Holding Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and are fully authorized in the name of Holding Company or otherwise to take any and all such actions.

(i) Conversion of Shares. The manner and basis of converting and exchanging the shares of Holding Company Common Stock, and the manner and basis of making distributions, if any, to stockholders of Holding Company, shall be as follows:

(i) Each share of Common Stock of Holding Company which is issued and outstanding immediately prior to the Effective Time other than Dissenting Shares (as defined below) shall, by virtue of the Merger and without any action on the part of the holder thereof, at and after the Effective Time cease to be outstanding and shall be converted into the right, subject to the terms and conditions of this Agreement, to receive $1.35 per share (the “Per Share Merger Consideration”) without interest thereon, after the date when such holder satisfies the procedures described in this Agreement, including subpart (k) below.

(ii) Each share of Holding Company Common Stock, if any, that is issued and held in the treasury of Holding Company, or that is owned by the Holding Company or any direct or indirect wholly-owned Subsidiary of the Holding Company, shall, by virtue of the Merger, at the Effective Time, be retired and canceled, and no cash or other consideration shall be issued with respect thereto.

(iii) Each share of common stock of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for one share of common stock, $0.01 par value per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).

(j) Total Merger Consideration. Notwithstanding the preceding subparts of this Article, except as set forth in subsection (q)(ii) of this Article, and except to the extent payments made to holders of Dissenting Shares exceed the Per Share Merger Consideration, in no event shall the total cash consideration paid by FBOP or Acquisition under this Agreement (the “Aggregate Merger Consideration”) exceed $30,543,698. The Aggregate Merger Consideration is based upon Holding Company’s representation that, and subject to the assumption that, as of the date hereof and as of the Closing, there are 22,624,961 shares of Common Stock outstanding, and no other payments in respect of capital stock or stock-based awards are due to any persons, including holders of options or other similar equity awards.

(k) Surrender of Shares. As promptly as practicable after the Effective Time, each holder of shares of Holding Company Common Stock shall, upon presentation and surrender of the certificate or certificates therefor to the Paying Agent (as defined below) for cancellation in accordance with and subject to the transmittal materials described below, be entitled to receive in exchange therefor a check or checks payable to such person representing the payment of cash into which such holder’s shares of Holding Company Common Stock have been converted at the Effective Time (less any applicable withholding taxes). Each certificate that represented issued and outstanding shares of Holding Company Common Stock immediately prior to the Effective Time shall be deemed canceled at the Effective Time and shall represent only the right to receive cash for each share represented by such certificate. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the funds to be received in the Merger.

(l) Designation of Paying Agent; Investment of Funds. FBOP shall appoint a paying agent hereunder (“Paying Agent”), and Acquisition and FBOP shall make available to Paying Agent at the Effective Time an amount in cash equal to the product of the Per Share Merger Consideration times the number of shares of Holding Company Common Stock outstanding immediately prior to the Effective Time, which shall not include the number of shares of Holding Company Common Stock held in Holding Company’s treasury, or shares owned by any direct or indirect wholly-owned Subsidiary of the Holding Company, and less the number of Holding Company Dissenting Shares whose holders have complied with the provisions of Section 262 of the GCL as described in subpart (n) below at or prior to the Effective Time and less any shares owned by Acquisition or any other subsidiary or affiliate of Acquisition. The cash deposited with the Paying Agent shall be invested by the Paying Agent as directed by Acquisition.

(m) Transmittal Materials. Within three business days following the Effective Time, Acquisition shall send or cause to be sent to each former holder of record of shares of Holding Company Common Stock transmittal materials for use in surrendering their certificate or certificates in exchange for cash. The letter of transmittal will contain instructions with respect to the surrender of such certificates and payment of the Per Share Merger Consideration will be subject to compliance with all of the terms and conditions thereof. Acquisition shall instruct record date holders of Holding Company Common Stock who hold such shares for the account of others to provide the respective beneficial holders of such shares instructions with respect to the surrender of their shares.

(n) Dissenting Shares. Each outstanding share of Holding Company Common Stock as to which a proper written objection to the Merger is filed in accordance with Section 262 of the GCL and that is not voted in favor of the Merger shall not be converted into or represent a right to receive cash hereunder unless and until the holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal of and payment for such shares of Common Stock under Section 262 of the GCL, at which time such shares of Common Stock shall be converted into a right to receive cash in the same manner and subject to the same conditions as provided for other outstanding shares of Common Stock in this Article. All such shares of Holding Company Common Stock as to which such a written objection is so filed and which are not voted in favor of the Merger, except any such shares of Holding Company Common Stock the holder of which shall have effectively withdrawn or lost his or her right to appraisal of and payment for such shares of Common Stock under the GCL are herein called “Dissenting Shares” and each holder is herein called a “Dissenting Stockholder.” Holding Company shall give Acquisition prompt notice upon receipt by Holding Company of any written objection to the Merger, any withdrawal of such objection and any other documents or communications received pursuant to Section 262 of the GCL. Holding Company agrees that FBOP shall have the right to control all negotiations and proceedings with respect to any Dissenting Shares. Holding Company further agrees that prior to the Effective Time it will not, except with the prior written consent of FBOP, voluntarily make any payment with respect to, or settle or offer to settle, any such objection. Each Dissenting Stockholder who becomes entitled, pursuant to the provisions of the GCL, to payment for the fair cash value of his, her or its shares of Holding Company Common Stock shall receive payment therefor from Holding Company as the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions), and such shares of Common Stock shall be retired and canceled.

(o) Termination of Paying Agent’s Duties. Promptly following the date that is nine months after the Effective Time, the Paying Agent shall deliver to FBOP all cash (including all interest and earnings) and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a certificate formerly representing shares of Holding Company Common Stock who has not previously surrendered such certificate may surrender such certificate to FBOP and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefore the Per Share Merger Consideration for each share of Holding Company Common Stock represented by such certificate. Neither FBOP, the Surviving Corporation nor the Paying Agent shall be liable to any former stockholder of Holding Company for any amount delivered to a governmental agency or unit pursuant to applicable abandoned property, escheat or similar laws.

(p) Closing of Holding Company’s Transfer Books. At the Effective Time, the stock transfer records of Holding Company shall be closed and no transfer of shares of Holding Company Common Stock shall thereafter be made.

(q) Stock Options and Other Stock-Based Awards.

(i) Stock Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Holding Company Common Stock granted to employees or directors of the Holding Company or any of its Subsidiaries under the 1996 Incentive Plan, the 1999 Incentive Plan, the 2004 Equity Incentive Plan or the 2006 Equity Incentive Plan (collectively, the

“Company Stock Plans”) that is outstanding immediately prior to the Effective Time (each, a “Holding Company Option”) shall be cancelled and shall only entitle the holder of such Holding Company Option to receive, as soon as reasonably practicable after the Effective Time, but in any event within five business days thereafter, an amount in cash equal to the product of (x) the total number of shares of Holding Company Common Stock subject to the Holding Company Option times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Holding Company Common Stock under such Holding Company Option, less applicable Taxes required to be withheld with respect to such payment.

(ii) Service-Based Restricted Share Awards. There are 300 restricted shares of Holding Company Common Stock which were granted under the Company Stock Plans that are not considered outstanding as of the date hereof (the “Restricted Shares”), and such Restricted Shares shall be treated as follows: (A) in the event that such Restricted Shares are outstanding and unvested as of the Effective Time, the shares shall vest as of the Effective Time and (B) in the event that such Restricted Shares vest prior to the Effective Time in accordance with their terms, they shall, notwithstanding anything set forth in Section 2(d) of this Agreement, be treated as issued and outstanding for all purposes of this Agreement, and, in the case of each of (A) and (B), the holder thereof shall be entitled to receive the Per Share Merger Consideration with respect to each such Restricted Share (whether or not it is still subject to any restrictions immediately prior to the Effective Time) as soon as practicable after the Effective Time in accordance with the provisions of this Agreement, less applicable Taxes required to be withheld with respect to such payment.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF HOLDING COMPANY

Holding Company represents and warrants to Acquisition and FBOP with respect to Holding Company and the Subsidiaries (as defined below) as follows. Any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any Schedule with respect to a particular representation or warranty contained in this Article II shall be deemed to be disclosed as an exception, qualification, limitation, document or other item, as applicable, with respect to any other representation or warranty to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such representation or warranty, notwithstanding the omission of a cross-reference thereto.

(a) Organization and Standing of Holding Company. Holding Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Holding Company has all necessary power and authority to own or lease all of its properties and assets and to carry on its business as is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Holding Company and the Subsidiaries (defined below), taken as a whole. Holding Company is duly registered as a savings and loan holding company under the Home Owners’ Loan Act, as amended (“HOLA”), and the regulations issued thereunder.

As used in this Agreement, the term “Material Adverse Effect” or “Material Adverse Change” means with respect to any person, any effect or change that: (i) is or would reasonably be expected to be material and adverse to the financial condition, results of operations or business, assets, liabilities, capital or properties of such person and its Subsidiaries taken as a whole; or (ii) materially impairs the ability of such person to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include, the impact of changes, in the case of Holding Company, to the extent resulting from (a) actions taken or to be taken by Holding Company upon the written request of FBOP and/or Acquisition pursuant to this Agreement, (b) public disclosure of this Agreement or the transactions contemplated hereby, (c) the matters specifically set forth in Schedule 2(k), or (d) changes in the market price or trading volume of Holding Company Common Stock; provided that the underlying cause of any decline in the price of the Holding

Company Common Stock and its impact on the financial condition, results of operations or business, assets, liabilities, capital or properties of Holding Company Common Stock and its Subsidiaries, taken as a whole, may be considered in determining whether there has been a Material Adverse Effect.

(b) Organization and Standing of Savings Institution. Savings Institution is a federally-chartered stock savings and loan association, duly organized and validly existing under the laws of the United States of America. Savings Institution is duly authorized to conduct a savings and loan business, is a member of the Federal Home Loan Bank of San Francisco, and is duly authorized to operate each of its offices, including branch offices (collectively, the main office and each branch location are referred to herein as the “Branches”). Savings Institution is a wholly-owned subsidiary of Holding Company.

(c) Holding Company Subsidiaries. Schedule 2(c) hereto sets forth a list of all of Holding Company’s direct and indirect subsidiaries including Savings Institution (such subsidiaries hereinafter each separately called a “Subsidiary” and collectively called the “Subsidiaries”). The Schedule sets forth the authorized capital stock, the number of shares duly issued and outstanding, the number so owned by each stockholder of the Subsidiary and the jurisdiction of incorporation of each Subsidiary. The shares of capital stock of the Subsidiaries are validly issued, fully paid and non-assessable (subject to statutory obligations of holders, if any), and are owned free and clear of any liens, claims, charges or encumbrances. Except as disclosed on such Schedule, neither Holding Company nor any of the Subsidiaries has any investment in any subsidiary or any investment in any partnership, joint venture, limited liability company or similar entity (or any right, contingent or otherwise, to acquire the same), all of which investments are owned free and clear of any liens, claims, charges or encumbrances except as disclosed thereon. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to own or lease its properties and carry on its business as it is now being conducted. Each of the Subsidiaries is duly qualified or otherwise authorized to transact business as a foreign corporation and is in good standing in every jurisdiction in which such qualification or authorization is required by law to carry on its business as it is now being conducted, except where the failure so to qualify or to be authorized would not have a Material Adverse Effect on Holding Company and the Subsidiaries, taken as a whole. Schedule 2(c) sets forth a true and correct description of the activities of each of the Subsidiaries. Each Subsidiary is an investment permitted under HOLA and other applicable law. No certificate of authority identified in such Schedule has been revoked, restricted, suspended, limited or modified nor is any certificate of authority the subject of, nor to the knowledge of Holding Company is there a basis for, a proceeding for revocation, restriction, suspension, limitation or modification.

(d) Capitalization. The authorized capital stock of Holding Company consists of 2,000,000 shares of Preferred Stock, $0.01 par value per share, none of which has been issued, and 59,000,000 shares of Common Stock, par value $0.01 per share, of which 22,624,961 shares are issued and outstanding. Of the 22,624,961 shares of Common Stock issued and outstanding, 90,000 shares constitute restricted stock granted to directors pursuant to the 2004 and 2006 Equity Incentive Plans. In addition, 212,300 shares that vest based on a combination of service and performance were reserved for issuance pursuant to the 2006 Equity Incentive Plan, and no payments are or will be due in connection therewith. All of the issued and outstanding shares of Holding Company Common Stock have been validly issued and are fully paid and non-assessable (subject to statutory obligations of holders, if any) and free of preemptive rights. No shares of Holding Company Common Stock are held in treasury. As of the date hereof, 1,269,916 shares of Holding Company Common Stock were reserved for issuance upon exercise of outstanding Holding Company stock options granted pursuant to the 1996 and 1999 Incentive Plans and 2006 Equity Incentive Plan. All of such options will automatically be cancelled at the Effective Time, and no payments are or will be due in connection therewith. In addition, there are 2,298,055 shares that have been reserved for stock options or awards that have not been granted. Schedule 2(d) hereto contains an accurate and complete list of all outstanding options and restricted stock awards including the name of the grantee, date of grant, number of shares and exercise price and vesting schedule. Except for the options and shares specified above and as reflected in Schedule 2(d), there is no contract, understanding, restriction or agreement, including any voting trust or other agreement or understanding with respect to the voting of any of the capital stock of Holding Company or any Subsidiary, or any convertible, exchangeable or exercisable security, option, warrant, call, or commitment on the part of Holding Company or any Subsidiary of any character relating to issued or unissued shares of the capital stock of Holding Company or any Subsidiary, or any other equity awards or commitments to issue shares or pay amounts in respect of the value of a share under any deferred compensation plans.

(e) Authorization. The Board of Directors of Holding Company has adopted resolutions approving the Agreement and the Transaction and have authorized the execution and delivery of the Agreement. The Board of Directors of Holding Company has directed by resolution that the Agreement be submitted to a vote of the holders of shares of Holding Company Common Stock taken at a meeting called for the purpose of considering and acting upon this Agreement. Holding Company has full power and authority to enter into this Agreement and, upon appropriate consent of its stockholders in accordance with law, subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Holding Company and constitutes the valid and legally binding obligation of Holding Company, enforceable against it in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors rights generally and subject to general principles of equity.

(f) Certificates of Incorporation and Bylaws. Holding Company has delivered to FBOP true and complete copies of its and each of the Subsidiaries’ Certificates of Incorporation and Bylaws as in effect as of the date hereof, and in the case of Savings Institution, has delivered true and complete copies of Savings Institution’s Federal Stock Charter and Bylaws.

(g) Consents and Approvals. Except for the consents and approvals of the Applicable Governmental Authorities and except as set forth on Schedule 2(g), no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Holding Company of the transactions contemplated by this Agreement.

(h) Defaults and Conflicts. Except as set forth on Schedule 2(h), neither Holding Company, Savings Institution or any other Subsidiary is or immediately prior to the Effective Time will be in conflict with or default under its Certificate of Incorporation (or similar organizational document) or Bylaws, or in default under any indenture or under any material agreement or other material instrument to which it is a party or by which it or any of its properties is bound or to which it is subject. Subject to the receipt of all consents and approvals contemplated by this Agreement, neither the execution and delivery of this Agreement, the consummation of the Transaction nor the fulfillment of and compliance with the terms and provisions hereof, will (i) violate any judicial, administrative or arbitral order, writ, award, judgment, injunction or decree involving Holding Company, Savings Institution or any other Subsidiary, (ii) conflict with the terms, conditions or provisions of the charter or Bylaws of Holding Company, Savings Institution or any other Subsidiary, (iii) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, any indenture or any agreement or other instrument to which Holding Company, Savings Institution or any other Subsidiary is a party or by which Holding Company, Savings Institution or any other Subsidiary is bound, (iv) result in the creation of any lien, charge or encumbrance upon any of the assets of Holding Company, Savings Institution or any other Subsidiary under any such agreement or instrument, or (v) terminate or give any party thereto the right to terminate any such indenture, agreement or instrument, except with respect to (iii) or (iv) above, such as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Holding Company and its Subsidiaries, taken as a whole, and which could not reasonably be expected to jeopardize or delay consummation of the Transaction. Except as disclosed in Schedule 2(h) hereto, no consent of any third party to any indenture or any material agreement or other material instrument to which Holding Company, Savings Institution or any other Subsidiary is a party is required in connection with the Transaction. Holding Company agrees that prior to the Effective Time it will use its best efforts to obtain all required consents to the Transaction of parties to any such indenture, agreement, or other instrument that is material to the business of Holding Company and its Subsidiaries taken as a whole.

(i) SEC Reports; Financial Statements.

(i) Holding Company has filed all required forms, reports, registration statements and documents with the Securities and Exchange Commission (the “SEC”) since January 1, 2003 (collectively, the “SEC Reports”), each of which, as of its respective date, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of their respective dates, none of the SEC Reports, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no outstanding comments from the SEC with respect to any of the SEC Reports. The (x) audited consolidated financial statements of Holding Company included in its Annual Report on Form 10-K for the years ended March 31, 2007, 2006 and 2005, (y) the unaudited consolidated interim financial statements included in its Quarterly Report on Form 10-Q for the quarters ended June 30, 2007, September 30, 2007 and December 31, 2007 and (z) the March 31, 2008 Balance Sheet (as defined below) in each case fairly present in conformity with generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be indicated therein or in the notes thereto), the consolidated financial position of Holding Company and its Subsidiaries as of the dates thereof and their consolidated statements of operations, stockholders’ equity, and cash flows for the periods then ended (in the case of any unaudited interim financial statements, subject to (i) normal year-end adjustments, which individually and in the aggregate, are customary in nature and amount and (ii) standard limitations on the application of generally accepted accounting principles).

(ii) Except as and to the extent reflected in the interim preliminary consolidated statement of financial position of Holding Company and the Subsidiaries as of March 31, 2008 (the “March 31, 2008 Balance Sheet”) attached as Schedule 2(i) hereto, neither Holding Company nor any Subsidiary had, as of March 31, 2008, any material liability or material obligation (absolute, contingent or otherwise) except for contractual liabilities arising in the ordinary course of business and consistent with past practice which are not required to be reflected in a balance sheet prepared in accordance with generally accepted accounting principles. Except as and to the extent disclosed in Schedule 2(i) hereto, neither Holding Company nor any Subsidiary has incurred any material liability or material obligation (absolute, contingent or otherwise) since March 31, 2008.

(iii) The records, systems, controls, data and information of the Holding Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Holding Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the SEC Reports (or, if amended or superseded by a subsequent filing prior to the date hereof, as and to the extent described in such subsequent filing), the Holding Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including that (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of the Holding Company and to maintain accountability for the Holding Company’s assets; (3) access to the Holding Company’s assets is permitted only in accordance with management’s authorization; (4) the reporting of the Holding Company’s assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Holding Company (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Holding Company and its Subsidiaries is made known to the management of the Holding Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to documents required to be filed by the Holding Company with the SEC, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Holding Company’s auditors and the audit committee of the Holding Company’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Holding Company’s ability to record, process, summarize and report financial data and have identified for the Holding Company’s auditors any material weaknesses in internal controls and (2) any fraud known to the Holding Company, whether or not material, that involves management or other employees who have a significant role in the Holding Company’s internal controls. The Holding Company has made available to FBOP a summary of any such disclosure made by management to the Holding Company’s auditors and audit committee since January 1, 2005.

(iv) Since January 1, 2005, (1) neither the Holding Company nor any of its Subsidiaries nor, to the knowledge of the Holding Company, any director, officer, employee, auditor, accountant or representative of the Holding Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Holding Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Holding Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, other than routine recommendations made in letters from the Holding Company’s independent public accountants to the Holding Company’s management, true and complete copies of which letters have been made available to FBOP and (2) no attorney representing the Holding Company or any of its Subsidiaries, whether or not employed by the Holding Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Holding Company or any of its officers, directors, employees or agents to the Board of Directors of the Holding Company or any committee thereof or to any director or officer of the Holding Company.

(j) Regulatory Reports and Filings. Holding Company, Savings Institution and each Subsidiary has filed all material reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with the OTS, the FDIC, the Federal Home Loan Bank, and any other governmental agency or authority with jurisdiction over Holding Company or Savings Institution and each such report, notice and other statement, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which it was filed. Holding Company has furnished to FBOP or Acquisition copies of all regulatory filings (and all related correspondence) for Holding Company and any Subsidiary for and during the years ended March 31, 2007, 2006 and 2005 and the quarters ended June 30, 2007, September 30, 2007 and December 31, 2007 as filed with the OTS, with the exception of Unpublished OTS Information as defined at 12 C.F.R. § 510.5 that is not authorized to be shared with FBOP (the “Regulatory Reports”). The Regulatory Reports, including, without limitation, the provisions made therein for investments and the valuation thereof, and loan loss reserves, together with the notes thereto, fairly present in all material respects the financial position, assets, liabilities, change in financial position, surplus and other funds of Holding Company and Savings Institution as of the dates thereof and the results of its operations for the periods indicated in conformity with regulatory accounting principles prescribed or permitted by law or the rules and regulations of OTS, applied on a consistent basis with prior periods, except as set forth therein. Each such Regulatory Report was in compliance with applicable law and correct in every material respect when filed, there were no material omissions therefrom and no material deficiencies have been asserted by any governmental or regulatory body with respect to such Regulatory Reports. Except for liabilities and obligations disclosed or provided for in the Regulatory Reports, Savings Institution did not have, as of the respective dates of each such Regulatory Reports, any material liabilities or material obligations (whether absolute or contingent and whether due or to become due) except for contractual liabilities arising in the ordinary course of business and consistent with past practice that are not required to be reflected in regulatory financial statements. All books of account of Savings Institution and each other Subsidiary fairly and accurately disclose in all material respects all the transactions, properties, assets, investments, liabilities and obligations of Savings Institution or the respective Subsidiary and all such books of account are in the possession of Savings Institution or the respective Subsidiary and are true and complete in all material respects.

(k) Changes Since March 31, 2008. Except as disclosed in Schedule 2(k) hereto, since March 31, 2008 there has been no Material Adverse Change in the assets, properties, business, financial condition or results of operations of Holding Company and its Subsidiaries, taken as a whole; and neither Holding Company, Savings Institution nor any other Subsidiary has, since March 31, 2008 (i) made any change in its authorized capital stock, (ii) issued any stock options, warrants or other rights calling for the issue, transfer, sale or delivery of its capital stock or other securities, (iii) paid any stock dividend or made any reclassification in respect of its outstanding shares of capital stock, (iv) issued, transferred, sold or delivered any shares of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for such capital stock), (v) purchased or otherwise acquired for consideration any outstanding shares of its capital stock, (vi) disposed of a material portion of its assets, properties or business other than in the ordinary course of business or (vii) authorized or made any distribution to Holding Company’s stockholders of any assets of Holding Company, Savings Institution or any other Subsidiary, by way of cash dividends or otherwise.

(l) Properties.

(i) Real Estate and Mortgages. Schedule 2(l)(i) hereto sets forth a list and summary description of (a) all real property owned by Holding Company or any Subsidiary and all buildings and other structures located on such real property (“Owned Real Property”), (b) all leases, subleases or other agreements under which Holding Company or any Subsidiary is the lessor of any real property, (c) all leases, subleases or other agreements under which Holding Company or any Subsidiary is a tenant on any real property (“Leased Real Property”), (d) all unexpired options held by Holding Company or any Subsidiary or contractual obligations on its part to purchase or acquire any interest in real property, (e) all unexpired options granted by Holding Company or any Subsidiary or contractual obligations on its part to sell or dispose of any interest in real property, and (f) all mortgages held by Holding Company or any Subsidiary (other than as investment securities), identifying all such mortgages, if any, for which deficiency notices have been issued or that are otherwise not current. Except as disclosed in Schedule 2(l)(i) hereto such leases, subleases, options and other agreements are in full force and effect and neither Holding Company nor any Subsidiary has received any notice of any material default thereunder.

(ii) Investments. The common stock, preferred stock, bonds, and other investments owned by Holding Company or any Subsidiary as of the date hereof, except for investments consisting of direct loans to customers, are evidenced by written instruments and certificates (except where in non-certificated form), and to the best knowledge of Holding Company after due inquiry, are valid and genuine in all material respects. All such bonds, stocks, and other investments are permissible investments under applicable laws and regulations. Except as disclosed in Schedule 2(l)(ii) hereto, none of such investments is in default on the payment of principal, interest or other required distributions.

(iii) Title to Property; Zoning. Except as disclosed in Schedule 2(l)(iii) hereto, Holding Company and each Subsidiary has good and marketable title to all real properties described in Section 2(l)(i) and good and marketable title to all other assets and properties shown as owned by it on Holding Company’s September 30, 2007 Balance Sheet or acquired since that date (except properties disposed of in the ordinary course of business subsequent to said date), in each case free of all mortgages, liens, security interests, charges and encumbrances of any nature whatsoever, other than liens for Taxes (as defined below) not yet due and payable, except such as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Holding Company and its Subsidiaries. All such real property complies with all applicable private agreements, zoning requirements, Environmental Laws (defined below), and other governmental laws and regulations relating thereto, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect on the Holding Company and its Subsidiaries. There are no condemnation proceedings pending or, to the best knowledge of Holding Company, threatened with respect to the Real Property.

(iv) Agreements. Holding Company has delivered, or has made available, to FBOP true, correct and complete copies of the following documents:

(1) Contracts, licenses, or agreements (including without limitation maintenance contracts or similar contacts) that will be binding upon the Owned Real Property or the Leased Real Property (collectively, the “Real Property”) or upon the Surviving Corporation at and after the Effective Date, including the lease agreements, and all modifications and amendments thereto, for each parcel of Leased Real Property;

(2) Structural and architectural plans, drawings and specifications for the buildings and other improvements on the Real Property, if any, which Holding Company or any Subsidiary has in its possession and any and all structural reports or studies, if any;

(3) Real estate tax bills affecting any portion of the Real Property for the previous two calendar years, together with any and all notices of proposed or final changes in assessed valuation with respect to the Real Property received during the present year, and a copy of any real estate tax protest complaints, pleadings, appraisals, contracts or agreements with real estate tax attorneys, and other related documents for any protests of assessments, tax objection proceedings or similar proceedings;

(4) Holding Company’s (or Subsidiary’s, as applicable) title policy which insured the Holding Company’s or Subsidiary’s interest in any portion of the Real Property;

(5) The most recent survey of all or any portion of the Real Property in the Holding Company’s or any Subsidiary’s possession; and

(6) Any and all asbestos, environmental, hazardous substances or toxicological studies, tests, or reports prepared at the direction of the Holding Company or any Subsidiary or which the Holding Company or any Subsidiary has received from any other source, with respect to any portion of the Real Property.

(v) No Claims. There are no material unpaid bills or claims for labor performed or materials furnished or contracted to be performed or furnished upon any portion of the Real Property, and there are no material unpaid taxes of any kind that might become a lien upon any portion of the Real Property, except ad valorem taxes for the current calendar year not yet due and payable.

(vi) No Options. There are no options or other rights in any party to purchase or acquire any ownership interest in any portion of the Real Property, and the Real Property is not subject to any executory contracts of sale, rights-of-first-refusal, options or leases.

(m) Environmental Laws. Except as disclosed in Schedule 2(m) hereto, Holding Company and each Subsidiary has conducted and is conducting its business in compliance with all applicable federal, state, and local laws, regulations and requirements currently in force relating to the protection of the environment (“Environmental Laws”) (which business shall include property presently or previously owned, leased, managed, operated or held as collateral or in a fiduciary capacity), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect on the Holding Company and its Subsidiaries taken as a whole. There is no pending or, to the best knowledge of Holding Company, threatened, civil or criminal litigation, written notice of violation, or administrative proceeding relating to such Environmental Laws involving Holding Company and its Subsidiaries taken as a whole, and to the best knowledge of Holding Company, there is no basis for any of the foregoing. There has not been and to Holding Company’s best knowledge, there is no condition existing, with respect to the release, emission, discharge or presence of hazardous substances in connection with the business of Holding Company or any Subsidiary, which condition could subject Holding Company or any Subsidiary to any proceeding or remediation under such Environmental Laws or could otherwise have a Material Adverse Effect on the Holding Company or any Subsidiary. Holding Company and each Subsidiary has received all approvals, consents, licenses, and permits with respect to environmental matters necessary to carry on its business substantially as currently conducted.

(n) Proprietary Rights. Schedule 2(n) hereto discloses all the patents, copyrights, trademarks, trade names, service marks, trade dress and logos (and all registrations and applications with respect thereto) (collectively, with the goodwill of the business, the “Proprietary Rights”) used in the business of Holding Company or any Subsidiary. Except as otherwise disclosed in such Schedule, either Holding Company or one of the Subsidiaries owns or possesses a valid and binding license or otherwise is duly authorized to use all of such Proprietary Rights. Neither the Holding Company nor any of its Subsidiaries is in default in any material respect under any license, contract, agreement, arrangement or commitment related to any of the Proprietary Rights. Such Proprietary Rights as used by Holding Company or a Subsidiary in its business do not violate or infringe in any material respect upon the proprietary rights of any third party, and there is no claim, action, proceeding or investigation pending or, to the best of Holding Company’s knowledge, threatened against Holding Company or any of the Subsidiaries with respect to any such Proprietary Rights.

(o) Agreements. Except as set forth and described on Schedule 2(o) hereto, neither Holding Company nor any Subsidiary is a party to nor is Holding Company or any Subsidiary bound by any oral or written:

(i) contract, arrangement, commitment or understanding for the employment of any officer or employee, or contract, arrangement, commitment or understanding with a former officer or employee pursuant to which payments are required to be made at any time following the date hereof, or contract, arrangement, commitment or understanding with any labor union or association representing any employee,

(ii) stock ownership, profit-sharing, bonus, deferred compensation, stock option, severance pay, pension, retirement or similar plan or agreement,

(iii) mortgage, indenture, note or installment obligation the unpaid balance of which exceeds $100,000, or other instrument for or relating to any borrowing of money by Savings Bank or any of the Subsidiaries, the unpaid balance of which exceeds $100,000,

(iv) guaranty of any obligation for borrowings or otherwise which exceeds $100,000,

(v) agreement or arrangement for the sale or lease of any assets or part of its business in excess of $10,000, or for the grant of preferential rights to purchase or lease any material amount of its assets or part of its business,

(vi) agreements or arrangements for the settlement of any claims in excess of $100,000,

(vii) agreements or arrangements obligating it to register any of its outstanding shares or other securities with the SEC,

(viii) agreement or arrangement with any officer or director of Savings Bank, any Subsidiary, or any other affiliate of Savings Bank,

(ix) contracts and agreements related to information technology, computer hardware or software data processing services or material equipment leases, or

(x) contract, agreement or other instrument that is material to the assets, properties, business, financial condition or results of operations of Holding Company or any Subsidiary, including the leases with respect to the Leased Real Property.

True and correct copies of each such document described in (i)-(x) have been provided or made available to FBOP or Acquisition. All contracts, leases, plans, mortgages, indentures, guaranties and other agreements disclosed in Schedule 2(o) hereto are in full force and effect as of the date hereof, and neither Holding Company nor any Subsidiary or, to the knowledge of Holding Company, any other party thereto is in default in any material respect under such agreement and no event has occurred which with the passage of time or the taking of any action, or both, could constitute a default in any material respect under any such contract agreement. No party thereto may terminate or modify any of such agreements by reason of the transactions contemplated by this Agreement (other than as a result of the application of change of control related provisions in employment agreements).

(p) Litigation; Claims. Except as disclosed in Schedule 2(p) hereto, there are no actions, suits, claims, investigations or proceedings pending, settled since January 1, 2005, or to the best knowledge of Holding Company, threatened, against or affecting Holding Company or any Subsidiary, or any of their properties, businesses, directors, officers or employees, at law or in equity, or before any governmental or administrative body or agency or before any arbitrator (i) which involve a claim in excess of $100,000, or (ii) which alone or in the aggregate, could have a Material Adverse Effect on Holding Company or any Subsidiary. Holding Company is not aware of any facts that would reasonably afford a basis for any such actions, suits, claims, investigations or proceedings. Except as may be disclosed on such Schedule, there are no unresolved disputes under any contract to which Holding Company or any Subsidiary is a party or by which Holding Company or any Subsidiary is bound involving in the aggregate an amount in excess of $100,000. Neither Holding Company nor any Subsidiary is in default with respect to any order, writ, award, judgment, injunction or decree of any court, governmental or administrative body or agency, or arbitrator applicable to it which could have a Material Adverse Effect on the Holding Company or any Subsidiary.

(q) Compliance with Laws.

(i) Holding Company and each of the Subsidiaries has complied with all laws, regulations, opinions, orders, rules, ordinances, judgments or decrees of all governmental authorities (federal, state, local, foreign or otherwise) applicable to its businesses, including without limitation, the FDIC and OTS, except where the failure to have so complied could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Holding Company and its Subsidiaries taken as a whole. Except as disclosed in Schedule 2(q) hereto, neither Holding Company nor any Subsidiary has received any notification of any asserted failure by it to comply with any of such laws or threatening to revoke any license, permit or authorization, nor, to the best knowledge of Holding Company, is there any basis for any of the foregoing.

(ii) The Savings Institution and each of its Subsidiaries has administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable federal, state, local and foreign law and regulation and common law, except where the failure to so administer such accounts could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Holding Company and its Subsidiaries taken as a whole. None of the Savings Institution, any of its Subsidiaries, or, to the knowledge of the Holding Company, any director, officer or employee of the Savings Institution or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account except for any such breach that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Holding Company and its Subsidiaries taken as a whole. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Holding Company and its Subsidiaries taken as a whole, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(iii) Schedule 2(q) sets forth a complete list of all securities exchanges, commodities exchanges, boards of trade, clearing organizations, trade associations and similar organizations in which the Holding Company or any of its Subsidiaries holds membership or has been granted trading privileges. Schedule 2(q) sets forth with respect to the Company and its Subsidiaries a complete list of all (i) broker-dealer licenses or registrations and (ii) all licenses and registrations as an investment adviser under the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder or any similar state, local or foreign laws. Neither the Holding Company nor any of its Subsidiaries is, or is required to be, registered as a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker under the Commodities Futures Trading Act or any similar state, local or foreign laws.

(r) Taxes.

(i) Except as disclosed in Schedule 2(r) hereto: (a) all Tax Returns (as defined below) required to be filed with the appropriate taxing authorities have been filed by or on behalf of Holding Company or any Subsidiary and are complete and accurate in all material respects, and all material Taxes (as defined below)

due have been paid or provided for in full; (b) there are no liens for Taxes upon the assets of Holding Company or any Subsidiaries except statutory liens for Taxes not yet due; (c) there are no outstanding material deficiencies in respect of Taxes asserted or threatened in writing or assessments of Taxes made or threatened in writing, nor any administrative or judicial proceedings pending or threatened in writing concerning Taxes, with respect to Holding Company or any Subsidiary and any deficiencies, assessments or proceedings shown in Schedule 2(r) have been adequately reserved for and are being contested in good faith through appropriate proceedings; (d) Holding Company has established on the financial statements described in Section 2(i) of this Agreement reserves and accruals adequate, in accordance with GAAP, for the payment of all material Taxes accruing with respect to or payable by Holding Company and each Subsidiary for all periods reflected therein; (e) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any material Tax Returns required to be filed with respect to Holding Company or any Subsidiary; and (f) neither Holding Company nor any Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not been filed.

(ii) The income Tax Returns of Holding Company and each Subsidiary have been examined by (a) the Internal Revenue Service or the statute of limitations has expired for all periods up to and including March 31, 2000, and (b) the taxing authorities of all of the states disclosed in Schedule 2(c) or the statute of limitations has expired for all periods up to and including March 31, 2000, respectively, and there are no outstanding or unresolved proposed adjustments. There are no pending, or to the best knowledge of Holding Company any threatened, audits, examinations or assessments with respect to any Taxes of the Holding Company or its Subsidiaries.

(iii) Except as disclosed in Schedule 2(r)(iii) hereto, no power of attorney has been granted by Holding Company or any Subsidiary with respect to any matter relating to Taxes which is currently in force.

(iv) Neither the Holding Company nor any Subsidiary is (A) party to any tax allocation or sharing agreement under which it may have obligations to a party other than the Holding Company or the Subsidiaries (other than any such immaterial customary agreements with customers, vendors, lessors or the like entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes), or (B) is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group where the Holding Company or any Subsidiary was the parent).

(v) The consummation of the transactions contemplated by this Agreement will not give rise to any payments by Holding Company or any Subsidiary which payments will not be deductible (in whole or in part) by reason of Sections 280G or 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

(vi) No closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries within the last seven years.

For purposes of this Agreement, the term “Taxes” shall mean all taxes, including without limitation, all net income, gross income, gains, goods and services, capital, production, premium or privilege, gross receipts, sales, use, ad valorem, transfer, franchise, profits, windfall profits, license, withholding, payroll, employment, disability, excise, estimated, severance, stamp, occupation, property unemployment, environmental, employer health or other taxes, customs duties, fees, assessments, levies, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority (domestic or foreign) upon Holding Company or any Subsidiary and the term “Tax Returns” shall mean all returns, declarations, reports, estimates, and statements, regarding Taxes, required to be filed under United States federal, state, local or any foreign laws.

(s) Related Party Transactions. Except as disclosed in Schedule 2(s) hereto, and other than transactions exclusively between or among Holding Company and/or any of its Subsidiaries, neither Holding Company nor any Subsidiary has made any loan to any director, officer or other Affiliate (as defined below in Article V(b)) of

Holding Company or a Subsidiary which remains outstanding nor has Holding Company or any Subsidiary entered into any agreement, other than an agreement referred to in subpart (o) hereof, for the purchase or sale of any property or services from or to any director, officer or other Affiliate of Holding Company or a Subsidiary. All loans to executive officers and directors (and related interests) have been made in compliance with Regulation O (12 C.F.R. §215).

(t) Employee Benefit Plans.

(i) Schedule 2(t)(i) hereto sets forth a true and complete list of each material employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and each other material plan, arrangement and agreement providing employee benefits (collectively the “Plans”), that covers current or former employees of Holding Company or any Subsidiary or affiliate and is presently maintained by Holding Company or any Subsidiary. None of the Plans is a “multiemployer plan,” as defined in Section 3(37) of ERISA. Holding Company has delivered to FBOP or Acquisition: copies of all such Plans; any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements relating thereto; the most recent determination letter, if any, from the Internal Revenue Service with respect to each of the Plans which is intended to be a “qualified plan” under Code Section 401(a); actuarial valuations, if applicable, for the most recent plan year for which such valuations are available; the current summary plan descriptions; and with respect to each of the Plans which is subject to ERISA (“ERISA Plans”) the annual return/report on Form 5500 and summary annual reports for each of the Plans for each of the last three years.

(ii) Except as set forth on Schedule 2(t)(ii), neither Holding Company nor any affiliate thereof, whether or not incorporated, which together with Holding Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”) currently maintains, sponsors or contributes to a defined benefit pension plan as defined in Section 414(j) of the Code.

(iii) Each of the Plans, and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in compliance with all applicable laws in all material respects including ERISA, the Code, and the Age Discrimination in Employment Act, as applicable, and, to the knowledge of the Holding Company, each of such Plans has been administered in substantial compliance with such requirements.

(iv) Except with respect to income taxes on benefits paid or provided, no material income, excise or other material tax or material penalty (federal or state) has been waived or excused, has been paid or is owed by any person (including, but not limited to, any Plan, any Plan fiduciary (with respect to whom Holding Company has an obligation to indemnify) and Holding Company) with respect to the operations of, or any transactions with respect to, any Plan. No action has been taken, nor has there been any failure to take any action, nor to the knowledge of Holding Company is any action or failure to take any action contemplated, that could reasonably be expected to subject any person or entity with respect to whom Holding Company has an obligation to indemnify to any material liability for any tax or penalty in connection with any Plan. No reserve for any taxes or penalties that would be imposed with respect to any Plan has been established. Holding Company has delivered to FBOP the financial report providing information for disclosure purposes required by Statement of Financial Accounting Standards (SFAS) 106 as amended by FSAS 132 and FAS 158 for the fiscal year ending March 31, 2008 regarding the post-retirement medical plans and executive death benefit plans sponsored by Holding Company or its Affiliates.

(v) Except as set forth on Schedule 2(t)(v), there are no (A) actions, suits, arbitrations or claims (other than routine claims for benefits), (B) legal, administrative or other proceedings or governmental investigations or audits, or (C) complaints to or by any governmental entity, which are pending, anticipated, or to the Holding Company’s best knowledge, threatened, against the Plans or their assets.

(vi) Except as set forth on Schedule 2(t)(vi), neither the Holding Company nor any of its Subsidiaries maintains, contributes to or has an obligation to contribute to, or has any liability with respect to, any Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of the Holding Company or any of its Subsidiaries other than in accordance with Section 4980B of the Code or Section 601 of ERISA.

(vii) Except as would not reasonably be expected to result in material liability to Holding Company or any Subsidiary, neither Holding Company nor any of its Subsidiaries, nor any of the ERISA Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Holding Company or any of its Subsidiaries, any of the ERISA Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust (in each case which the Holding Company has an obligation to indemnify) could reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code. Except as would not reasonably be expected to result in material liability to Holding Company or any Subsidiary, neither Holding Company nor any of its Subsidiaries is, or, as a result of any actions, omissions, occurrences or state of facts existing prior to the date hereof, may reasonably be expected to become liable for any tax imposed under Section 4978 of the Code.

(viii) The Holding Company and its Subsidiaries have not incurred during the six (6) years prior to the date hereof, and to knowledge of the Holding Company, there are no circumstances or events that have occurred during the six (6) years prior to date hereof that could reasonably be expected to result in the imposition of liability on the Holding Company and its Subsidiaries (A) under Title IV of ERISA, (B) under section 302 of ERISA, (C) under sections 412 and 4971 of the Code, or (D) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, in each case in connection with an employee benefit plan maintained or sponsored by an ERISA Affiliate (other than a Plan).

(ix) All material contributions (including all employer contributions and employee salary reduction contributions) which Holding Company or any of its Subsidiaries are required to have paid to each Plan which is an “employee pension benefit plan” within the meaning of ERISA Section 3(2) (an “Employee Pension Benefit Plan”) have so been paid and all contributions for any period ending on or before the Effective Time which are not yet due have been accrued in accordance with the past custom and practice of Holding Company or any Subsidiaries or affiliates of Holding Company. All premiums or other payments for all periods ending on or before the date hereof which Holding Company or any of its Subsidiaries are required to have paid with respect to each Plan which is an “employee welfare benefit plan” within the meaning of ERISA Section 3(1) have so been paid.

(x) Each Employee Pension Benefit Plan which is intended to be a “qualified plan” under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service confirming that it is a “qualified plan,” and such determination letter considers the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000. Each Employee Pension Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been timely amended to reflect the provisions of the Economic Growth & Tax Relief Reconciliation Act of 2001 and any other statutory or regulatory changes requiring amendments, and has been timely submitted for a determination letter regarding the provisions of the Economic Growth & Tax Relief Reconciliation Act of 2001 if the deadline for such submission has passed. To the knowledge of the Holding Company, no event has occurred that could reasonably be expected to give rise to the revocation of any applicable determination letter, or the disqualification or loss of tax-exempt status of any such Employee Pension Benefit Plan or trust under Sections 401(a) or 501(a) of the Code, and Holding Company is not aware of any facts or circumstances that could result in the revocation of such determination letter.

(xi) Except as set forth on Schedule 2(t)(xi), the current market value of assets under each such Plan which is a defined benefit pension plan equals or exceeds the present value of all vested and nonvested liabilities thereunder, based upon the most recent actuarial report prepared by the Plan’s actuary for such Plan.

(xii) Except as set forth on Schedule 2(t)(xii), the consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under, any Plan.

(xiii) Schedule 2(t)(xiii) lists each agreement, contract, plan, or other arrangement—whether or not written and whether or not a Plan (collectively a “Program”)—to which Holding Company or any Subsidiary is a party that is a “nonqualified deferred compensation plan” subject to Code §409A. Each Program has been operated in good faith compliance with the requirements of Code §409A(a)(2), (3), and (4) and any Internal Revenue Service or Department of Treasury guidance issued thereunder and no amounts under any such Program are or have been subject to the interest and additional tax set forth under Code §409A(a)(1)(B). Neither the Holding Company nor any Subsidiary has any contractual obligation to reimburse or otherwise “gross-up” any person for the interest or additional tax set forth under Code §409A(a)(1)(B).

(u) Labor Matters. Neither the Holding Company nor any of its Subsidiaries is a party to or is subject to any collective bargaining agreement with any labor union. Neither the Holding Company nor any of its Subsidiaries is the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Holding Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending or, to the Holding Company’s knowledge, threatened, nor is the Holding Company aware of any activity involving any employee of the Holding Company or any of its Subsidiaries seeking to certify a collective bargaining unit. There are no labor controversies pending, or to the knowledge of Holding Company, threatened against Holding Company or any Subsidiary.

(v) Insurance. All properties of Holding Company and each Subsidiary are covered by valid and currently effective insurance policies issued in favor of Holding Company or a Subsidiary and such insurance policies provide Holding Company and its Subsidiaries with coverage and limits for its operations consistent with past practices and reasonably believed by the Holding Company to be adequate. Schedule 2(v) hereto sets forth a true and correct list of all insurance policies covering Holding Company and the Subsidiaries. Holding Company or a Subsidiary is included as an insured party under such policies or has full rights as a loss payee. No notice of cancellation or termination has been received with respect to any such policy. Such policies will not be terminable or cancelable by reason of this Agreement and the consummation of the transactions contemplated hereby. Neither Holding Company nor any of its Subsidiaries has any bank-owned life insurance policies.

(w) Community Reinvestment Act. Savings Institution has received a rating of “Outstanding” in its most recent Community Reinvestment Act Performance Evaluation, dated December 31, 2003. Savings Institution has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act. Savings Institution has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

(x) Deposits. Schedule 2(x) hereto is a schedule of the aggregate deposit accounts of Savings Institution, prepared as of the date indicated thereon, listing by category and by Branch the amount of such deposits, together with the amount of accrued but unpaid interest thereon (the “Deposits”). All such Deposits are insured to the fullest permissible extent by the Deposit Insurance Fund (“DIF”) administered by the FDIC. All related insurance premiums due and owing have been paid to the FDIC as of the date hereof. Subject to immaterial bookkeeping errors, Savings Institution has administered all of the Deposits in accordance with good and sound financial practices and procedures, and has properly made all appropriate credits and debits thereto.

(y) Loans.

(i) All loans of Savings Institution (the “Loans”) and loan commitments extended by Savings Institution and any extensions, renewals or continuations of such Loans and loan commitments were made in accordance with applicable regulatory requirements in the ordinary course of business and in compliance in all material respects with applicable law. The Loans are evidenced by appropriate and sufficient documentation based upon customary and ordinary past practices for federal savings institutions.

(ii) All documents and instruments which evidence the Loans are in all material respects legal and enforceable in accordance with the terms thereof, except as may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors generally or by the exercise of judicial discretion, and authorized under applicable federal and state laws and regulations. For purposes of the foregoing sentence, it is agreed and understood that the phrase “enforceable in accordance with the terms thereof” shall not mean that the borrower has the financial ability to pay a loan or that the collateral is sufficient in value to result in payment of the loan secured thereby.

(iii) Except for loans pledged to the Federal Home Loan Bank or participations purchased or sold by the Savings Institution and in each case as fully described at Schedule 2(y) hereto, the note evidencing each Loan and the collateral documents securing each Loan have not been assigned or pledged, the Savings Institution has good and marketable title thereto, and the Savings Institution is the sole owner and holder of each note evidencing a Loan and each collateral document securing such Loan, and except as fully described at Schedule 2(y), each Loan and each collateral document securing a Loan is free and clear of any and all prior liens, claims, encumbrances, participation interests, equities, pledges, charges or security interests of any nature.

(iv) Holding Company has previously provided FBOP with a list of all of the Loans as of the most recent practicable date, together with the principal amount of and accrued and unpaid interest on each such Loan, and Schedule 2(y) sets forth a list of all charged-offs Loans since January 1, 2008 including the amount charged off.

(v) None of the material agreements pursuant to which the Holding Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any continuing obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan, other than (i) customary repurchase obligations pursuant to standard agreements with Fannie Mae or Freddie Mac and (ii) customary repurchase obligations on account of an early payment default.

(vi) Either the Holding Company or one or more of its Subsidiaries is authorized: (i) as a supervised mortgagee by the Department of Housing and Urban Development (“HUD”) to originate and service Title I FHA mortgage Loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association (“Ginnie Mae”); (iii) by the Department of Veteran’s Affairs (“VA”) to originate and service VA Loans; (iv) as a seller/servicer by the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) to originate and service conventional residential mortgage Loans; and (v) to originate mortgage Loans guaranteed by the Rural Housing Service.

(vii) None of the Holding Company or any of its Subsidiaries is now nor has it been within the past three years subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, HUD, Ginnie Mae, the VA, Fannie Mae, Freddie Mac or other investor or Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans. The Holding Company has not received any written notice, nor does it have any reason to believe, that Fannie Mae or Freddie Mac propose to materially limit or terminate the underwriting authority of the Company and its Subsidiaries or to materially increase the guarantee fees payable to such investor.

(viii) Each of the Holding Company and its Subsidiaries is in compliance in all material respects with the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(ix) To the knowledge of the Holding Company, each Loan included in a pool of Loans originated, acquired or serviced by the Company or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool.

(z) Reserves. The loan loss reserves of Savings Institution, as set forth on the March 31, 2008 Balance Sheet have been computed in accordance with prudent and customary generally accepted methods and principles consistently applied and, in all cases, have been properly computed in all material respects and are adequate under applicable requirements of law and generally accepted accounting standards to provide for possible losses on Loans outstanding. Except as set forth on Schedule 2(z), to the knowledge of the Holding Company, no fact exists which would be reasonably likely to require a future material increase in the provision for loan losses reflected in such financial statements in accordance with GAAP. The Savings Institution has no Loans exceeding its legal lending limit or any Loans with an unpaid principal amount or unfunded commitment, in each case in excess of $100,000 which is, or in accordance with applicable regulatory requirements should be, classified as sub-standard, doubtful, special mention or a loss, except as set forth in Schedule 2(y).

(aa) Agreements with Regulatory Agencies. Except as set forth in Schedule 2(aa) hereto, neither Holding Company nor any of its Subsidiaries is subject to, or in the last two years has been subject to, any cease-and-desist or other decree or order issued by, or is a party to any written agreement, consent agreement, memorandum of understanding, commitment letter or other supervisory letter (each a “Regulatory Agreement”), with any regulatory agency or other government entity that restricts or restricted in any respect the conduct of its business or that relates or related to its capital adequacy, its credit policies or its management, nor has Holding Company or any of its Subsidiaries been notified by any regulatory agency or other governmental entity that it is considering issuing or requesting any Regulatory Agreement. Except as set forth in Schedule 2(aa) hereto, to the knowledge of Holding Company, no regulatory agency has initiated any investigation or proceeding into the business or operations of Holding Company or any of its Subsidiaries.

(bb) Information for Regulatory Approvals. The information furnished or to be furnished by Holding Company or Savings Institution in any regulatory application filed by Holding Company, Savings Institution, FBOP or Acquisition in connection with the Transaction, will be true and complete in all material respects as of the date so furnished.

(cc) Governmental Notices. As of the date hereof, neither Holding Company nor Savings Institution has received notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if requested, with respect to the Transaction. To the best knowledge of Holding Company, there are no facts that could reasonably be expected to have an adverse effect on the ability of Holding Company or Savings Institution to obtain all requisite regulatory consents or to perform their respective obligations under this Agreement and in connection with the Transaction.

(dd) SEC Filings. None of the information contained in the proxy statement to be mailed to the stockholders of Holding Company in connection with the Merger or in any amendments thereof or supplements thereto (the “Proxy Statement”) will, at the time of (i) the first mailing thereof, and (ii) the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing representation shall not apply to information supplied by Acquisition or FBOP in writing expressly for inclusion in the Proxy Statement.

(ee) Finders and Investment Bankers. Neither Holding Company nor any Subsidiary has retained any broker, finder or other agent or incurred any liability for any brokerage fees, commissions or finders’ fees with respect to the Transaction except for Holding Company’s retention of Sandler O’Neill & Partners (“Sandler”) pursuant to the terms of its agreement with Sandler. True and correct copies of the agreements with Sandler have been delivered to FBOP.

(ff) Third Party Discussions. Other than pursuant to this Agreement, including Section 5.3(iii), neither Holding Company nor any of its directors, officers, employees, agents, investment bankers or representatives or any of their Affiliates is negotiating or discussing with any third party a possible sale or merger of Holding Company or any Subsidiary or a substantial portion of any of their assets or business.

(gg) Transaction Expenses. Schedule 2(gg) sets forth all expenses incurred or to be incurred by Holding Company or any of its Affiliates (x) in connection with the Transaction described in this Agreement (and the agreements referred to in or contemplated by this Agreement, together with any amendments to any of the foregoing) and the performance of the obligations of Holding Company hereunder and thereunder and the consummation of the Transaction, which schedule will be updated as of the Effective Time and (y) in connection with the private placement described in the Form 8-K filed by Holding Company on June 6, 2008 (the “Private Placement”).

(hh) Accrued Vacation. Liabilities for accrued vacation, if any, for employees of any of Holding Company, Savings Institution and any other Subsidiary shall not exceed $2,200,000.

(ii) Change in Control Payments Severance and Other Payments. Schedule 2(ii) sets forth a true and complete list of all payments due or which could become due to officers and employees of Holding Company or any Subsidiary under any employment, severance or other agreement or arrangement as a result of or arising out of the Transaction.

(jj) Books and Records. The financial and other material books and records of the Holding Company and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and true and accurate copies thereof have been made available to FBOP.

(kk) Offices and ATMs. Holding Company has furnished to FBOP a list (the “Company Offices List”) setting forth the main office of the Savings Institution (identified as such) and each of the offices and automated teller machines (“ATMs”) maintained and operated by the Savings Institution (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Savings Institution and its Subsidiaries do not maintain any other office or ATM or conduct business at any location other than those referred to on the Company Offices List, and have not applied for or received permission to open any additional branch or operate at any other location. Each of such offices, branches or locations is maintained and operated by Savings Institution in compliance in all material respects with all applicable laws.

(ll) Registration Obligation. The Holding Company is not under any obligation, contingent or otherwise, to register any of its securities under the Securities Act of 1933, as amended.

(mm) Takeover Statutes; No Rights Plan. No takeover, anti-takeover, “fair price,” “moratorium,” “control share acquisition” or other similar Law (a “Takeover Statute”) or any anti-takeover provision in the Holding Company’s certificate of incorporation or bylaws is applicable to the transactions contemplated by this Agreement or the Proxies or the transactions contemplated thereby. The Holding Company does not have any stockholder rights plan in effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACQUISITION AND FBOP

FBOP and Acquisition each represent and warrant to Holding Company as follows:

(a) Organization of Acquisition and FBOP. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Acquisition is a wholly-owned subsidiary of FBOP. FBOP is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.

(b) Authorization. The Boards of Directors of FBOP and Acquisition have adopted resolutions approving the Agreement and the Transaction and have authorized the execution and delivery of this Agreement. Acquisition and FBOP have full power and authority to enter into this Agreement and, subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquisition and FBOP and constitutes the valid and legally binding obligation of Acquisition and FBOP, enforceable against them in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors rights generally and subject to general principles of equity.

(c) Consents and Approvals. Except for consents and approvals of the Applicable Governmental Authorities, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Acquisition and FBOP of the transactions contemplated by this Agreement.

(d) Defaults and Conflicts. Subject to the receipt of all consents and approvals contemplated by this Agreement, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the fulfillment of and compliance with the terms and provisions hereof will not (i) violate any judicial or administrative order, writ, award, judgment, injunction or decree involving Acquisition or FBOP or (ii) conflict with any of the terms, conditions or provisions of the charter or bylaws of Acquisition or FBOP. Except for such consents as have already been obtained, no consent of any third party to any indenture or any material agreement or other material instrument to which Acquisition or FBOP is a party is required in connection with the Transaction.

(e) SEC Filings. None of the information supplied or to be supplied by Acquisition or FBOP in writing expressly for inclusion in the Proxy Statement will, at the time of (i) the first mailing thereof and (ii) the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) Funds Available. Acquisition and FBOP has or will have available to them sufficient funds to pay the Aggregate Merger Consideration pursuant to the Merger.

(g) Finders and Investment Bankers. FBOP and Acquisition will be responsible for any of their respective brokerage fees, commissions or finders’ fees with respect to the Transaction.

ARTICLE IV

RIGHT TO INVESTIGATE

Holding Company shall afford and shall cause its Subsidiaries to afford (during regular business hours) to the officers and authorized representatives of Acquisition and FBOP reasonable access to the offices, properties, books, contracts, commitments, records (including all relevant computer files and databases), officers, employees, accountants and other representatives of Holding Company and Savings Institution in order that FBOP and Acquisition may have full opportunity to make such investigations as they shall desire of the affairs of Holding Company, Savings Institution and the other Subsidiaries. The officers of Holding Company shall furnish Acquisition and FBOP with such additional financial and operating data and other information as to the assets, properties and business of Holding Company, Savings Institution and the other Subsidiaries as Acquisition or FBOP shall from time to time reasonably request; provided that such requested data and information may be presented in the format maintained by Holding Company in the normal course of its business. Holding Company, Savings Institution and the Subsidiaries shall consent to the review by the officers and authorized representatives of Acquisition or FBOP of the reports and working papers of Holding Company’s independent auditors (upon reasonable advance notice) and to discussions by the officers and authorized representatives of Acquisition or FBOP with parties with which Holding Company, Savings Institution and the other Subsidiaries have business relationships. The obligations of Holding Company and its Subsidiaries under this Article IV shall not require it to take any action or permit any access that would violate any applicable law or regulation or that would result in the loss of any attorney-client privilege.

ARTICLE V

COVENANTS OF HOLDING COMPANY

(a) Operation in Ordinary Course. From the date hereof to the Effective Time, each of Holding Company, Savings Institution and the other Subsidiaries shall: (a) not engage in any transaction except in the ordinary course of business, not enter into any new lines of business or cease to conduct any existing lines of business, and shall conduct its business in all material respects consistent with past practices; (b) maintain the Branches in a condition substantially the same as on the date of this Agreement, reasonable wear and use excepted; (c) maintain its books of accounts and records in the usual, regular and ordinary manner; and (d) duly maintain compliance in all material respects with all laws, regulatory requirements and agreements to which it is subject or by which it is bound. Without limiting the generality of the foregoing, and except as required by Law [or except for matters set forth in Schedule 5(a)] or otherwise specifically provided in this Agreement, prior to the Effective Time, Holding Company, will not, and will cause Savings Institution and other Subsidiaries not to, without the prior written consent of FBOP (such consent not to be unreasonably withheld or delayed):

(1) fail to maintain its tangible property and assets in their present state of repair, order and condition, reasonable wear and tear and damage by fire or other casualty excepted;

(2) fail to maintain its books, accounts and records in accordance with generally accepted accounting principles consistently applied and consistent with past practices and policies;

(3) fail to comply in all material respects with all applicable laws, regulations, orders and directives;

(4) make, renew or modify the terms (including, but not limited to, any release or substitution of collateral, forgiveness of indebtedness or amounts due, change of the interest rate, extension, or release or substitution of any guarantor) of any (i) consumer (including overdraft) loan or one-to-four family residential real estate loan in excess of $250,000 or any commitment to make any of the foregoing or (ii) any other loan, letter of credit or other extension of credit, or commitment to make a loan in excess of $100,000, or in the case of unsecured loans or commitments in excess of $100,000, or in the case of loans or commitments to directors or officers, or any of their Affiliates, in excess of $10,000;

(5) except for the terminations of benefit agreements listed on Schedule 5(a)(5) hereto, or as required by law or by the terms of any Plan, (A) enter into, adopt, renew, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee or (B) make any discretionary contributions to any of the foregoing;

(6) except as required by law or by the terms of any Plan, (A) hire any employee or authorize, (B) enter into, amend or renew any employee contract or employment agreement (except where such renewal is automatically provided in such employee contract or employment agreement), (C) grant any pay raise, (D) authorize or pay any bonus, (E) increase in any manner the compensation or fringe benefits of any director, officer or employee, (F) pay any benefit not required by an existing plan or arrangement or (G) voluntarily accelerate the vesting of any compensation or benefit; provided however, that pay raises to non-officer employees pursuant to regularly scheduled reviews in the ordinary course of business not to exceed 3% of such employee’s current salary shall not be prohibited hereunder; and provided further that nothing contained in this subparagraph (6) shall restrict the hiring of non-officer, clerical or teller employees whose compensation does not exceed $50,000 per year; without limiting the generality of the foregoing, neither Holding Company nor any of the Subsidiaries will pay any bonus to any director, officer or employee;

(7) authorize or enter into, or amend, modify or supplement any contract or commitment (excluding all loans and loan commitments and except as otherwise set forth in Article V(a)(13)) which provides for the receipt or payment of amounts, in the aggregate, in excess of $10,000;

(8) sell, transfer, convey, assign or otherwise dispose of any of its assets or properties or authorize any of the foregoing, or sell loans in bulk;

(9) except as set forth on Schedule 5(a)(9), authorize or make any expenditures for assets in excess of $5,000 for any item, or $20,000 in the aggregate, or lease or encumber any assets outside the ordinary course of business or make any capital expenditures or commitments for capital expenditures in excess of $5,000 individually or $20,000 in the aggregate;

(10) authorize or make any amendment to its charter, bylaws or other similar governing documents;

(11) fail to use its reasonable efforts to keep in force all insurance policies presently in effect, including insurance of deposit accounts with the FDIC;

(12) do any act which, or omit to do any act the omission of which, could reasonably be expected to cause a material breach of any material contract, commitment or obligation;

(13) make any borrowing, incur any debt (other than (i) deposits in the ordinary course of business and consistent with past practice and (ii) overnight borrowings from the Federal Home Loan Bank and federal funds purchased or securities sold under agreements to repurchase, in each case in the ordinary course of business and for less than one year in duration and consistent with past practices), or assume, guarantee, endorse or otherwise become liable with respect to any such obligations;

(14) fail to maintain deposit rates substantially in accord with the average of the prevailing rates of competing financial institutions in the local Riverside/San Bernardino area market, provided that in no event will Savings Institution accept any deposits for which the interest rate payable thereon exceeds by more than 0.25 percent the average interest rate being paid on similar deposits by savings banks and savings and loan associations in the local Riverside/San Bernardino area market; and provided further, however, that rates may also be set in accordance with Schedule 5(a)(14);

(15) waive, release or cancel any claims in excess of $100,000 against third parties or debts owing to it, or any rights which have any value in excess of $100,000;

(16) make any changes in its accounting systems, policies, principles or practices, except as required by changes in laws or regulations or generally accepted accounting principles;

(17) enter into, authorize, or permit any transaction, except as now existing and disclosed to Acquisition or FBOP, with any affiliate of Holding Company or any Subsidiary;

(18) make any capital contribution to any person or purchase or invest in any securities issued by any person other than securities which are issued or guaranteed by the United States government or an agency thereof having a maturity of more than twelve (12) months from the date of purchase;

(19) sell any investment securities;

(20) enter into, amend or renew any data processing service contract;

(21) materially change or amend its schedules and policies relating to service charges or service fees;

(22) fail to use its reasonable best efforts, consistent with the other covenants and agreements set forth herein, to (i) preserve the present business organizations intact, (ii) keep available the services of its present officers and employees or (iii) preserve its present relationships with persons having business dealings with it;

(23) fail to maintain, consistent with its past practices, a reserve for possible loan and lease losses which is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable);

(24) make any material change in any lease of real property or open, relocate or close any Branch or make any application to do any of the foregoing;

(25) fail to file in a timely manner in any material respect all required filings with all proper regulatory authorities and fail to cause such filings to be true and correct in all material respects;

(26) foreclose upon or take deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property; or foreclose upon such commercial real estate if such environmental assessment indicates the presence of hazardous material in amounts that, if such foreclosure were to occur, could be reasonably likely to result in a material adverse effect on Savings Institution;

(27) amend or modify any Savings Institution policies or any of its promotional, deposit account or account loan practices, other than amendments or modifications in the ordinary course of business and consistent with past practice;

(28)(i) make any change in its authorized or issued capital stock, (ii) issue, grant or amend any stock options, warrants, calls, subscriptions, or other rights or agreements calling for the issue, transfer, sale or delivery of its capital stock or other securities (or any securities convertible into shares of such stock or securities), (iii) declare, set apart or pay any stock dividend or make any reclassification in respect of its outstanding shares of capital stock, (iv) except for the issuance of Common Stock upon exercise of any Holding Company Stock Options or the delivery of Common Stock in satisfaction of any performance share awards, issue, sell, exchange or deliver any shares of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for such capital stock), (v) purchase or otherwise acquire for consideration any outstanding shares of its capital stock or securities convertible into or exchangeable for any shares of its capital stock, (vi) liquidate, sell, transfer, assign, encumber or otherwise dispose of any shares of capital stock of any Subsidiary, or (vii) declare, pay or set apart in respect of its capital stock any dividends or other distributions or payments; or

(29) except in the ordinary course of business consistent with past practice, amend any material Tax return, settle or compromise any material Tax liability, make, change or revoke any material Tax election, in each case except as required by applicable law;

(30) make or enter into any tenancy or lease;

(31) make or permit any encumbrance or lien to attach or affect any portion of the Real Property; or

(32) agree to or authorize any of the foregoing.

(b) Exclusivity.

(i) From and after the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated pursuant to Article XI, the Holding Company agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause any of their respective directors, officers, employees, representatives, investment bankers (including but not limited to Sandler), agents or Affiliates (as defined below) (collectively, “Company Representatives”) not to, directly or indirectly: (1) solicit, initiate, facilitate or encourage (including by way of furnishing information) or take any other action designed to facilitate any inquiries, proposals or offers with respect to, or the making or completion of, a Competing Proposal (as defined below), (2) engage or participate in any negotiations regarding, or have any discussions with any person relating to, an actual or proposed Competing Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement any Competing Proposal, (3) engage in discussions with any Person with respect to any Competing Proposal, (4) approve, endorse or recommend or propose publicly to approve, endorse or recommend any Competing Proposal, (5) approve, endorse or recommend, or publicly announce an intention to approve, endorse or recommend, or enter into, any letter of intent or similar document or any agreement or commitment providing for or relating to any Competing Proposal or requiring the Holding Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or (6) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement with a third party. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Holding Company or any Holding Company Representative shall be deemed to be a breach of this Article V(b) by the Holding Company.

(ii) The Holding Company shall, and shall cause each of its Subsidiaries to, and shall direct and use its reasonable best efforts to cause each of the Company Representatives to, immediately cease any existing solicitations, discussions or negotiations with any person with respect to a Competing Proposal.

(iii) Notwithstanding the limitations set forth in subparagraphs (i) and (ii) above, if after the date of this Agreement the Holding Company receives an unsolicited Competing Proposal that did not result from or arise in connection with a breach of either subparagraphs (i) or (ii) above, and which (I) constitutes a Superior Proposal or (II) which the Board of Directors of the Holding Company determines in good faith, after consultation with the Holding Company’s outside legal and financial advisors, would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, the Holding Company may take the following actions: (x) furnishing information with respect to the Holding Company and its Subsidiaries to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information, the Holding Company and such third party enter into a confidentiality agreement, the terms of which are no less restrictive of and no more favorable to such third party than the terms of the confidentiality agreement, dated March 2, 2008 between the Holding Company and FBOP are to FBOP and (y) engaging in discussions or negotiations with the third party with respect to the Competing Proposal; provided, however, that as promptly as reasonably practicable following the Holding Company taking such actions as described in clauses (x) or (y) above, the Holding Company shall provide written notice to FBOP of such Superior Proposal or the determination of the Board of Directors of the Holding Company as provided for in clause (II) above, as applicable, and the Holding Company shall promptly provide to FBOP an executed copy of such confidentiality agreement and provide or make available to FBOP any information concerning the Holding Company or any of its Subsidiaries that is provided to the person making such Competing Proposal or its representatives which was not previously provided or made available to FBOP.

(iv) Neither the Board of Directors of the Holding Company nor any committee thereof shall withdraw, qualify or modify the Holding Company’s recommendation of the Transaction in a manner adverse to FBOP, or publicly propose to do so, or take any other action or make any other public statement in connection with the meeting of the Holding Company’s stockholders or otherwise that is inconsistent with the Holding Company’s recommendation of the Transaction (any of the foregoing, a “Change in Recommendation”) or approve or recommend or publicly propose to approve or recommend, any Competing Proposal. Notwithstanding the foregoing and the limitations set forth in subsections (i) and (ii) above, if, prior to receipt of the approval of the Transaction by the stockholders of the Holding Company, the Board of Directors of the Holding Company determines in good faith, after consultation with the Holding Company’s outside legal and financial advisors, that the failure to so withdraw, qualify or modify the Holding Company’s recommendation of the Transaction would be inconsistent with the fiduciary duties of the Board of Directors of the Holding Company under applicable law, the Board of Directors of the Holding Company may effect a Change in Recommendation; provided, however, that if such Change in Recommendation is the result of a Superior Proposal, the Holding Company shall have first (i) provided five business days’ prior written notice (such notice, a “Notice of Superior Proposal”) to FBOP that it is prepared to effect a Change in Recommendation in response to a Superior Proposal and specifying the reasons therefor, including the terms and conditions of the Superior Proposal that is the basis of the proposed Change in Recommendation, and the identity of the person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new Notice of Superior Proposal and a new five business day period), (ii) provided to FBOP all non-public information delivered or made available to the person making any Superior Proposal in connection with such Superior Proposal that was not previously delivered or made available to FBOP and (iii) during such five business day period, if requested by FBOP, engaged in, and caused its financial and legal advisors to engage in, good faith negotiations with FBOP to amend this Agreement in such a manner that any Competing Proposal that was determined to be a Superior Proposal no longer is a Superior Proposal. If at the end of such five business day period, such Competing Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement submitted by FBOP following a Notice of Superior Proposal, as a result of the negotiations contemplated by clause (iii) or otherwise), the Board may effect such Change in Recommendation, subject to the terms of this Agreement.

(v) The Holding Company promptly (and in any event within 24 hours) shall advise FBOP orally and in writing of the receipt of (i) any Competing Proposal or indication or inquiry with respect to or that could reasonably be expected to lead to any Competing Proposal, (ii) any request for non-public information relating to the Holding Company or its Subsidiaries, other than requests for information that could not reasonably be expected to relate to or result in a Competing Proposal, and (iii) any inquiry or request for discussions or negotiations regarding a Competing Proposal, including in each case the identity of the Person making any such Competing Proposal or indication, inquiry or request and the material terms of any such Competing Proposal or indication, inquiry or request (including copies of any document or correspondence evidencing such Competing Proposal or indication, inquiry or request). The Holding Company shall keep FBOP informed on a reasonably current basis of any material change to the terms of any such Competing Proposal or indication, inquiry or request.

(vi) Notwithstanding the limitations set forth in subsections (i) and (ii) above, if the Board of Directors of the Holding Company has effected a Change in Recommendation in compliance with the requirements of subsection (iv), then the Board of Directors of the Holding Company may cause the Holding Company to enter into a binding written agreement with respect to such Superior Proposal and terminate this Agreement in accordance with Article XI(a)(viii); provided, however, that the Holding Company shall not terminate this Agreement pursuant to this subsection (vi), and any purported termination pursuant to this subsection (vi) shall be void and of no force or effect, unless prior to or concurrently with such termination the Holding Company pays the Termination Fee payable pursuant to Article XI(b)(iii).

(vii) Nothing contained in this Agreement shall prohibit the Holding Company or the Board of Directors of the Holding Company from disclosing to the Holding Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; (or any similar communication to stockholders); provided that any disclosure other than a “stop-look-and-listen” communication to the stockholders of the Holding Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall be deemed to be a Change in Recommendation unless the Board of Directors of the Holding Company expressly rejects the applicable Competing Proposal and expressly reaffirms the Holding Company Recommendation contemporaneously with such disclosure.

(viii) As used in this Agreement, “Competing Proposal” shall mean any inquiry, proposal or offer from any Person other than FBOP or any of its Affiliates involving, in a single transaction or a series of transactions, (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, or similar transaction involving the Holding Company or any of its Subsidiaries, (2) the issuance by the Holding Company or any of its Subsidiaries of securities representing 20% or more of its outstanding voting securities (including upon the conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for such voting securities) or (3) the acquisition in any manner, directly or indirectly, of (x) 20% or more of the outstanding voting securities of the Holding Company or any of its Subsidiaries (including through the acquisition of securities convertible into or exercisable or exchangeable for such voting securities), (y) 20% or more of the consolidated assets of the Holding Company and its Subsidiaries or (z) one or more businesses or divisions that constitute 20% or more of the revenues or net income of the Holding Company and its Subsidiaries, taken as a whole.

(ix) As used in this Agreement, “Superior Proposal” shall mean a bona fide written Competing Proposal not solicited or initiated in violation of subsection (i) or (ii), that (1) relates to (x) the issuance by the Holding Company of securities representing more than 50% of its outstanding voting securities

(including upon the conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for such voting securities) or (y) the acquisition by any person of any of (A) more than 50% of the outstanding Common Stock, by tender or exchange offer, merger or otherwise or (B) all or substantially all of the consolidated assets of the Holding Company and its Subsidiaries, (2) is not subject to any financing contingency or qualification, (3) is otherwise on terms that the Board of Directors of the Holding Company determines in good faith, after consultation with the Holding Company’s financial and legal advisors and taking into account all the terms and conditions of such proposal and this Agreement (including without limitation, any financing commitments to Holding Company), are more favorable to the stockholders of the Holding Company than the transactions contemplated by this Agreement and (4) is, in the reasonable judgment of the Board of Directors of the Holding Company, reasonably likely to be completed on its stated terms, taking into account all financial, regulatory, legal and other aspects of such inquiry, proposal or offer.

As used in this Agreement, the term “Affiliate” shall mean, with respect to any specified person, (1) any other person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified person, (2) any other person which is a director, officer or partner, of the specified person or a person described in clause (1) of this paragraph, (3) another person of which the specified person is a director, officer or partner, (4) another person in which the specified person has a substantial beneficial interest or as to which the specified person serves as trustee or in a similar capacity, or (5) any relative or spouse of the specified person or any of the foregoing persons, any relative of such spouse or any spouse of any such relative.

(c) Stockholder Meeting. Holding Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is practicable for the purpose of voting upon the approval of the Merger and this Agreement. Holding Company will, through its Board of Directors, use its reasonable best efforts to obtain stockholder approval and, except to the extent otherwise required by the Board of Directors’ fiduciary duties under applicable law as set forth in Article V(b) above, will recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement. As soon as practicable, Holding Company shall prepare and cause to be filed with the SEC the related proxy material and shall use its reasonable best efforts to obtain clearance by the SEC for the mailing of such material to Holding Company stockholders. FBOP or Acquisition shall have the right to review the proxy material prior to filing with the SEC. Prior to the termination of this Agreement in accordance with Article XI(a) hereof: (i) nothing contained in Article V(b) shall limit in any way the obligation of Holding Company to convene and hold the stockholders meeting in accordance with this Article V(c), and (ii) Holding Company shall not submit to the vote of its stockholders any Competing Proposal.

(d) Consents. No later than 20 days from the date hereof, Holding Company shall, and shall cause the Savings Institution to, prepare or cause to be prepared and make all filings required to be made by either of them, if any, with Applicable Governmental Authorities and shall use its reasonable best efforts to obtain as promptly as possible all consents, waivers, approvals, authorizations, rulings or orders from all governmental or regulatory bodies or other entities and furnish true, correct and complete copies of each thereof to FBOP or Acquisition.

(e) Reports. Promptly after filing with the applicable authorities, Holding Company shall provide to FBOP or Acquisition copies of: (i) all reports filed with the SEC, including its Annual Report on Form 10-K for the year ended March 31, 2008, which in each case shall conform to the requirements for SEC Reports specified in Article II(i) above; and (ii) its Regulatory Reports, which in each case shall conform to the requirements for Regulatory Reports specified in Article II(j) above.

(f) Notice. Holding Company shall give prompt notice to FBOP or Acquisition of (i) any notice of, or other communication relating to, a default or event which with notice or lapse of time or both would become a default, received by Holding Company or any Subsidiary subsequent to the date of this Agreement and prior to the Effective Time, under its charter or bylaws or any indenture, or material instrument or agreement, to which

Holding Company or any Subsidiary is a party, by which it or any of its properties is bound or to which it or any of its properties is subject, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby and (iii) any matter which, if it had occurred prior to the date hereof, would have been required to be included on the Schedules hereto, subject to the proviso in clause (h)  below.

(g) Regulatory Matters. Holding Company shall, from the date hereof through the Effective Time, keep FBOP and Acquisition advised with respect to any and all regulatory matters or proceedings affecting Holding Company or Savings Institution and shall promptly forward to FBOP or Acquisition copies of all correspondence, notices, orders, memoranda or other written material received from any regulatory agency (to the extent not prohibited by law) and shall provide FBOP and Acquisition full access to its regulatory files to the extent not prohibited by law.

(h) Supplemental Information; Disclosure Supplements. From time to time prior to the Effective Time, Holding Company will promptly disclose in writing to FBOP and Acquisition any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed or which could render inaccurate any of the representations, warranties or statements set forth in this Agreement. From time to time prior to the Effective Time, Holding Company will promptly supplement or amend the Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedule that has been rendered inaccurate thereby; provided, however, that for purposes of determining the rights and obligations of the parties under this Agreement, any such supplemental or amended disclosure by Holding Company shall not entitle FBOP to refuse to consummate the transactions contemplated hereby unless such supplemental or amended disclosures, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(i) Cooperation. Subject to the terms and conditions of this Agreement, Holding Company and its Subsidiaries will execute such documents and other papers, provide such information, and take such further actions as may be reasonably requested by FBOP or Acquisition to carry out the provisions hereof and to consummate the Transaction.

(j) Best Efforts. Subject to the terms and conditions of this Agreement, Holding Company and the Subsidiaries shall use their commercially reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the Merger on a prompt basis.

(k) Resignations. Holding Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to effect, at or prior to the Effective Time, the resignation of those directors and officers of Holding Company or Savings Institution or any other Subsidiary of Holding Company designated in writing by FBOP (provided that any such resignation shall not prejudice any such person under any employment agreement).

(l) Private Placement. Holding Company shall, immediately following the execution of this Agreement, terminate the Private Placement without consummating any portion thereof.

ARTICLE VI

COVENANTS OF ACQUISITION AND FBOP

(a) Consents. Acquisition and FBOP shall, as soon as practicable, prepare and make all initial applications with all Applicable Governmental Authorities.

(b) Cooperation. Subject to the terms and conditions of this Agreement, Acquisition and FBOP shall execute such documents and other papers, provide such information, and take such further actions as may be reasonably requested by Holding Company to carry out the provisions hereof and to consummate the transactions contemplated hereby.

(c) Best Efforts. Subject to the terms and conditions of this Agreement, Acquisition and FBOP will use their commercially reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to obtain all necessary governmental or regulatory approvals, consents or non-objections and to otherwise consummate the Merger as promptly as practicable.

(d) Indemnification; Insurance.

(i) From and after the Effective Time through the sixth anniversary of the Effective Time, FBOP and the Surviving Corporation (each an “Indemnifying Party” and together the “Indemnifying Parties”), agrees to indemnify and hold harmless each present or former director or officer of Holding Company or any of its Subsidiaries, determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent to which Holding Company or such Subsidiary is or was required by law or their respective organizational documents to indemnify such Indemnified Parties and in the manner to which it could indemnify such parties under the organizational documents of Holding Company or such Subsidiary, as applicable, in each case as in effect on the date hereof, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(ii) Any Indemnified Party wishing to claim indemnification under this Section 6(d) upon learning of any such claim, suit, proceeding or investigation, shall promptly notify the appropriate Indemnifying Party thereof, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party to the extent such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or a conflict of interest exists or arises between the Indemnified Party and the Indemnifying Parties, the Indemnified Parties may retain counsel; provided that the Indemnifying Party shall not be liable for the expenses of more than one separate firm of attorneys for the Indemnified Parties in any one action or series of related actions in the same jurisdiction representing the Indemnified Parties who are parties to such action; (ii) the Indemnified Parties will cooperate in the defense of any such matter; (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent; (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(iii) For six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect Holding Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those officers and directors of Holding Company and its Subsidiaries who are currently covered by Holding Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable in any material respect to such directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided that in no event shall the Surviving Corporation be required to pay aggregate annual premiums for insurance under this Section 6(d)(iii) in excess of 200% of the aggregate premiums paid by the Company for the last full fiscal year prior to the date hereto on an annualized basis for such purpose and, if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to use its reasonable best efforts obtain a policy with the greatest coverage available for a cost not exceeding such amount. In lieu of the purchase of such insurance, the Surviving Corporation may in its discretion purchase a six-year extended reporting period endorsement under the Holding Company’s directors’ and officers’ liability insurance coverage providing at least the same level of insurance coverage as would otherwise be required to be maintained by the Surviving Corporation under this Section 6(d)(iv).

(iv) This Section 6(d) shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by each Indemnified Party, their respective heirs and personal representatives and shall be binding on FBOP, the Surviving Corporation and their respective successors and assigns.

(e) Regulatory Matters. FBOP and Acquisition shall, from the date hereof through the Effective Time, keep Holding Company advised with respect to any and all material regulatory matters or proceedings with respect to FBOP and Acquisition to the extent relevant to the Transaction (and to the extent not prohibited by law).

(f) Employee Matters.

(i)(A) To the extent that any employee who is actively employed by the Holding Company and its Subsidiaries on the Closing Date (“Covered Employees”) becomes eligible to participate in an employee benefit plan maintained by FBOP or any of its subsidiaries (other than the Holding Company or its Subsidiaries), FBOP shall cause such employee benefit plan to recognize the service of such Covered Employee with the Holding Company or its Subsidiaries (or their predecessor entities) for purposes of eligibility, participation, vesting and, except under defined benefit pension plans, benefit accrual under such employee benefit plan of FBOP or any of its subsidiaries, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service, and (B) with respect to any health, dental, vision plan or other welfare of FBOP or any of its subsidiaries (other than the Holding Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, use its reasonable best efforts to (1) cause any pre-existing condition limitations or eligibility waiting periods under such FBOP or subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Plan in which such Covered Employee participated immediately prior to the Effective Time, and (2) recognize any health, dental or vision expenses incurred by such Covered Employee in the year that includes the Closing (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of FBOP or any of its subsidiaries.

(ii) From and after the Effective Time, FBOP shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof with the prior written consent of FBOP, each employment agreement and change in control agreement listed on Schedule 2(ii) and the obligations of the Holding Company and its Subsidiaries as of the Effective Time under each Plan.

(iii) Nothing in this Section 6(d) shall be construed to limit the right of FBOP or any of its subsidiaries (including, following the Closing, the Holding Company and its Subsidiaries) to amend or terminate any Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6(f) be construed to require FBOP or any of its subsidiaries (including, following the Closing, the Holding Company and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing.

(g) Voting. FBOP agrees that at the meeting of the holders of shares of Holding Company Common Stock with respect to this Agreement, FBOP shall, and shall cause each Subsidiary that owns shares of Holding Company Common Stock to vote or consent to, or cause to be voted or consented to, all of its shares of Holding Company Common Stock to approve the Merger Agreement.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF ACQUISITION AND FBOP

The obligations of Acquisition and FBOP under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are, at their option, subject to the conditions that:

(a) Validity of Representation and Warranties. The representations and warranties of Holding Company (i) set forth in Section 2(d) shall be true and correct as of the date hereof and, in addition, shall be true and correct on and at the Effective Time with the same force and effect as though made on and at the Effective Time, except in each case for insignificant errors that will not in any way increase the consideration to be paid by FBOP or Acquisition hereunder and (ii) set forth in Article II, other than those described in the preceding clause (i), shall be true and correct as of the date hereof and, in addition, shall be true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein), on and at the Effective Time with the same force and effect as though made on and at the Effective Time, except, in the case of this clause (ii), where the failure to be so true and correct, individually or in the aggregate, as of the date hereof and as of the Effective Time has not had, and could not be reasonably likely to have, a Material Adverse Effect on Holding Company and Savings Institution, taken as a whole; provided that, in the case of clauses (i) and (ii), representations made as of a specific date shall be required to be true and correct (subject to the applicable qualifications set forth in clauses (i) and (ii)) as of such date only.

(b) Consents. The consents, waivers, approvals, authorizations or orders set forth on Schedule 7(b) shall have been obtained by Holding Company and copies of the same shall have been delivered to Acquisition and FBOP.

(c) Compliance with Covenants. Holding Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the Effective Time. The Schedules and information disclosed to FBOP pursuant to Article V(h) hereof, individually and in the aggregate, shall not have had nor could reasonably be expected to have a Material Adverse Effect.

(d) Dissenting Holding Company Shares. The holders of not more than 20% of the issued and outstanding shares of Holding Company Common Stock at the Effective Time shall have delivered and not withdrawn written notice of intent to demand payment of the fair value of their shares of Holding Company Common Stock pursuant to Section 262 of the GCL unless FBOP shall have consented to waive this condition, which consent shall not be unreasonably withheld.

(e) Adverse Changes. From March 31, 2008 to the Effective Time, there shall not have been any Material Adverse Effect on Holding Company and Savings Institution, taken as a whole.

(f) Closing Deliveries. FBOP and Acquisition shall have received the documents specified in Article  X(b).

(g) Effective Time. Subject to the provisions of Article XI(a)(vi), the Effective Time shall be no later than 5:00 P.M. Pacific Time on December 31, 2008.

(h) Pending Proceedings. No material litigation or administrative proceeding shall be pending as of the Effective Time seeking to restrain, enjoin or prohibit the consummation of this Agreement, the Merger or the Transaction which proceeding shall have a reasonable likelihood of success.

(i) Private Placement. The Private Placement shall have been terminated in accordance with Article VI(l).

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF HOLDING COMPANY

The obligations of Holding Company under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are, at its option, subject to the conditions that:

(a) Validity of Representations and Warranties. The representations and warranties of Acquisition and FBOP herein contained shall have been true and correct when made and, in addition, shall be true and correct in all material respects on and at the Effective Time with the same force and effect as though made on and at the Effective Time.

(b) Consents. The consents, waivers, approvals, authorizations or orders set forth on Schedule 8(b) shall have been obtained by Acquisition and FBOP and copies of the same shall have been delivered to Holding Company.

(c) Compliance with Covenants. Acquisition and FBOP shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Effective Time.

(d) Effective Time. Subject to the provisions of Article XI(a)(vi), the Effective Time shall be no later than 5:00 P.M. Pacific Time on December 31, 2008.

(e) Closing Deliveries. Holding Company shall have received the documents specified in Article X(c).

(f) Funds to Paying Agent. FBOP or Acquisition shall have made available to the Paying Agent the funds as described at Article I(l) hereof.

ARTICLE IX

CONDITIONS APPLICABLE TO ACQUISITION, FBOP

AND HOLDING COMPANY

The obligations of Acquisition, FBOP and Holding Company under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are subject to the following terms and conditions:

(a) Governmental Approvals. To the extent required by applicable law or regulation, the OTS, the OCC, the Federal Reserve Board, the FDIC and/or such other state or federal agencies whose approval of the Transaction and the other transactions contemplated by this Agreement is so required, shall have approved or authorized the Transaction and all of the transactions contemplated by this Agreement and such approval shall not contain Materially Burdensome Conditions. All other statutory or regulatory requirements for the legal consummation of the Transaction shall have been satisfied and all other required governmental consents and approvals for the legal consummation of the Transaction shall have been obtained.

(b) Fairness Opinion. Holding Company shall have received an opinion from Sandler dated as of the date of this Agreement to the effect that, in its opinion, the consideration to be paid to the stockholders of Holding Company hereunder is fair to such stockholders (other than FBOP) from a financial point of view.

(c) Injunction. The consummation of the Merger shall not have been restrained, enjoined or prohibited by any court or governmental authority of competent jurisdiction.

(d) Approval of Holding Company Stockholders. This Agreement shall have been approved and adopted at a duly called meeting of the stockholders of Holding Company Common Stock by at least a majority of the issued and outstanding shares of Holding Company Common Stock entitled to vote thereon.

ARTICLE X

CLOSING AND CLOSING DOCUMENTS

(a) Closing. The closing (“Closing”) under this Agreement shall be held at the offices of Locke Lord Bissell & Liddell LLP in Los Angeles, California, as promptly as practicable after the fulfillment or waiver of all the terms and conditions contained in Articles VII, VIII, IX and X of this Agreement, or at such other place and time as shall be mutually agreeable to the parties (the date of the Closing, the “Closing Date”).

(b) Holding Company Closing Documents. At the Closing, in addition to the deliveries described elsewhere in this Agreement, Holding Company shall deliver, or cause to be delivered, to FBOP and Acquisition:

(i) A certificate of Holding Company, signed by its Chief Executive Officer or President and its Chief Financial Officer, which shall confirm the compliance by Holding Company with its covenants and agreements contained in this Agreement to the standard set forth in Section 7(c) and the accuracy of the representations and warranties made by Holding Company in this Agreement to the standard set forth in Section 7(a).

(ii) A certificate of Holding Company’s inspector of elections as to the vote taken at the meeting of the holders of shares of Holding Company Common Stock with respect to this Agreement and as to the holders of shares of Holding Company Common Stock that shall have demanded payment of the fair value of their shares of Holding Company Common Stock pursuant to the GCL.

(iii) Written resignations, effective the Effective Time, of all officers of the Subsidiaries of Holding Company designated by FBOP pursuant to Section 6(k).

(iv) Certificate of Incorporation and Certificate of Good Standing of Holding Company each certified by the Secretary of State of Delaware within three (3) days prior to the Closing.

(v) Articles of Incorporation and Certificate of Good Standing of Savings Institution each certified by the OTS within ten (10) days prior to the Closing.

(vi) Original stock certificates evidencing the ownership of each of the Subsidiaries by Holding Company (or its subsidiaries) and the original corporate minute books of Holding Company and each of the Subsidiaries.

(vii) A schedule setting forth all Transaction Expenses, and indicating whether such amounts have been paid, which Schedule shall be certified as true, accurate and complete by the Chief Financial Officer of Holding Company, except for certain items that may be described as exceptions on such certificate; and releases or payoff letters from persons receiving or to receive payments constituting expenses if reasonably requested by FBOP.

(c) Acquisition Closing Documents. At the Closing, Acquisition shall deliver, or cause to be delivered, to Holding Company:

(i) A Certificate of Acquisition, signed by its President or Vice President, which shall confirm the compliance by Acquisition with its covenants and agreements contained in this Agreement and the accuracy of the representations and warranties made by it in this Agreement at and as of the Effective Time as if made at such time and as contemplated by this Agreement.

ARTICLE XI

TERMINATION AND TERMINATION FEE

(a) Termination. This Agreement and the Transaction may be terminated at any time prior to the filing of the Certificate of Merger with the Secretary of State of Delaware, whether before or after action by the stockholders of Holding Company as contemplated by Article V(c) of this Agreement and without further approval by the outstanding stockholders of Holding Company:

(i) by mutual written consent of the Boards of Directors of Acquisition and Holding Company;

(ii) by action of the Board of Directors of Acquisition in the event of a failure of a condition set forth in Article VII of this Agreement as of the time such condition is required hereunder to be fulfilled that is either incapable of being cured or that has continued without cure for 30 days after notice thereof to Holding Company; provided that such right to terminate this Agreement shall not be available to any party hereto that has breached in any material respect its obligations under this Agreement in any manner that shall have caused such failure of the Merger to be consummated;

(iii) by action of the Board of Directors of Holding Company in the event of failure of a condition set forth in Article VIII of this Agreement as of the time such condition is required hereunder to be fulfilled that is either incapable of being cured or that has continued without cure for 30 days after notice thereof to FBOP; provided that such right to terminate this Agreement shall not be available to any party hereto that has breached in any material respect its obligations under this Agreement in any manner that shall have caused such failure of the Merger to be consummated;

(iv) by action of the Board of Directors of either Acquisition or Holding Company in the event of a failure of a condition set forth in Article IX of this Agreement as of the time such condition is required hereunder to be fulfilled; provided that such right to terminate this Agreement shall not be available to any party hereto that has breached in any material respect its obligations under this Agreement in any manner that shall have caused such failure of the Merger to be consummated;

(v) by either the Holding Company or Acquisition if the Closing shall not have occurred on or before December 31, 2008, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; provided that FBOP may elect to extend such termination date for an additional three-month period in the event the condition in Article IX(a) (Governmental Approvals) has not been satisfied by December 31, 2008; it being understood that the Board of Directors of either Acquisition or Holding Company may terminate this Agreement if the Closing has not occurred by March 31, 2009;

(vi) by either the Holding Company or Acquisition if the approval of a majority of stockholders shall not have been obtained upon a vote taken thereon at a stockholders’ meeting or at any adjournment or postponement thereof;

(vii) by Acquisition, if (i) the Board of Directors of the Holding Company shall have failed to recommend in the Proxy Statement and at the stockholders’ meeting the approval of the Transaction or shall have effected a Change in Recommendation (or shall have resolved to do so), whether or not permitted by this Agreement, (ii) the Holding Company shall have materially breached its obligations under Article V(c) by failing to call, give notice of, convene and hold the stockholders meeting in accordance with Article V(c) or (iii) the Holding Company shall have either (a) willfully or (b) in any material respect, breached its obligations under Article V(b);

(viii) by the Holding Company in accordance with and subject to the terms and conditions of Article V(b)(vi);

(ix) by Acquisition if:

(1) the Holding Company: (x) pursuant to or within the meaning of any bankruptcy law: (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a custodian of it; or (D) makes a general assignment for the benefit of its creditors; or (y) takes, under any foreign laws relating to insolvency, any action comparable to the actions set forth in clause (x);

(2) a court of competent jurisdiction enters an order under any bankruptcy law that: (A) is for relief against the Holding Company or any Subsidiary of the Holding Company in an involuntary case; (B) appoints a custodian of the Holding Company or any Subsidiary of the Holding Company; or

(C) orders the winding up or liquidation of the Holding Company or any Subsidiary of the Holding Company; or (D) grants similar relief under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 days; or

(3)(A) the OTS or the FDIC (or other competent Governmental Entity having regulatory authority over the Savings Institution) appoints, under any applicable federal, state or local banking Law or Bankruptcy law, a custodian for the Savings Institution or for all or substantially all of the assets of the Savings Institution, or (B) the Savings Institution files with the OTS or the FDIC (or other competent Governmental Entity having regulatory authority over the Savings Institution) a notice of voluntary liquidation or other similar action under any applicable federal, state or local banking law, bankruptcy law or other similar law.

(b) Effect of Termination.

(i) In the event of termination of this Agreement by either the Holding Company or Acquisition as provided in Article XI(a), this Agreement shall forthwith become void and have no effect, and none of the Holding Company, Acquisition or any of their respective officers, directors, or Affiliates shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (1) this Article XI(b) (Effect of Termination), Article XIII(a) (Expenses) and Article XIII(d) (Governing Law) shall survive any termination of this Agreement and (2) notwithstanding anything to the contrary contained in this Agreement, neither the Holding Company nor Acquisition shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(ii) In the event that this Agreement is terminated by Acquisition pursuant to Article XI(a)(vii) or (a)(ix) (or, in any such case, is terminated pursuant to another paragraph of Article XI(a) at a time when this Agreement was terminable pursuant to one of the foregoing specified provisions), then the Holding Company shall reimburse FBOP for all expenses reasonably incurred by or on its behalf in connection with the transactions contemplated by this Agreement, including all reasonable expenses of counsel, accountants, investment bankers, experts and other consultants retained by Acquisition, FBOP and their respective Affiliates, in connection with the transactions contemplated hereby (and not theretofore paid or reimbursed by the Holding Company) (the “Purchaser Expenses”), provided that the reimbursement for Purchaser Expenses shall in no event exceed $5 million in the aggregate, within two business days after the receipt by the Holding Company of an invoice therefor; provided that the payment by the Holding Company of such expenses shall not relieve the Holding Company of any subsequent obligation to pay the Termination Fee pursuant to Article XI(a)(viii).

(iii) The Holding Company shall pay to or as directed by Acquisition the sum of $5 million (the “Termination Fee”) (x) prior to or concurrently with, and as a condition to, the termination of this Agreement by the Holding Company pursuant to Article XI(a)(viii) and (y) within two business days after the Agreement is terminated by Acquisition pursuant to Article XI(a)(vii).

(iv) Any expenses that become payable pursuant to subsection (ii) above and any Termination Fee or portion thereof that becomes payable pursuant to subsection (iii) above shall be paid by wire transfer of immediately available funds to an account designated by Acquisition in writing to the Holding Company.

(v) The Holding Company acknowledges that the agreements contained in subsections (ii) and (iii) above are an integral part of the transactions contemplated by this Agreement, that without such agreement by the Holding Company, FBOP would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the Holding Company fails to pay any amounts due under subsection (ii) and (iii) above within the time periods specified in such paragraphs, the Holding Company shall pay the reasonable costs and expenses (including reasonable legal fees and expenses) incurred by FBOP or Acquisition in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime rate of JPMorgan Chase Bank, N.A. from the date such amounts were required to be paid until the date of actual payment.

(c) Survival of Rights. Except as otherwise provided in paragraph (b) above, nothing in this Article XI or in this Agreement shall be construed as limiting the rights of any party in the event of a breach by any party of this Agreement.

(d) Other Remedies. Except as otherwise provided for herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

ARTICLE XII

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

Except for the agreements set forth in Articles I, VI(d), VI(e), XII, XIII(a), XIII(d), XIII(f), XIII(g) and XIII(h), and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, no representations, warranties or agreements shall survive beyond the Effective Time.

ARTICLE XIII

MISCELLANEOUS

(a) Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and incident to the consummation of the Merger and the Transaction. At least two business days prior to the Effective Time, the Holding Company shall provide FBOP with a statement of expenses incurred by the Holding Company or its Subsidiaries in connection with the Transaction to date together with a good faith estimate of all expenses to be incurred through the Effective Time.

(b) Entire Agreement. This Agreement (together with the Schedules and Exhibits hereto and the documents referred to herein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters.

(c) Modifications, Amendments and Waivers. At any time prior to the Effective Time, the parties hereto may, by written agreement, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, (c) waive compliance with any of the covenants or agreements contained in this Agreement, or (d) make any other modification of this Agreement approved by the respective Boards of Directors of the parties hereto. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

(d) Assignment; Governing Law; Consent to Jurisdiction. Except as provided in Article I(a) hereto, this Agreement shall not be assignable by any of the parties hereto and shall be construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. EACH PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PARTIES PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY EXPRESSLY SUBMITS AND CONSENTS IN

ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

(e) Schedules. All information set forth in the Schedules hereto shall be deemed a representation and warranty of Holding Company as to the accuracy and completeness of such information.

(f) Press Releases. Except as may otherwise be required by law or stock exchange regulation, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby (including without limitation, any announcement by Sandler) shall be made prior to the Effective Time by a party hereto or their representatives without advance approval thereof by each other party hereto. Holding Company and FBOP will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, the Transaction or any of the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, the parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof. In addition, the Holding Company and its Subsidiaries shall, except as may be required by law, (a) consult with FBOP regarding any material communication with customers, stockholders and employees related to the transactions contemplated hereby, (b) provide FBOP with stockholder lists of the Holding Company and (c) allow and facilitate contact by FBOP with stockholders of the Holding Company.

(g) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, overnight express service or confirmed facsimile transmission as follows:

If to Holding Company:	PFF Bancorp, Inc. 9337 Milliken Avenue Rancho Cucamonga, CA 91730
Facsimile: (409) 941-5430

Attn: Robert L. Golish

With a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
Facsimile: 212-403-2333

Attn: Trevor S. Norwitz

If to FBOP or Acquisition:	FBOP Corporation 11 West Madison Street Oak Park, IL 60302
Facsimile: 708-445-3223

Attn: Edward C. Fitzpatrick

With a copy to:	Locke Lord Bissell & Liddell LLP 111 South Wacker Drive Chicago, IL 60606
Facsimile: 312-443-0336 Attn: Colleen M. Hennessy

(h) Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party, which fees shall be in addition to any other relief which may be awarded.

(i) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

(j) No Waiver. No delay of, or omission in, the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

(k) Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(l) Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means included, without limitation.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PFF BANCORP, INC.

By:	/s/ ROBERT BURWELL
Name:	Robert Burwell
Title:	Chairman of the Board

CALIFORNIA MADISON HOLDINGS, INC.

By:	/s/ MICHAEL F. DUNNING
Name:	Michael F. Dunning
Title:	Executive Vice President and Chief Financial Officer

FBOP CORPORATION

By:	/s/ MICHAEL E. KELLY
Name:	Michael E. Kelly
Title:	Chairman

Annex B

VOTING AGREEMENT AND IRREVOCABLE PROXY

THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) is entered into as of June 13, 2008 by and among the stockholders listed on the signature page(s) hereto (collectively, the “Stockholders” and each individually, a “Stockholder”), and FBOP Corporation, an Illinois corporation (“FBOP”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

WHEREAS, as of the date hereof, the Stockholders collectively own of record and beneficially the shares of the Holding Company Common Stock (such shares being referred to herein collectively as the “Shares” and, for the avoidance of doubt, all references herein to a Stockholder’s Shares shall include not only all the Shares opposite such Stockholder’s name on Schedule I, but also all additional shares of Holding Company Common Stock that are owned directly or indirectly by such Stockholder), set forth opposite their respective names on Schedule I hereto subject in all cases to Transfers (as defined herein) of such Shares that have been made to Permitted Transferees (as defined herein) to the extent permitted by and in accordance with Section 2(a);

WHEREAS, concurrently with the execution of this Agreement, FBOP, California Madison Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of FBOP (“Acquisition”), and PFF Bancorp, Inc. (“Holding Company” or “Company”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Acquisition will be merged with and into the Company, and the Company will be the surviving corporation (the “Merger”); and

WHEREAS, as a condition to the willingness of FBOP to enter into the Merger Agreement, FBOP has required that the Stockholders enter into, and in order to induce FBOP to enter into the Merger Agreement, the Stockholders are willing to enter into, this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

Section 1. Voting of Shares.

(a) Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the meeting of the stockholders of the Company to consider the Transaction (“Company Stockholders’ Meeting”) or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder (i) will vote or consent to, or cause to be voted or consented to, all of his, her or its Shares to approve the Merger Agreement and (ii) will vote all of his, her or its Shares against, and not provide consents to, any and all Competing Transactions and agreements providing for Competing Transactions or any proposal or nomination made by a Person who is, or whose Affiliate is, making, or has communicated an intention to make, a proposal for a Competing Transaction. In the event the Merger Agreement is amended in accordance with its terms to provide for a tender offer structure, such Stockholder shall tender his, her or its Shares before the scheduled expiration date for such tender offer by FBOP.

(b) Each Stockholder hereby irrevocably grants to, and appoints, FBOP, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares at the Company Shareholders’ Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company with respect to any of the matters specified in, and in accordance and consistent with, Section 1(a). Each Stockholder understands and acknowledges that

FBOP is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Except as otherwise provided for herein, each Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the applicable provisions of the GCL. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

Section 2. Transfer of Shares; Non-Solicitation.

(a) Each Stockholder covenants and agrees that, without the written consent of FBOP, such Stockholder will not directly or indirectly (i) sell, assign, transfer (including by merger, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber, assign or otherwise dispose of (“Transfer”) any Shares or the Beneficial Ownership (as hereinafter defined) thereof (except to a Permitted Transferee), (ii) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or the Beneficial Ownership thereof or grant or agree to grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect Transfer of any Shares or the Beneficial Ownership thereof (except, in each case under clause (i) and this clause (iii), to a Permitted Transferee). For purpose of this Agreement, “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act (disregarding the reference to “within 60 days” in Rule 13d-3(d)(1)(i)). As used herein, a “Permitted Transferee” shall mean a Person that (A) is a signatory to this Agreement as of the date hereof, owns Shares continuously from the date hereof through the time of the action proposed under Section 2(a)(i) or Section 2(a)(iii), and has not violated this Agreement or (B) before such action proposed under Section 2(a)(i) or Section 2(a)(iii) occurs, agrees in writing, in form and substance to the reasonable satisfaction of FBOP, to be bound as a Stockholder under this Agreement and has not violated this Agreement. In connection with any Transfer of Shares to a Permitted Transferee, the transferring Stockholder may transfer its rights and obligations under this Agreement to the Permitted Transferee, but the transferring Stockholder shall remain primarily liable for all breaches of such obligations before such Transfer and shall remain secondarily liable for all breaches of such transferred obligations from and after such Transfer. Notwithstanding anything herein to the contrary, nothing in this Agreement shall permit any Transfer of Shares, Beneficial Ownership, rights or obligations or any other action that would otherwise be permitted by this Section 2(a) if such Transfer or other action would create any material impediment or delay to the performance or consummation of the Merger Agreement or this Agreement, including, without limitation, triggering the applicability of any state takeover statute or similar law to the Merger Agreement, this Agreement or any of the transactions contemplated by the Merger Agreement or this Agreement.

(b) Each Stockholder undertakes that, while this Agreement is in effect, except as contemplated by Section 8, such Stockholder shall not, directly or indirectly, (i) solicit, initiate, propose or knowingly encourage (including by way of furnishing information or assistance) or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Competing Transaction, (ii) agree to, approve, endorse or recommend any Competing Transaction, (iii) execute or enter into any letter of intent, agreement in principle, memorandum of understanding, agreement, option agreement, merger agreement, asset purchase or share exchange or issuance agreement, voting agreement or similar agreement or arrangement with respect to any Competing Transaction, (iv) enter into, continue, participate, engage or knowingly assist in any manner in negotiations or discussions with, or provide any non-public information or data to, any person (other than FBOP or any of its affiliates or representatives) relating to any Competing Transaction or (v) authorize any of such Stockholder’s officers, directors or employees (where applicable) or any investment banker, financial advisor, attorney, accountant or other representatives retained by such Stockholder or by any of its Affiliates to take any of the actions set forth in clauses (i) through (iv) of this Section 2(b).

Section 3. Waiver of Appraisal Rights. Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, dissenters’ rights or similar rights that Stockholder may have in connection with the transactions contemplated by the Merger.

Section 4. Reasonable Efforts to Cooperate.

(a) Except as contemplated by Section 8, each Stockholder will, without further consideration, promptly provide any information reasonably requested by the Company, FBOP or Acquisition for any regulatory application or filing made or approval sought in connection with the transactions contemplated by this Agreement or the Merger Agreement (including filings with the SEC or any other governmental entity).

(b) Each Stockholder hereby consents to the publication and disclosure in the Proxy Statement, statements of beneficial ownership filed by FBOP and its Affiliates (and any other documents or communications provided by FBOP, Acquisition or the Company to any governmental entity or to security holders of the Company) such Stockholder’s identity and Beneficial Ownership of the Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement.

(c) Each Stockholder agrees, while this Agreement is in effect, to notify FBOP promptly in writing (i) of the number of additional Shares, any options to purchase Shares or other securities of the Company acquired by such Stockholder, if any, after the date hereof and (ii) except to the extent specifically set forth in Section 8, if it receives, in its capacity as a Stockholder, any inquiries or proposals relating to the matters contemplated by Section 2(b) and to include in such notice the identity of the counterparty and the material provisions of the inquiry or proposal.

(d) Except to the extent specifically set forth in Section 8, each Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of FBOP, to carry out the intent of this Agreement.

(e) If Stockholder is the Beneficial Owner of the Shares but not the record owner, Stockholder agrees to take all actions necessary to cause the record owner and any nominees to vote all of the Shares in accordance with Section 1(a).

Section 5. Representations and Warranties of the Stockholders. Each Stockholder on such Stockholder’s own behalf hereby severally, and not jointly, represents and warrants to FBOP as follows:

(a) Ownership of Shares. Except as set forth on Schedule I hereto, the Stockholder (i) is the sole owner of record and Beneficial Owner of all of the Shares as set forth opposite his, her or its name on Schedule I hereto free and clear of any pledges, liens, security interests, mortgage, claims, defects or other encumbrances (except as created in favor of FBOP by this Agreement) and (ii) has sole voting power with respect to all of such Shares and has not entered into any voting agreement or voting trust with respect to any such Shares and except for this Agreement has not as of the date hereof granted a proxy, a consent or power of attorney with respect to such Shares and, so long as this Agreement is in effect, will not grant any such proxies, consents and powers of attorney with respect to such Shares that are inconsistent with this Agreement.

(b) Power, Binding Agreement. The Stockholder has the requisite power and authority to enter into and perform all of his, her or its obligations under this Agreement, including the granting of the irrevocable proxy pursuant to Section 1(b), and no further proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance by such Stockholder of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

(c) No Conflicts. The execution and delivery of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby by the Stockholder will not, result in any breach or violation of, require any consent under, be in conflict with or constitute a default (whether with notice of lapse of time or both) under any mortgage, bond, indenture, agreement, instrument, obligation, judgment, order, decree, law or regulation to which the Stockholder is a party or by which the Stockholder (or his, her or its Shares) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not in any material respect impair or adversely affect the Stockholder’s ability to perform his, her or its obligations under this Agreement.

(d) Brokers and Finders. Except as may be disclosed pursuant to the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from FBOP, Acquisition or the Company based on any arrangement made on behalf of Stockholder.

Section 6. Termination. This Agreement shall terminate upon the first to occur of (a) the Effective Time of the Merger and (b) any termination of the Merger Agreement in accordance with the terms thereof, or upon the mutual written consent of all of the parties hereto. Any such termination shall be without prejudice to liabilities arising hereunder before such termination.

Section 7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without posting any bond or other undertaking.

Section 8. Fiduciary Duties. Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as an owner of his, her or its respective Shares, and nothing herein shall be deemed to constitute an agreement or understanding by such Stockholder in his or her capacity as a director or officer of the Company or shall limit, prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, including any actions or inactions permitted under the Merger Agreement.

Section 9. Miscellaneous.

(a) Entire Agreement; Amendments, Modifications and Waivers. This Agreement and the Merger Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement or the Merger Agreement. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the applicable parties hereto; provided, that FBOP and Acquisition may waive compliance by any other party with any representation, agreement or condition otherwise required to be complied with by any such party under this Agreement or release any other party from its obligations under this Agreement, but any such waiver or release shall be effective only if in writing and executed by FBOP and Acquisition.

(b) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(c) Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, and (B) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware.

(d) Counterparts and Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

(e) Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by a recognized overnight courier service or by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

(i) if to a Stockholder to the address set forth below such Stockholder’s name on Schedule I to this Agreement;

(ii) if to the FBOP, to:

FBOP Corporation

11 West Madison Street

Oak Park, IL 60302

Attn: Edward C. Fitzpatrick

Facsimile Number: (708) 445-3223

with a copy to:

Locke Lord Bissell & Liddell LLP

111 South Wacker Drive

Chicago, IL 60606

Attn: Colleen M. Hennessy

Facsimile Number: (312) 443-0336

(iii) if to the Company, to:

PFF Bancorp, Inc.

9337 Milliken Avenue

Rancho Cucamonga, CA 91730

Attention: Robert L. Golish

Facsimile Number: (909) 941-5430

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Trevor Norwitz

Facsimile Number: (212) 403-1333

E-mail: tsnorwitz@wlrk.com

Any such notice, request, instruction or other document shall be deemed received (i) on the date delivered personally or delivered by confirmed facsimile transmission, (ii) on the next Business Day after it was sent by overnight courier, delivery charges prepaid or (iii) on the fourth Business Day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

(f) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.

(g) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment or delegation without such prior written consent shall be null and void, except that the FBOP may assign this Agreement to any Affiliate of FBOP without the consent of the Company or the Stockholders (provided that the FBOP shall remain liable for all of its obligations under this Agreement) and any Stockholder may assign this Agreement to the extent permitted by, and in accordance with, Section 2(a). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(h) Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

(i) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE OTHER PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

FBOP CORPORATION

By:	/s/ Michael E. Kelly
Name:	Michael E. Kelly
Title:	Chairman

STOCKHOLDERS:

/s/ GREGORY TALBOTT
Gregory Talbott

/s/ ROBERT BURWELL
Robert Burwell

/s/ LARRY RINEHART
Larry Rinehart

/s/ ROYCE STUTZMAN
Royce Stutzman

/s/ JIL STARK
Jil Stark

/s/ CURTIS MORRIS
Curtis Morris

/s/ STEPHEN MORGAN
Stephen Morgan

/s/ RICHARD CREAN
Richard Crean

/s/ KEVIN MCCARTHY
Kevin McCarthy

Acknowledged and Agreed

PFF BANCORP, INC.

By:	/s/ KEVIN MCCARTHY
Name:	Kevin McCarthy
Title:	President/Chief Executive Officer

SCHEDULE I

As of June 13, 2008

Stockholder Name and Address	Number of Shares
Gregory Talbott	234,757
Robert Burwell	86,097
Larry Rinehart	111,372
Royce Stutzman	16,055
Jil Stark	64,337
Curtis Morris	62,437
Stephen Morgan	11,100
Richard Crean	16,500
Kevin McCarthy	201,998
TOTAL:	804,653

Annex C

[Letterhead of Sandler O’Neill & Partners, L.P.]

June 13, 2008

Board of Directors

PFF Bancorp, Inc.

9337 Milliken Avenue

Rancho Cucamonga, California 91766

Ladies and Gentlemen:

PFF Bancorp, Inc. (“PFF”), FBOP Corporation (“FBOP”) and California Madison Holdings, Inc. (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of June 13, 2008 (the “Agreement”), pursuant to which PFF will be merged with and into Merger Sub, with PFF surviving as a wholly-owned subsidiary of FBOP (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of the common stock of PFF, par value $0.01 per share, issued and outstanding immediately prior to the Merger (the “PFF Common Stock”), except for certain shares specified in the Agreement, will be converted into the right to receive $1.35 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of PFF Common Stock.

Concurrently with the execution of the Agreement, FBOP loaned $7 million to PFF and PFF issued to FBOP a secured promissory note which, subject to applicable regulatory approvals, is convertible into shares of preferred stock of PFF having voting rights equivalent to 19.9% of the outstanding voting stock of PFF (the “Convertible Note”). The loan proceeds will be contributed to PFF Bank & Trust (the “Bank”) as additional capital. FBOP has also agreed to provide additional loans to the Bank if necessary to assist the Bank in meeting its liquidity needs. Also in connection with the transaction, PFF’s existing senior lender has agreed to extend the term of PFF’s outstanding term loan (the “Senior Loan”), which is secured by a pledge of 100% of the outstanding stock of the Bank, from June 16, 2008 to June 16, 2009 and to remove certain covenants and events of default from the loan agreement. The lender has also granted FBOP the option to purchase the Senior Loan at any time prior to June 16, 2009 and has the right to cause FBOP to purchase the Senior Loan in the event PFF fails to perform under the terms of the amended loan agreement. In the event FBOP purchases the Senior Loan from the lender, FBOP will, absent certain circumstances, be prohibited from exercising its rights to foreclose on the collateral until after December 16, 2008. PFF will also terminate its proposed $400 million private placement (the “Private Placement”) of units consisting of mandatorily convertible short-term notes and common stock (the “Units”).

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and the other agreements entered into in connection with the transaction, including the convertible promissory note issued to FBOP, the related pledge agreement and forbearance agreement, and the letter agreement between FBOP and PFF’s senior lender; (ii) certain financial statements and other historical financial information of PFF, the Bank and PFF’s other subsidiaries that were publicly available or provided to us by PFF that we deemed relevant; (iii) certain financial statements and other historical financial information of FBOP and its subsidiary, California National Bank (“CNB”), that were publicly available or provided to us by FBOP that we deemed relevant, and the views of certain members of senior management of FBOP and CNB regarding the business, financial condition, results of operations and prospects of FBOP and CNB; (iv) internal financial projections for PFF for the fiscal year ending March 31, 2009, as provided by and reviewed with senior management of PFF; (v) a comparison of certain financial information for PFF with similar publicly available information for certain other companies that we considered relevant; (vi) the publicly reported historical price and trading activity for

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June 13, 2008

PFF’s common stock; (vii) the private placement memorandum prepared in connection with the Private Placement and the proposed pricing for the Units; (viii) the current economic environment generally and the banking environment in particular, including the significant impact of the distressed real estate market on financial institutions, particularly in California; and (ix) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also discussed with certain members of PFF’s senior management the business, financial condition, results of operations, liquidity position, regulatory status and prospects of PFF and its subsidiaries. In the course of such discussions, we were advised that: (i) subsequent to the trading halt on PFF’s common stock initiated by the New York Stock Exchange on April 30, 2008 and PFF’s announcement that evening of its expected results of operations for the quarter ended March 31, 2008 and resulting “adequately capitalized” regulatory status, the Bank had experienced a substantial outflow of customer deposits and reduction in available liquidity; (ii) following certain subsequent adjustments to earnings and capital made by PFF in finalizing its March 31, 2008 financial statements, the Bank would be “undercapitalized” as of March 31, 2008 for regulatory purposes if directed by the Office of Thrift Supervision (the “OTS”) to amend its most recent regulatory report; (iii) PFF did not have sufficient funds to repay the Senior Loan due June 16, 2008 and the lender had indicated an unwillingness to extend the term more than 7 to 10 days; (iv) PFF had exercised its right to defer the payment of interest on its outstanding subordinated debt obligations underlying the company’s trust preferred securities; (v) current operations were not producing positive cash flows and given the Bank’s capital and liquidity status, the Bank’s ability to continue to originate loans or borrow any additional funds was severely constrained; (vi) PFF’s independent accountants had informed PFF that they were likely to issue a going concern qualification to their opinion on the March 31, 2008 financial statements; (vii) the OTS had informed PFF that it was considering requiring the Bank to enter into a cease and desist order requiring the Bank to increase capital, liquidity and earnings and reduce classified assets; and (viii) the disclosure of all of the above in PFF’s annual report on Form 10-K would likely result in further substantial outflows of deposits and the Bank might not have sufficient remaining sources of liquidity to fund such outflows.

With respect to the internal financial projections provided by PFF, PFF’s management confirmed to us that they reflected the best currently available estimates and judgment of such management regarding the future financial performance of PFF; however, in view of the current financial and regulatory condition of the company and economic conditions in PFF’s market, management could give no assurance that such financial performances would be achieved. In particular, management advised us that additional sources of capital would be required for PFF to continue operations through fiscal 2009, and that the amount of capital raised and costs associated with raising it would significantly impact the projections. Management also advised us that additional sales of classified assets would likely be required to reduce the Bank’s overall level of classified assets. While management believed that PFF’s allowance for loan and lease losses was adequate as of the date of the most recent financial statements available, management also advised us that, given current economic conditions, there was substantial risk that further provisions for loan losses would be necessary and that any sale of loans in the current market environment undertaken to increase liquidity or reduce classified assets would likely result in losses in excess of the related allowance for losses on such loans.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources or that was provided to us by PFF or FBOP and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of PFF and FBOP that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent valuation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of PFF or any of its subsidiaries, or the

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June 13, 2008

collectibility of any such assets, nor have we been furnished with any such valuations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of PFF and its subsidiaries, nor have we reviewed any individual credit files relating to PFF or any of its subsidiaries. Except as otherwise discussed in the two preceding paragraphs, we have assumed that there has been no material change in PFF’s assets, financial condition, results of operations, business, regulatory status or prospects since the date of the most recent financial statements made available to us. We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the Agreement will not be waived. Finally, with your consent, we have relied upon the advice PFF has received from its legal, accounting and tax advisors as to all legal, regulatory, accounting and tax matters relating to PFF, the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

We have acted as financial advisor to the board of directors of PFF in connection with the Merger and the issuance of the Convertible Note and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which is due upon our rendering of the opinion. An affiliate of ours has been engaged by PFF to act as a broker in connection with the potential sale of certain loans and to assist PFF in the securitization of certain loans, and a fee for such services may become payable to our affiliate if PFF should determine to discontinue such sales or securitizations in connection with the execution of the Agreement. PFF has also agreed to indemnify us against certain liabilities arising out of our engagement. As you are aware, we have provided certain other investment banking services to PFF in the past two years and have received compensation for such services.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to PFF and FBOP and their affiliates. We may also actively trade the equity or debt securities of PFF or its affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion has been approved by Sandler O’Neill’s fairness opinion committee. Our opinion is directed to the Board of Directors of PFF in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of PFF as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of PFF Common Stock and does not address the underlying business decision of PFF to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for PFF, or the effect of any other transaction in which PFF might engage. We also express no opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by the company’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of the company. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair to the holders of PFF Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Annex D

DELAWARE GENERAL CORPORATION LAW SECTION 262—APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PFF BANCORP, INC. P.O. BOX 2759 RANCHO CUCAMONGA, CA 91729

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by PFF Bancorp, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PFF Bancorp, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PFFBC1	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

PFF BANCORP, INC.

The Board of Directors unanimously recommends a vote “FOR” the proposals in Items 1 and 2.
1.	To adopt the Agreement and Plan of Merger dated as of June 13, 2008 by and among PFF Bancorp, FBOP Corporation, and California Madison Holdings, Inc.	For ☐	Against ☐	Abstain ☐

2.	To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.	For ☐	Against ☐	Abstain ☐

Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement for the Special Meeting to be held on September 25, 2008.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ ☐
Yes No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K for the fiscal year ended March 31, 2008 are available at www.proxyvote.com.

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PFF Bancorp, Inc. REVOCABLE PROXY

This Proxy is solicited on behalf of the Board of Directors of PFF Bancorp, Inc.

for the Special Meeting of Stockholders to be held on September 25, 2008.

The undersigned stockholder of PFF Bancorp, Inc. hereby appoints Jil H. Stark and Royce A. Stutzman, each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of PFF Bancorp, Inc. held of record by the undersigned on August 22, 2008, at the Special Meeting of Stockholders (the “Special Meeting”) to be held at 9:30 A.M., local time, on September 25, 2008, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement, dated August 26, 2008 and upon such other matters as may properly come before the Special Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the proposals listed in Items 1 and 2.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE

AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)